    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1996
                                                          REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                        UNITED WISCONSIN SERVICES, INC.
             (Exact name of registrant as specified in its charter)

        WISCONSIN                       6324                    39-1431799
(State of incorporation)    (Primary Standard Industrial     (I.R.S. Employer
                            Classification Code Number)    Identification No.)

                            401 WEST MICHIGAN STREET
                        MILWAUKEE, WISCONSIN 53203-2896
                                 (414) 226-6900
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

        THOMAS R. HEFTY, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        UNITED WISCONSIN SERVICES, INC.
                            401 WEST MICHIGAN STREET
                        MILWAUKEE, WISCONSIN 53203-2896
                                 (414) 226-6900

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   Copies to:

     Geoffrey R. Morgan                                         Randall J. Erickson
  Michael Best & Friedrich                                     Godfrey & Kahn, S.C.
  100 East Wisconsin Avenue                                   780 North Water Street
 Milwaukee, Wisconsin 53202                                 Milwaukee, Wisconsin 53202
       (414) 271-6560                                             (414) 273-3500

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE AND THE EFFECTIVE TIME OF THE MERGER OF AMERICAN MEDICAL SECURITY GROUP, INC. WITH AND INTO THE REGISTRANT, AS DESCRIBED HEREIN.
                            ------------------------

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
         TITLE OF SECURITIES              AMOUNT TO BE       OFFERING PRICE        AGGREGATE        REGISTRATION
          TO BE REGISTERED                 REGISTERED          PER SHARE       OFFERING PRICE (1)     FEE (1)
Common Stock, no par value...........   4,000,000 shares          N/A                 N/A               $559

(1) Estimated in accordance with Rule 457(f)(2) of the Securities Act solely for purposes of calculating the registration fee on the basis of the book value, as of June 30, 1996, of securities of AMSG to be canceled in the Merger of AMSG into Registrant ($68,630,000) LESS the aggregate amount of cash paid by the Registrant to holders of AMSG securities ($67,010,000).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        UNITED WISCONSIN SERVICES, INC.
                            401 WEST MICHIGAN STREET
                        MILWAUKEE, WISCONSIN 53203-2896

                                                                          , 1996

Dear Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders (the "UWS Special Meeting") of United Wisconsin Services, Inc. ("UWS"), which will be
held on          ,          , 1996, at 11:00 a.m., local time, at          ,
         , Wisconsin. A notice of the UWS Special Meeting, a proxy statement and a proxy card are enclosed. All holders of UWS's outstanding shares of common
stock, no par value per share ("UWS Common Stock"), as of               , 1996
(the "Record Date") will be entitled to notice of and to vote at the UWS Special Meeting.

    At the UWS Special Meeting, you will be asked to consider and vote upon a proposal to approve the merger (the "Merger") of American Medical Security Group, Inc. ("AMSG") with and into UWS pursuant to an Agreement and Plan of Merger between AMSG, Blue Cross & Blue Shield United of Wisconsin, UWS, Wallace
J. Hilliard and Ronald A. Weyers (the "Merger Agreement"). Pursuant to the Merger Agreement, the respective businesses of UWS and AMSG will be combined, and all of the outstanding shares of capital stock of AMSG (other than shares held by UWS and shares with respect to which dissenters' rights are exercised) and options to purchase AMSG capital stock will be converted into the right to receive an aggregate of 4,000,000 shares of, or options to purchase, UWS Common Stock and $67,010,000 in cash (less applicable expenses) in accordance with the Merger Agreement. You will also be asked to approve amendments to the United Wisconsin Services, Inc. Equity Incentive Plan (the "Plan Amendments"). The amendments increase the number of shares available for granting, limit the number of shares which may be granted to individual participants, change the requirements for membership on the committee which administers the plan, and permit the gifting of nonqualified options. To UWS's knowledge after reasonable inquiry, each of UWS's executive officers and directors, holding in the aggregate 49,960 shares of UWS Common Stock (approximately 0.4% of the outstanding shares of UWS Common Stock), currently intends to vote all shares of UWS Common Stock held of record or beneficially owned by such person for approval and adoption of the Merger Agreement and the Plan Amendments. You should read carefully the accompanying Notice of Special Meeting of Shareholders and the Joint Proxy Statement/Prospectus for details of the Merger and the Plan Amendments.

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND HAS DETERMINED THAT THE MERGER AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF UWS AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE PLAN AMENDMENTS, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE PLAN AMENDMENTS.

    Your vote is important. Whether or not you plan to attend the UWS Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. Failure to return a properly executed proxy card or to vote at the UWS Special Meeting will have the same effect as a vote against the Merger. Your proxy may be revoked at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares or by filing with the Secretary of UWS a written revocation bearing a later date. If you attend the UWS Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          Thomas R. Hefty
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

                        UNITED WISCONSIN SERVICES, INC.
                            401 WEST MICHIGAN STREET
                        MILWAUKEE, WISCONSIN 53203-2896
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD             , 1996

TO THE SHAREHOLDERS OF UNITED WISCONSIN SERVICES, INC.

    A Special Meeting of Shareholders (the "UWS Special Meeting") of United Wisconsin Services, Inc., a Wisconsin corporation ("UWS"), will be held on
            , 1996, at 11:00 a.m., local time, at             ,             ,
Wisconsin for the following purposes:

    1. To consider and vote upon a proposal to approve the merger (the "Merger") of American Medical Security Group, Inc. ("AMSG") with and into UWS pursuant to an Agreement and Plan of Merger among AMSG, Blue Cross & Blue Shield United of Wisconsin, UWS, Wallace J. Hilliard and Ronald A. Weyers (the "Merger Agreement"). Pursuant to the Merger Agreement, the respective businesses of UWS and AMSG will be combined, and all of the outstanding shares of capital stock of AMSG (other than shares held by UWS and shares with respect to which dissenters' rights are exercised) and options to purchase AMSG capital stock will be converted into the right to receive an aggregate of 4,000,000 shares of, or options to purchase, UWS Common Stock and $67,010,000 in cash (less applicable expenses) in accordance with the Merger Agreement. The Merger, including the shares of UWS Common Stock to be issued and the cash to be paid in connection with the Merger, is more completely described in the accompanying Joint Proxy Statement/Prospectus, and a copy of the Merger Agreement is attached as Appendix A thereto.

    2. To consider and vote upon a proposal to amend the United Wisconsin Services, Inc. Equity Incentive Plan (the "Plan Amendments"). The Plan Amendments will increase the number of shares available for granting, limit the number of shares which may be granted to individual participants, change the requirements for membership on the committee which administers the plan, and permit the gifting of nonqualified options. Approval of the Plan Amendments is a condition to consummation of the Merger.

    3. To transact such other business as may properly come before the UWS Special Meeting or any adjournment or postponement thereof.

    Only holders of record of UWS Common Stock at the close of business on
            , 1996, the record date for the UWS Special Meeting, are entitled to notice of and to vote at the UWS Special Meeting and any adjournment or postponement thereof.

    THE MERGER AGREEMENT, THE MERGER AND THE PLAN AMENDMENTS HAVE BEEN APPROVED AND ADOPTED BY THE BOARD OF DIRECTORS OF UWS (THE "UWS BOARD"). THE UWS BOARD HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED MERGER, THE MERGER AGREEMENT AND THE PLAN AMENDMENTS AND THE UWS BOARD BELIEVES THE MERGER, THE MERGER AGREEMENT AND THE PLAN AMENDMENTS ARE FAIR TO AND IN THE BEST INTERESTS OF UWS AND ITS SHAREHOLDERS. THE UWS BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND FOR THE ADOPTION AND APPROVAL OF THE PLAN AMENDMENTS.

    Your vote is important. Whether or not you plan to attend the UWS Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. Failure to return a properly executed proxy card or to vote at the UWS Special Meeting will have the same effect as a vote against the Merger. Your proxy may be revoked at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares or by filing with the Secretary of UWS a written revocation bearing a later date. If you attend the UWS Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          UNITED WISCONSIN SERVICES, INC.

                                          Thomas R. Hefty
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

Milwaukee, Wisconsin
            , 1996

                     AMERICAN MEDICAL SECURITY GROUP, INC.
                               3100 AMS BOULEVARD
                           GREEN BAY, WISCONSIN 54313

                                                                          , 1996

Dear Stockholder:

    A Special Meeting of Stockholders (the "AMSG Special Meeting") of American
Medical Security Group, Inc. ("AMSG") will be held on         ,         , 1996,
at          , local time, at         ,         , Wisconsin. A notice of the AMSG
Special Meeting, a proxy statement and a proxy card are enclosed. All holders of AMSG outstanding shares of common stock, $1.00 par value per share ("AMSG Common Stock"), as of ________, 1996 (the "AMSG Record Date") will be entitled to notice of and to vote at the AMSG Special Meeting.

    At the AMSG Special Meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger dated July 31, 1996 by and between AMSG, United Wisconsin Services, Inc. ("UWS"), Blue Cross & Blue Shield United of Wisconsin, Wallace J. Hilliard and Ronald A. Weyers (the "Merger Agreement"), providing for the merger (the "Merger") of AMSG with and into UWS, as described in the accompanying Joint Proxy Statement/Prospectus. Pursuant to the Merger, AMSG and UWS will combine their respective businesses and (i) each outstanding share of AMSG Common Stock, other than dissenters' shares and shares held by UWS, will be converted into the right to receive, after expenses, approximately $382 in cash and approximately 24 shares of common stock, no par value, of UWS (the "UWS Common Stock"), for each share of AMSG Common Stock, (ii) all outstanding shares of capital stock of AMSG held by UWS will be canceled, and (iii) each outstanding option to acquire AMSG Common Stock (the "AMSG Options") will be converted into an option to purchase approximately
42.4 shares of UWS Common Stock for each share of AMSG Common Stock subject to such option at an exercise price of approximately $4.67 per share. In addition, approximately $52 per share of AMSG Common Stock will be placed in escrow to indemnify UWS against possible liability for claims under the Merger Agreement. See "THE MERGER -- Escrow Agreement" for more information. For more information regarding the consideration to be received by AMSG stockholders and holders of AMSG Options in the Merger, please refer to the accompanying Joint Proxy Statement/Prospectus, under "THE MERGER -- Terms of the Merger -- Conversion of AMSG Common Stock in the Merger" and "--Conversion of AMSG Stock Options in the Merger."

    All of the outstanding shares of AMSG Common Stock, other than shares owned by UWS, are subject to a Voting Trust Agreement dated as of February 3, 1989, pursuant to which Ron Weyers and I, as trustees, are empowered to vote all of the shares subject thereto. We have determined, however, to vote the AMSG Common Stock in accordance with the instructions of the holders of record of the trust certificates issued under the Voting Trust Agreement.

    The AMSG Board of Directors has approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is in the best interests of AMSG and its stockholders. After careful consideration, the Board of Directors recommends a vote in favor of the Merger. Ron Weyers and I have agreed to vote our shares of AMSG Common Stock in favor of the Merger and urge you to do the same.

    In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by AMSG shareholders at the AMSG Special Meeting, and a form of appointment of proxy. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about UWS and AMSG.

                                          Sincerely,
                                          Wallace J. Hilliard,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Green Bay, Wisconsin
            , 1996

                     AMERICAN MEDICAL SECURITY GROUP, INC.
                               3100 AMS BOULEVARD
                           GREEN BAY, WISCONSIN 54313
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON         , 1996

TO THE STOCKHOLDERS:

    A Special Meeting of Stockholders (the "AMSG Special Meeting") of American Medical Security Group, Inc., a Delaware corporation ("AMSG"), will be held
on            ,             , 1996, at          , local time, at             ,
            , Wisconsin. At the AMSG Special Meeting, AMSG's stockholders will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated July 31, 1996 by and between AMSG, United Wisconsin Services, Inc. ("UWS"), Blue Cross & Blue Shield United of Wisconsin, Wallace J. Hilliard and Ronald A. Weyers (the "Merger Agreement") providing for the merger (the "Merger") of AMSG with and into UWS, as described in the accompanying Joint Proxy Statement/Prospectus. Pursuant to the Merger, AMSG and UWS will combine their respective businesses and (i) each outstanding share of AMSG common stock, $1.00 par value (the "AMSG Common Stock"), other than dissenters' shares and shares held by UWS, will be converted into the right to receive, after expenses, approximately $382 in cash and approximately 24 shares of common stock, no par value per share, of UWS (the "UWS Common Stock") for each share of AMSG Common Stock, (ii) all outstanding shares of capital stock held by UWS will be canceled, and (iii) each outstanding option to acquire AMSG Common Stock (the "AMSG Options") will be converted into an option to purchase approximately 42.4 shares of UWS Common Stock for each share of AMSG Common Stock subject to such option at an exercise price of approximately $4.67 per share. In addition, approximately $52 per share of AMSG Common Stock will be placed in escrow to indemnify UWS against possible liability for claims under the Merger Agreement. See "THE MERGER -- Escrow Agreement" for more information. The consideration to be paid for the AMSG Common Stock and the options to acquire AMSG Common Stock is described in more detail in the accompanying Joint Proxy Statement/Prospectus under "THE MERGER -- Terms of the Merger Conversion of AMSG Common Stock in the Merger" and "-- Conversion of AMSG Stock Options in the Merger." The Merger is more fully described in, and the Merger Agreement is attached in its entirety to, the accompanying Joint Proxy Statement/Prospectus.

    Only stockholders of record at the close of business on             , 1996,
are entitled to notice of and to vote at the Special Meeting, or at any continuance(s) or adjournment(s) thereof. APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF SHARES REPRESENTING A MAJORITY OF THE NUMBER OF SHARES OF AMSG COMMON STOCK OUTSTANDING. The Merger Agreement and the Merger have been approved and adopted by the Board of Directors of AMSG (the "AMSG Board"). The AMSG Board has carefully reviewed and considered the terms and conditions of the proposed Merger and the Merger Agreement and the AMSG Board believes the Merger and the Merger Agreement are fair to and in the best interests of AMSG and its stockholders. THE AMSG BOARD RECOMMENDS A VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

    AS DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, STOCKHOLDERS OF AMSG WILL BE ENTITLED TO PAYMENT OF THE FAIR VALUE OF THOSE SHARES WHICH ARE NOT VOTED IN FAVOR OF THE MERGER AGREEMENT, IF WRITTEN NOTICE OF THE STOCKHOLDERS' INTENT TO DEMAND PAYMENT IF THE MERGER AGREEMENT AND MERGER ARE APPROVED IS DELIVERED TO AMSG BEFORE THE VOTE IS TAKEN AND THE REQUIREMENTS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW ARE MET.

                                          By Order of the Board of Directors,
                                          Wallace J. Hilliard
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
Green Bay, Wisconsin
            , 1996

                             JOINT PROXY STATEMENT
                                       OF
                        UNITED WISCONSIN SERVICES, INC.
                                      AND
                     AMERICAN MEDICAL SECURITY GROUP, INC.

                            ------------------------

                                   PROSPECTUS
                                       OF
                        UNITED WISCONSIN SERVICES, INC.
                            ------------------------

    This Joint Proxy Statement/Prospectus is being furnished to shareholders of United Wisconsin Services, Inc., a Wisconsin corporation ("UWS"), in connection with the solicitation of proxies by UWS's Board of Directors for use at the Special Meeting of Shareholders of UWS (the "UWS Special Meeting") to be held on
                , 1996, at                 ,                 , Wisconsin,
commencing at 11:00 a.m., local time, and at any adjournment or continuance thereof.

    This Joint Proxy Statement/Prospectus is also being furnished to stockholders of American Medical Security Group, Inc., a Delaware corporation ("AMSG"), in connection with the solicitation of proxies by the Board of Directors of AMSG for use at the Special Meeting of Stockholders of AMSG (the
"AMSG Special Meeting") to be held on                 , 1996, at
                ,                 , Wisconsin, commencing at 11:00 a.m., local
time, and at any adjournment or continuance thereof.

    This Joint Proxy Statement/Prospectus relates to the proposed merger of AMSG with and into UWS (the "Merger"). UWS has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to 4,000,000 shares of common stock, no par value, of UWS (the "UWS Common Stock"), issuable as part of the consideration for the Merger. This Joint Proxy Statement/Prospectus constitutes the Prospectus of UWS with respect to the shares of UWS Common Stock to be issued in the Merger. All information contained in this Joint Proxy Statement/Prospectus relating to UWS has been supplied by UWS, and all information contained herein relating to AMSG has been supplied by AMSG.

    This Joint Proxy Statement/Prospectus is first being mailed to shareholders
of UWS and AMSG on or about                 , 1996.

    THE SHARES OF UWS COMMON STOCK ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    FOR A DESCRIPTION OF CERTAIN FACTORS AMSG STOCKHOLDERS SHOULD CONSIDER IN EVALUATING THE MERGER AND THE RECEIPT OF THE UWS COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS".

                            ------------------------

  The date of this Joint Proxy Statement/Prospectus is                 , 1996.

                             AVAILABLE INFORMATION

    UWS is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain regional offices of the Commission located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an internet web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as UWS that file electronically with the Commission. In addition, UWS Common Stock is included for quotation on the New York Stock Exchange ("NYSE") and such reports, proxy and information statements, registration statements and other information concerning UWS should be available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 (the "Registration Statement") filed by UWS with the Commission under the Securities Act, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits as a part thereof, are available for inspection and copying as set forth above.

    AMSG is not subject to the information and reporting requirements of the Exchange Act.

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/ PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO THE SECRETARY, UNITED WISCONSIN SERVICES, INC., 401 WEST MICHIGAN STREET, MILWAUKEE, WISCONSIN 53203-2896, TELEPHONE (414) 226-6900. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY
REQUEST SHOULD BE MADE BEFORE                 , 1996.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING, BUT NOT LIMITED TO THE SECTIONS ENTITLED "RISK FACTORS," "BACKGROUND OF AND REASONS FOR THE MERGER," "THE MERGER," "AMSG MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF AMSG AND UWS. SUCH FORWARD LOOKING STATEMENTS ARE SUBJECT TO INHERENT RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) COMPETITIVE PRESSURE IN THE HEALTHCARE INDUSTRY INCREASES SIGNIFICANTLY; (3) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF AMSG AND UWS ARE GREATER THAN EXPECTED; AND (4) GENERAL ECONOMIC CONDITONS, EITHER NATIONALLY OR IN THE STATES IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    UWS's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 previously filed with the Commission pursuant to the Exchange Act are incorporated herein by reference. All documents filed by UWS pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the UWS Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed. The information relating to UWS contained in this Joint Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Joint Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UWS OR AMSG. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NOR THE ISSUANCE OR DELIVERY OF ANY SHARES OF UWS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UWS OR AMSG SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/ PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           -----
SUMMARY...............................................................        1
    General...........................................................        1
    The Companies.....................................................        1
    Meetings of Shareholders..........................................        1
    The Merger........................................................        2
    Risk Factors......................................................        6
    Selected Consolidated Financial Data of UWS.......................        7
    Selected Consolidated Financial Data of AMSG......................        8
RISK FACTORS..........................................................        9
SELECTED HISTORICAL AND PRO FORMA UNAUDITED CONDENSED CONSOLIDATED
 FINANCIAL DATA.......................................................       11
UWS AND AMSG PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
 DATA.................................................................       12
COMPARATIVE PER SHARE DATA............................................       13
HISTORICAL AND PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
 STATEMENTS...........................................................       14
COMPARATIVE PER SHARE MARKET INFORMATION..............................       26
    UWS...............................................................       26
    AMSG..............................................................       26
SPECIAL MEETING OF UWS SHAREHOLDERS...................................       27
    General...........................................................       27
    Matters to be Considered at the UWS Special Meeting...............       27
    Record Date; Shares Entitled to Vote; Vote Required...............       27
    Proxies; Proxy Solicitation.......................................       28
SPECIAL MEETING OF AMSG SHAREHOLDERS..................................       28
    General...........................................................       28
    Matters to be Considered at the AMSG Special Meeting..............       29
    Record Date; Shares Entitled to Vote; Vote Required...............       29
    Proxies; Proxy Solicitation.......................................       29
BACKGROUND OF AND REASONS FOR THE MERGER..............................       30
    Background........................................................       30
    UWS's Reasons for the Merger......................................       33
    AMSG's Reasons for the Merger.....................................       33
    Opinion of UWS Financial Advisor..................................       34
    Recommendation of UWS Board.......................................       38
    Recommendation of AMSG Board......................................       38
THE MERGER............................................................       38
    Terms of the Merger...............................................       38
    Effective Time of the Merger......................................       39
    Exchange of AMSG Stock............................................       39
    Representations and Warranties....................................       40
    Business of AMSG Pending the Merger...............................       40
    Covenants of AMSG and UWS.........................................       41
    Voting Agreements.................................................       42
    Conditions; Waivers...............................................       42
    Termination; Amendment............................................       43
    Indemnification Agreements........................................       44

                                                                           PAGE
                                                                           -----
    Escrow Agreement..................................................       44
    Resale of UWS Common Stock Issued in the Merger; Affiliates.......       45
    Registration of UWS Common Stock Issued in the Merger:
     Registration Rights and Stock Restriction Agreement..............       45
    Listing of UWS Common Stock on New York Stock Exchange............       46
    Certain Federal Income Tax Considerations.........................       46
    Accounting Treatment..............................................       47
    Management and Operations of AMSG After the Merger................       47
    Expenses and Fees.................................................       47
RIGHTS OF DISSENTING SHAREHOLDERS.....................................       47
    AMSG Stockholders.................................................       47
    UWS Shareholders..................................................       50
CONFLICTS OF INTEREST.................................................       51
BUSINESS OF UWS.......................................................       53
BUSINESS OF AMSG......................................................       53
AMSG MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS................................................       54
    Overview..........................................................       54
    Results of Operations.............................................       54
    Liquidity and Capital Resources...................................       57
    Inflation.........................................................       58
    Health Care Reform................................................       59
STOCK OWNED BY AMSG MANAGEMENT AND PRINCIPAL SHAREHOLDERS.............       60
APPROVAL OF AMENDMENTS TO UNITED WISCONSIN SERVICES, INC. EQUITY
 INCENTIVE PLAN.......................................................       60
DESCRIPTION OF UWS CAPITAL STOCK......................................       63
    Common Stock......................................................       63
    Preferred Stock...................................................       64
    Certain Charter and Bylaw Provisions..............................       64
    Certain Statutory Provisions......................................       64
    Transfer Agent and Registrar......................................       65
COMPARATIVE RIGHTS OF AMSG STOCKHOLDERS AND UWS SHAREHOLDERS..........       65
    Comparison of Shareholder Rights..................................       65
    Takeover Statutes.................................................       67
    Directors.........................................................       68
    Action Without A Meeting..........................................       69
    Amendment of Corporate Charter....................................       69
    Stockholder Derivative Proceedings................................       69
LEGAL OPINION.........................................................       70
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS..........................       70
EXPERTS...............................................................       70
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS -- AMERICAN MEDICAL
 SECURITY GROUP, INC..................................................      F-1

                                    SUMMARY

    CERTAIN SIGNIFICANT MATTERS DISCUSSED IN THIS JOINT PROXY
STATEMENT/PROSPECTUS ARE SUMMARIZED BELOW. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS (INCLUDING THE APPENDICES HERETO).

GENERAL

    This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of American Medical Security Group, Inc., a Delaware corporation ("AMSG"), with and into United Wisconsin Services, Inc., a Wisconsin corporation ("UWS"). Subject to the approval of the Merger by the stockholders of AMSG at
the Special Meeting of AMSG stockholders scheduled to be held on             ,
1996 (the "AMSG Special Meeting"), and by the shareholders of UWS at the Special
Meeting of UWS shareholders scheduled to be held on             , 1996 (the "UWS
Special Meeting") and subject to the satisfaction or waiver of certain other conditions, the Merger will be effected pursuant to the terms of an Agreement and Plan of Merger dated as of July 31, 1996 (the "Merger Agreement") between AMSG, Blue Cross & Blue Shield United of Wisconsin ("BCBSUW"), UWS, Wallace J. Hilliard and Ronald A. Weyers, a copy of which is attached hereto as Appendix A and is incorporated herein by reference.

THE COMPANIES

    UNITED WISCONSIN SERVICES, INC.  UWS is a leading managed care company with
(i) the largest health maintenance organization ("HMO") membership in Wisconsin,
(ii) significant small group preferred provider ("PPO") products, and (iii) substantial operations in specialty managed care and other products, including a large dental HMO division of UWS ("Dentacare"), as well as life and disability insurance, workers' compensation insurance, mental health and other businesses. UWS has been successful in consistently growing its revenue within its existing businesses, as well as by acquisition and other strategic arrangements. UWS was formed to operate the for-profit managed care operations of Blue Cross & Blue Shield United of Wisconsin ("BCBSUW"), which will own approximately 37% of UWS's outstanding Common Stock upon completion of the Merger and after giving effect to UWS's issuance of shares therein. UWS was incorporated in Wisconsin in 1983. The mailing address of UWS's principal executive offices is 401 West Michigan Street, Milwaukee, Wisconsin 53203-2896, and its telephone number is (414) 226-6900.

    AMERICAN MEDICAL SECURITY GROUP, INC. AMSG, through American Medical Security, Inc. ("AMS"), a wholly owned subsidiary, develops, markets and administers managed care insurance products, specialty group insurance products and administrative services for small groups pursuant to its joint venture with UWS. American Medical Security Insurance Company, Inc. ("AMSIC"), also a wholly owned subsidiary of AMSG, assumes via reinsurance 50% of the health and life insurance products administered by AMS and underwritten by United Wisconsin Life Insurance Company ("UWLIC") and United Wisconsin Insurance Company ("UWIC"), both of which are subsidiaries of UWS. Finally, through various HMOs with which AMSG has entered into joint ventures, AMS has gained access to certain markets that otherwise would not be available. For example, AMS has used such HMOs as a tool to access large employer groups and, in certain locations, the Medicaid population. The mailing address of AMSG's principal executive offices is 3100 AMS Boulevard, Green Bay, Wisconsin 54313, and its telephone number is (414) 661-1111.

MEETINGS OF SHAREHOLDERS

    UWS SPECIAL MEETING.  The UWS Special Meeting is scheduled to be held on
            , 1996 at 11:00 a.m., local time, at
                                 ,          , Wisconsin. At the UWS Special
Meeting, shareholders of UWS will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the Merger, (ii) a proposal to amend the United Wisconsin Services, Inc. Equity Incentive Plan (the "UWS Equity Incentive Plan") to increase the number of shares available for grants, limit the number of shares which may be granted to individual participants, change the requirements for membership on the committee which administers the plan, and permit the gifting of nonqualified options; and (iii) such other business as may be properly brought before the UWS Special Meeting.

    Only holders of record of UWS Common Stock at the close of business on
            , 1996 are entitled to notice of and to vote at the UWS Special
Meeting. On that date,         shares of UWS Common Stock were outstanding and
entitled to vote. The affirmative vote of a majority of the outstanding UWS Common Stock is required for approval and adoption of the Merger Agreement and the Merger. The affirmative vote of a majority of the shares of UWS Common Stock represented at the UWS Special Meeting is required to amend the UWS Equity Incentive Plan. See "SPECIAL MEETING OF UWS SHAREHOLDERS."

    AMSG SPECIAL MEETING.  The AMSG Special Meeting is scheduled to be held on
            , 1996 at 11:00 a.m., local time, at
                                 ,          , Wisconsin. At the AMSG Special
Meeting, stockholders of AMSG will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger.

    Only holders of record of AMSG common stock, par value $1.00 per share
("AMSG Common Stock"), at the close of business on             , 1996, are
entitled to notice of and to vote at the AMSG Special Meeting (the "AMSG Record Date"). On that date, 174,733.67 shares of AMSG Common Stock were outstanding and entitled to vote. The affirmative vote of holders of shares representing a majority of the number of shares of AMSG Common Stock outstanding is necessary to approve and adopt the Merger Agreement and the Merger. See "SPECIAL MEETING OF AMSG STOCKHOLDERS."

THE MERGER

    GENERAL. Upon consummation of the Merger, AMSG will merge with and into UWS, and the shares of AMSG Common Stock then outstanding (other than shares as to which dissenters' rights have been properly exercised and shares held by
UWS), and the options to purchase shares of AMSG Common Stock which are then outstanding under AMSG's 1993 Nonstatutory Stock Option Plan (the "AMSG Options"), will be converted as described below.

    EFFECTIVE TIME OF THE MERGER. Following receipt of all required approvals and satisfaction or waiver of the other conditions to the Merger, the Merger will be consummated and become effective at the time (the "Effective Time") at which the Articles of Merger to be filed pursuant to the Wisconsin Business Corporation Law (the "WBCL") are received by and accepted for filing by the Department of Financial Institutions of the State of Wisconsin and the Certificate of Merger to be filed pursuant to the Delaware General Corporatation Law ("DGCL") is received and approved for filing by the Secretary of State of Delaware or such later date and time as may be specified in such Articles of Merger and Certificate of Merger. See "THE MERGER -- Effective Time of the Merger" and "-- Conditions; Waivers."

    CONVERSION OF AMSG COMMON STOCK IN THE MERGER. Upon consummation of the Merger, all shares of AMSG Common Stock issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights of appraisal have been properly exercised and shares held by UWS) and all shares of AMSG Common Stock issuable upon exercise of AMSG Options will, collectively, be exchanged for an aggregate of $67,010,000 in cash (less applicable expenses) and 4,000,000 shares of or options to purchase shares of UWS Common Stock (the "Aggregate Merger Consideration"). The shares of capital stock of AMSG held by UWS will be canceled concurrently with the Merger.

    ALLOCATION OF MERGER CONSIDERATION. At the Effective Time, each share of AMSG Common Stock (other than shares as to which dissenters' rights have been properly exercised and shares held by UWS) will be converted into the right to receive, after expenses, approximately $382 in cash and approximately 24 shares of UWS Common Stock. In addition, approximately $52 per share of AMSG

Common Stock (other than shares as to which dissenters' rights have been properly exercised and shares held by UWS) will be placed into an escrow account to be held and paid as described more fully in "THE MERGER -- Escrow Agreement."

    The closing price of UWS Common Stock was $        on             , 1996.

    CONVERSION OF AMSG OPTIONS IN THE MERGER. Upon consummation of the Merger, each AMSG Option that is outstanding immediately prior to the Effective Time will be converted into an option to purchase approximately 42.4 shares of UWS Common Stock for each share of AMSG Common Stock subject to such option (each a "UWS Option"). The per share exercise price for a UWS Option will be approximately $4.67. At or after the Effective Time, option agreements for UWS Options will be issued pursuant to the UWS Equity Incentive Plan to holders of AMSG Options. Subject to the foregoing, such UWS Options will have terms which are substantially identical to the terms of the AMSG Options they replace (including, without limitation, expiration date and exercise provisions), except that the UWS Options will be fully vested.

    FRACTIONAL SHARES. No fractional shares of UWS Common Stock will be issued in the Merger. Any fractional amount resulting from the Merger will be converted into the right to receive cash, without interest, in an amount equal to the product of (a) such fraction of a share of UWS Common Stock and (b) the closing price of UWS Common Stock on the NYSE for the business day immediately preceding the Effective Time.

    RECOMMENDATION OF UWS BOARD OF DIRECTORS. The UWS Board of Directors (the "UWS Board") has determined the Merger to be fair to and in the best interests of UWS and its shareholders and has approved the Merger Agreement. The UWS Board unanimously recommends that UWS shareholders vote FOR the Merger and the amendment of the UWS Equity Incentive Plan. The UWS Board's recommendations are based upon a number of factors discussed in this Joint Proxy Statement/ Prospectus. See "BACKGROUND OF AND REASONS FOR THE MERGER," and "APPROVAL OF AMENDMENTS TO UWS EQUITY INCENTIVE PLAN".

    OPINION OF UWS FINANCIAL ADVISOR. Merrill Lynch & Co., Inc. ("Merrill Lynch") has been retained by UWS to act as its financial advisor in connection with the Merger. Merrill Lynch delivered its oral opinion to the UWS Board of Directors on July 31, 1996, which was subsequently confirmed in writing (the "Merrill Lynch Opinion"), to the effect that, as of such date and based on the procedures followed, factors considered and assumptions made by Merrill Lynch as set forth therein, the consideration to be paid to holders of capital stock of AMSG pursuant to the Merger Agreement is fair from a financial point of view to the shareholders of UWS. The full text of the Merrill Lynch Opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B. UWS shareholders are urged to read the opinion carefully and in its entirety. The Merrill Lynch Opinion is directed only to the fairness to the shareholders of UWS of the consideration to be paid to the AMSG shareholders pursuant to the Merger Agreement from a financial point of view and should not be deemed to constitute a recommendation by Merrill Lynch to UWS shareholders to vote in favor of any matter presented in this Joint Proxy Statement/Prospectus. The summary of the Merrill Lynch Opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. See "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinion of UWS Financial Advisor."

    RECOMMENDATION OF AMSG BOARD OF DIRECTORS. The AMSG Board of Directors (the "AMSG Board") has determined the Merger to be fair to and in the best interests of AMSG and its stockholders and has approved the Merger Agreement and the Merger. The AMSG Board recommends that AMSG stockholders approve the Merger Agreement and the Merger. The AMSG Board's recommendations are based upon a number of factors discussed in this Joint Proxy Statement/Prospectus. See "BACKGROUND OF AND REASONS FOR THE MERGER" and "CONFLICTS OF INTEREST." Mr. Thomas Hefty, a member of the AMSG Board and Chairman, President and Chief Executive Officer of UWS, did not participate in the deliberations of the AMSG Board concerning whether to approve the Merger Agreement.

    VOTING AGREEMENTS. Messrs. Hilliard and Weyers, the President and Executive Vice President of AMSG, respectively, have agreed with UWS to vote 74,961.67 shares of AMSG Common Stock which they, collectively, have the power to vote and which represents approximately 43% of the issued and outstanding shares of AMSG Common Stock, for approval of the Merger and the Merger Agreement. UWS has agreed to vote its capital stock (representing 12% of the aggregate voting power with respect to AMSG Common Stock) in favor of the Merger. Approval of the Merger by the shareholders of AMSG is thus assured. In addition, BCBSUW, which owns an aggregate of 6,207,675 shares of UWS Common Stock representing 49% of all outstanding UWS Common Stock before giving effect to the Merger, has agreed with AMSG to vote all of its shares of UWS Common Stock for approval of the Merger and the Merger Agreement. See "THE MERGER -- Voting Agreements."

    EXCHANGE OF AMSG COMMON STOCK IN THE MERGER. As soon as practicable after the Effective Time, Firstar Trust Company, the Exchange Agent for the Merger (the "Exchange Agent"), will deliver to each holder of certificates representing shares of AMSG Common Stock (other than dissenting shares), a form of letter of transmittal and instructions for use in effecting the surrender of such certificates for conversion into shares of UWS Common Stock and cash. Upon surrender of such certificates to the Exchange Agent, together with the letter of transmittal and other required documents, each such holder will receive for each share of AMSG Common Stock represented by such certificate the number of shares of UWS Common Stock and/or the cash into which such shares of AMSG Common Stock were converted in the Merger. See "THE MERGER -- Terms of the Merger" and "-- Exchange of AMSG Stock."

    LISTING OF UWS COMMON STOCK ON THE NEW YORK STOCK EXCHANGE. UWS has agreed to use all reasonable efforts to cause the UWS Common Stock to be issued pursuant to the Merger Agreement and upon exercise of AMSG Options to be admitted to trading on the New York Stock Exchange ("NYSE"). See "THE MERGER -- Listing of UWS Common Stock on the New York Stock Exchange."

    BUSINESS OF AMSG PENDING THE MERGER. AMSG has agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, except as contemplated by the Merger Agreement, it will conduct its operations according to its ordinary course of business consistent with past practice. In addition, unless UWS agrees in writing or except as otherwise permitted pursuant to the Merger Agreement, prior to the Effective Time, AMSG will not engage in any of a number of actions specified in the Merger Agreement. See "THE MERGER -- Business of AMSG Pending the Merger."

    MANAGEMENT AND OPERATIONS OF AMSG AFTER THE MERGER. After the Merger, AMSG will operate as one of UWS's business units, and UWS currently intends to maintain AMSG's corporate headquarters in Howard, Wisconsin. Following the Merger, AMSG will have access to resources generally available to UWS's other business units and will participate in appropriate activities with other UWS business units. Samuel V. Miller, currently the Executive Vice President of UWS, will become the President and Chief Executive Officer of AMS Holdings, Inc., a Nevada corporation and wholly owned subsidiary of UWS which has been formed by UWS to conduct the operations heretofore carried on by AMSG ("Holdings"). In addition, Messrs. Hilliard and Weyers, the President and Executive Vice President of AMSG, respectively, will serve as the Chairman and Vice Chairman of Holdings, respectively. See "THE MERGER -- Management and Operations of AMSG After the Merger", "RISK FACTORS -- Interests of Certain Persons in the Merger; Conflicts of Interest," and "INTEREST OF CERTAIN PERSONS IN THE MERGER AND RELATED MATTERS."

    CONDITIONS OF THE MERGER; TERMINATION. The consummation of the Merger is conditioned upon the fulfillment or waiver of certain conditions set forth in the Merger Agreement. See "THE MERGER -- Conditions; Waivers." The Merger Agreement may be terminated (i) by mutual consent of UWS and AMSG, (ii) by any of UWS, AMSG or Messrs. Hilliard or Weyers if the Merger has not been consummated by June 30, 1997, and (iii) under certain other circumstances. See "THE MERGER -- Termination; Amendment."

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. It is expected that the Merger will constitute a reorganization for federal income tax purposes and, accordingly, that no gain or loss will be recognized by holders of AMSG Common Stock upon and to the extent of the conversion of AMSG Common Stock into UWS Common Stock in the Merger. AMSG stockholders will recognize gain upon the receipt of cash in an amount equal to the lesser of (i) the amount of cash received or (ii) the excess of the fair market value of the UWS Common Stock received in the Merger plus the cash received over the basis of the AMSG Common Stock surrendered in the exchange therefor. It is further expected that no gain or loss will be recognized by AMSG or UWS as a result of the Merger. See "THE MERGER -- Certain Federal Income Tax Considerations." Holders of AMSG Common Stock and AMSG Options are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger.

    INDEMNITY AND ESCROW ARRANGEMENTS. Of the aggregate $67,010,000 in cash consideration payable to stockholders of AMSG in the Merger, a total of $8,000,000 will be held in escrow to secure certain indemnity agreements made in the Merger Agreement in favor of UWS. See "THE MERGER -- Indemnification Agreements" and "-- Escrow Agreement."

    ANTITRUST MATTERS. Transactions such as the Merger are reviewed by the Department of Justice and the Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Merger may not be consummated until such time as the specific waiting period requirements of the HSR Act have been satisfied. UWS, AMSG, and possibly other individual shareholders of AMSG will file notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC under the HSR Act.

    At any time prior to consummation of the Merger, the Department of Justice, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger. There can be no assurances that a challenge to the Merger will not be made or that, if such a challenge is made, UWS or AMSG will prevail.

    INSURANCE REGULATORY MATTERS. Because the Merger involves a change in control with respect to insurance companies and HMOs which are AMSG subsidiaries, the Merger may not be consummated until UWS has obtained written approvals from the Department of Insurance ("Department") or the analagous state regulatory agency in Arizona, Colorado, Florida, Georgia, Illinois, Ohio, North Carolina, and Tennessee, unless an exemption or waiver to such requirement is granted. UWS is in the process of obtaining exemptions where available and filing requisite Form A Statements Regarding the Acquisition of Control or other pertinent filings with any relevant Department to obtain such approvals.

    Additional department approvals will be required in connection with corporate actions scheduled to be effected by certain AMSG and UWS affiliates prior to the Merger. AMSIC intends to pay a dividend of $10,000,000 in cash plus the stock of three subsidiaries to AMSG. This dividend may not be effected until AMSIC receives the approval of the Arizona Department of Insurance. Additionally, BCBSUW may provide UWS with debt financing or financial guarantees to enable UWS to make all or a portion of the cash payments to be made in connection with the Merger. Any loan may not be effected unless approved by the Wisconsin Office of the Commissioner of Insurance ("OCI"). Accordingly, such companies are filing the necessary notices to obtain any required approvals.

    ACCOUNTING TREATMENT. It is expected that the Merger will be accounted for as a purchase. See "THE MERGER -- Accounting Treatment."

    CONFLICTS OF INTEREST. As of the AMSG Record Date, members of the AMSG Board owned directly an aggregate of 74,961.67 shares of AMSG Common Stock, representing approximately 43% of the outstanding AMSG Common Stock. As of such date, UWS held an aggregate of 20,967 shares of AMSG Common Stock, representing approximately 12% of the aggregate voting power with respect to the AMSG Common Stock; and an executive officer of UWS held options to acquire 7,113 shares of AMSG Common Stock owned by UWS. In addition, following the Merger, the principal stockholders and executive officers of AMSG and an executive officer of UWS will have long-term employment arrangements and be granted new stock options by UWS. See "RISK FACTORS -- Interests of Certain Persons in the Merger; Conflicts of Interest."

    DISSENTERS' RIGHTS. Holders of AMSG Common Stock have the right to dissent from the proposed Merger and, subject to certain conditions, to receive payment of the "fair value" of their shares of AMSG Common Stock, as provided in Section 262 of the DGCL. A stockholder who elects to exercise his or her dissenters' rights must perfect such rights by delivering to AMSG prior to the vote at the AMSG Special Meeting written notice of his or her intent to demand payment, and not vote his or her shares in favor of the Merger Agreement, by either voting against adoption of the Merger Agreement or abstaining from voting. See "RIGHTS OF DISSENTING SHAREHOLDERS -- AMSG Stockholders."

RISK FACTORS

    The shareholders of UWS and AMSG should consider carefully the information set forth herein under the heading "Risk Factors" which discusses, among other things, the risks associated with: the effect of future sales of the shares issued in the Merger on the market for UWS Common Stock; the interests of certain persons in the Merger and conflicts of interest; fluctuations in operating results of UWS; government regulation; and dependence on key personnel.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF UWS

    The following selected consolidated financial data as of and for each of the five years in the period ended December 31, 1995 have been derived from UWS's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The selected financial data presented as of and for the six months ended June 30, 1995 and 1996 have been derived from UWS's unaudited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements for such periods include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and results of operations for these periods. The following data should be read in conjunction with the UWS consolidated financial statements, the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein.

                                                                                                            AS OF AND FOR THE
                                                                                                             SIX MONTHS ENDED
                                                         AS OF AND FOR THE YEARS ENDED DECEMBER 31,              JUNE 30,
                                                   ------------------------------------------------------  --------------------
                                                      1995       1994       1993       1992       1991       1996       1995
                                                   ----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                               (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA AND OPERATING STATISTICS)
STATEMENT OF INCOME DATA:
REVENUES:
  Premium revenue................................  $  973,279  $ 730,980  $ 554,135  $ 395,672  $ 306,851  $ 525,769  $ 467,912
  Other revenue..................................      24,191     15,997      7,955      6,526      3,852     14,108     12,730
  Investment income..............................      27,932     22,112     16,634     13,430     10,584     14,755     12,678
  Realized investment gains......................      12,915      1,649      3,992      3,135      2,238      7,484      2,969
                                                   ----------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues...............................   1,038,317    770,738    582,716    418,763    323,525    562,116    496,289
EXPENSES:
  Medical and other benefits.....................     815,616    556,090    428,316    311,906    249,548    437,706    396,239
  Commission expenses............................      64,451     52,850     33,917     17,559     11,910     34,931     30,890
  Administrative expenses........................     117,148     89,832     63,452     45,275     34,479     66,406     58,012
  Premium taxes and other assessments............      12,891      9,066      5,916      3,203      3,016      7,041      5,846
  Interest and profit sharing on joint
   ventures......................................      15,170      7,638      5,727      3,941      1,490      8,393      5,444
  Interest expense on subordinated notes.........       3,483      3,487      1,560     --         --          1,739      1,742
  Dividends on preferred stock of subsidiary.....         204      2,449      2,449      2,449      2,449     --            204
                                                   ----------  ---------  ---------  ---------  ---------  ---------  ---------
    Total expenses...............................   1,028,963    721,412    541,337    384,333    302,892    556,216    498,377
                                                   ----------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income tax expense (benefit)
 and cumulative effect of accounting change......       9,354     49,326     41,379     34,430     20,633      5,900     (2,088)
Income tax expense (benefit).....................       2,981     16,563     14,536      8,566      7,414      2,413       (575)
                                                   ----------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before cumulative effect of
 accounting change...............................       6,373     32,763     26,843     25,864     13,219      3,487     (1,513)
Cumulative effect of accounting change...........      --         --             98     --         --         --         --
                                                   ----------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss)............................  $    6,373  $  32,763  $  26,941  $  25,864  $  13,219  $   3,487  $  (1,513)
                                                   ----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ----------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) per common share.................  $     0.50  $    2.81  $    2.43  $    2.34  $    1.41  $    0.28  $   (0.13)
Cash dividends per common share(1)...............  $     0.48  $    0.48  $    0.48  $    0.48  $    0.33  $    0.24  $    0.24
OPERATING STATISTICS:
  Medical loss ratio(2)..........................       85.4%      77.1%      78.5%      81.0%      83.5%      85.4%      86.2%
  Selling, general and administrative expense
   ratio(2)......................................        15.9       16.8       15.1       12.5       12.2       16.1       15.9
BALANCE SHEET DATA:
  Cash and investments...........................  $  581,637  $ 455,886  $ 353,983  $ 239,920  $ 176,766  $ 507,004  $ 463,196
  Total assets...................................     721,289    556,171    416,203    274,393    199,627    641,574    575,462
  Medical and other benefits payable.............     245,118    162,933    114,248     51,119     38,564    236,330    188,048
  Subordinated notes.............................      44,898     44,960     45,000     --         --         44,888     44,950
  Preferred stock of subsidiary..................      --         30,000     30,000     30,000     30,000     --         --
  Redeemable preferred stock.....................      --          2,007      1,370     --         --         --         --
  Total shareholders' equity.....................     212,411    171,705    125,387     98,108     72,451    205,149    203,888

- ------------------------
(1) The cash dividends in 1991 were paid to BCBSUW, which was then the Company's sole shareholder.
(2) Ratios are based on premium revenues and related expenses for HMO products and small group PPO products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the UWS Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference herein.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF AMSG

    The following selected consolidated financial data as of and for each of the five years in the period ended December 31, 1995 have been derived from AMSG's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The selected financial data presented as of and for the six months ended June 30, 1995 and 1996 have been derived from AMSG's unaudited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements for such periods include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and results of operations for these periods. The following data should be read in conjunction with the AMSG consolidated financial statements, the related notes thereto, and "AMSG Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                                                AS OF AND FOR THE
                                                                                                 SIX MONTHS ENDED
                                             AS OF AND FOR THE YEARS ENDED DECEMBER 31,              JUNE 30,
                                        -----------------------------------------------------  --------------------
                                          1995       1994       1993       1992       1991       1996       1995
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT OPERATING STATISTICS)
CONSOLIDATED STATEMENT OF INCOME DATA:
Revenue:
  Reinsurance assumed and premium.....  $ 496,989  $ 374,875  $ 242,896  $  82,117  $  15,621  $ 281,513  $ 232,486
  Administrative fees and
   commissions........................    246,458    192,109    124,148     70,916     47,193    134,385    116,310
  Other revenue.......................      7,958      4,663      4,381     10,266      7,147      6,848      4,613
  Loss from unconsolidated
   subsidiaries.......................     (2,170)      (472)      (300)    --         --         (1,903)      (655)
  Investment income...................     14,102      7,020      5,288      3,681      1,312      7,735      5,135
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total revenue...................    763,337    578,195    376,413    166,980     71,273    428,578    357,889
Expenses:
  Medical and other benefits..........    389,498    249,992    163,642     51,984      9,487    224,899    186,457
  Expense allowance on reinsurance
   assumed............................    118,996     92,405     59,821     22,077      4,392     66,261     55,898
  Commission expenses.................    119,137     95,299     57,545     32,402     20,521     63,490     56,472
  Administrative expenses.............    145,748    102,452     68,329     39,717     25,806     84,071     69,022
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total expenses..................    773,379    540,148    349,337    146,180     60,206    438,721    367,849
Income (loss) before minority
 interest, income taxes, and
 cumulative effect of accounting
 change...............................    (10,042)    38,047     27,076     20,800     11,067    (10,143)    (9,960)
Minority interest in loss of
 subsidiary...........................        244         42     --         --         --             88        119
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes and
 cumulative effect of accounting
 change...............................     (9,798)    38,089     27,076     20,800     11,067    (10,055)    (9,841)
Income tax expense (benefit)..........     (1,947)    14,250      9,991      7,218      4,009     (2,628)    (2,482)
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before cumulative effect
 of accounting change.................     (7,851)    23,839     17,085     13,582      7,058     (7,427)    (7,359)
Cumulative effect of accounting
 change...............................      1,236     --         --         --         --         --          1,236
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).....................  $  (6,615) $  23,839  $  17,085  $  13,582  $   7,058  $  (7,427) $  (6,123)
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating Statistics:
  Medical loss ratio on reinsurance
   assumed (1)........................      78.4%      66.7%      67.4%      63.3%      60.7%      79.9%      80.2%
  Expense allowance ratio (2).........      23.9%      24.7%      24.6%      26.9%      28.1%      23.5%      24.0%
  Administrative expense ratio (3)....      29.3%      27.3%      28.1%      48.4%     165.2%      29.9%      29.7%
Consolidated Balance Sheet Data:
  Cash and investments................  $  38,412  $  39,960  $  17,267  $  20,752  $  13,927  $  36,071  $  23,179
  Total assets........................    242,978    195,791    135,466     72,855     46,948    220,485    195,925
  Medical and other benefits
   payable............................     84,838     54,759     38,752     15,823      2,324     78,818     62,777
  Long-term debt, excluding current
   maturities.........................      2,229      2,299      3,368      1,142      1,688     10,253     11,038
  Redeemable preferred stock..........     15,000     --         --         --         --         15,000     --
  Total shareholders' equity..........     80,495     65,132     44,869     26,794     13,212     68,630     64,634

- ------------------------------
(1) Computed as Medical and other benefits to Reinsurance assumed and premium revenue.

(2) Computed as Expense allowance on reinsurance assumed to Reinsurance assumed and premium revenue.

(3) Computed as Administrative expenses to Reinsurance assumed and premium revenue.

                                  RISK FACTORS

    The following factors should be considered carefully by the shareholders of UWS and AMSG in connection with voting on the Merger and the purchase of UWS Common Stock by AMSG stockholders as a result thereof. These factors should be considered in conjunction with the other information included or incorporated by reference in this Joint Proxy Statement/Prospectus.

    SHARES ELIGIBLE FOR FUTURE SALE. If the Merger is approved by the shareholders of UWS and AMSG, UWS will issue up to 4,000,000 shares of UWS Common Stock or options to acquire UWS Common Stock, in addition to UWS's payment of $67,010,000 in cash. Shares of UWS Common Stock issued to persons who are deemed to be "affiliates" for purposes of Rule 145 under the Securities Act will be subject to restrictions on transfer which will require affiliates who wish to transfer shares to either (i) comply with Rule 145(d) under the Securities Act, or (ii) register such shares pursuant to an effective registration statement under the Securities Act. Subject to the foregoing, these shares will be freely transferable following the Merger. See "THE MERGER -- Resale of UWS Common Stock Issued in the Merger; Affiliates." Future sales of a substantial number of such shares could adversely affect or cause substantial fluctuations in the market price of UWS Common Stock.

    ANTITRUST MATTERS. Transactions such as the Merger are reviewed by the Department of Justice and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specific waiting period requirements of the HSR Act have been satisfied. UWS, AMSG, and possibly other individual stockholders of AMSG will simultaneously file notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC under the HSR Act.

    At any time prior to consummation of the Merger, the Department of Justice, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger. There can be no assurances that a challenge to the Merger will not be made or that, if such a challenge is made, that UWS or AMSG will prevail.

    INSURANCE REGULATORY MATTERS. Because the Merger involves a change in control with respect to insurance companies and HMOs which are AMSG subsidiaries, the Merger may not be consummated until UWS has obtained written approvals from the Department of Insurance ("Department") or the analagous state regulatory agency in Arizona, Colorado, Florida, Georgia, Illinois, Ohio, North Carolina, and Tennessee, unless an exemption or waiver to such requirement is granted. UWS is in the process of obtaining exemptions where available and filing requisite Form A Statements Regarding the Acquisition of Control or other pertinent filings with any relevant Department to obtain such approvals.

    Additional Department approvals will be required in connection with corporate actions scheduled to be effected by certain AMSG and UWS affiliates prior to the Merger. AMSIC intends to pay a dividend of $10,000,000 in cash plus the stock of three subsidiaries to AMSG. This dividend may not be effected until AMSIC receives the approval of the Arizona Department of Insurance. Additionally, BCBSUW may provide UWS funding for some or all of the cash consideration to be paid in the Merger in the form of a loan or financial guarantees. Any loan may not be effected unless approved by the OCI. Accordingly, such companies are filing the necessary notices to obtain any required approvals.

    BCBSUW OWNERSHIP AND FINANCING; POTENTIAL CONFLICTS OF INTEREST. Upon completion of the Merger, BCBSUW will own approximately 37% of the total outstanding UWS Common Stock. Such ownership limits the ability of a third party to acquire control of UWS and, therefore, could adversely affect the market price of the UWS Common Stock in certain circumstances. UWS and BCBSUW have entered into a service agreement (the "Service Agreement") with respect to the provision of certain services, including sales and marketing, computerized data processing, legal, investment, actuarial and other management services. Under the Service Agreement, the company receiving a service pays the company providing the service an amount which UWS and BCBSUW believe approximates cost. UWS has entered into reinsurance agreements with BCBSUW in the past, and may do so in the future, on terms that are believed to be reasonable at the time but that may not in retrospect be beneficial to UWS. Pursuant to Wisconsin statutory and regulatory requirements, such reinsurance agreements and the Service Agreement are required to be filed with the OCI for its review to determine whether the "transaction at the time it is entered into is reasonable and fair to the interests of the insurer," as required by Wisconsin statutes. In addition, BCBSUW's sales force markets and sells some of UWS's products. Also, certain of UWS's products may compete with managed health care products offered by BCBSUW in Wisconsin. If BCBSUW were to discontinue providing or receiving services, negotiate for material changes to the Service Agreement or stop marketing and selling certain of UWS's products, UWS's business and operations could be adversely affected. Several of UWS's executive officers devote portions of their time to the operations of BCBSUW. Furthermore, eight of the ten directors of UWS also are directors of BCBSUW.

    INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST. In considering the respective recommendations of the UWS Board and the AMSG Board with respect to the Merger and the recommendation of the UWS Board with respect to approval of the amendments to the UWS Equity Incentive Plan, the respective shareholders of UWS and AMSG should be aware that certain members of the AMSG Board and AMSG management and certain members of the management of UWS have certain interests respecting the Merger separate from their interests as holders of AMSG Common Stock and AMSG Options and as holders of UWS Common Stock and UWS Options, respectively. See "CONFLICTS OF INTEREST."

    FLUCTUATION OF OPERATING RESULTS. A variety of factors may cause period-to-period fluctuations in the operating results of UWS following the Merger. Such factors include, but are not limited to, competitive pricing pressures, revenue and expenses related to new products or revisions to existing products, delays in regulatory approvals and changes in distribution channels or product mix, changes in legislation or industry cost reform, increased fees charged by health care providers or increased utilization of medical services by UWS. Singularly or in combination, these factors can adversely affect UWS's operating results and financial condition.

    MERGER-RELATED COMPENSATION EXPENSE. Mr. Samuel V. Miller, an executive officer of UWS, has options to purchase from UWS 7,113 shares of AMSG Common Stock at an exercise price of $703 per share. At the Effective Time of the Merger, UWS will convert Mr. Miller's options into options to purchase 301,567 shares of UWS Common Stock at an exercise price of $16.54 per share. As a result of this conversion, UWS will record a compensation expense, before taxes, of $2,137,000 or $0.13 per share of UWS Common Stock outstanding after the Merger.

    INCREASING HEALTH CARE COSTS AND THE HEALTH CARE INDUSTRY. UWS's profitability depends in large part on its ability to predict and manage effectively health care costs. According to a compilation of industry and U.S. Government agency statistics, from 1986 through 1993, national health care costs increased at an average annual rate of 9.6%, while the average annual rate of increase in the consumer price index during this period was 3.2%. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursements also have caused the private sector to bear a greater share of increasing health care costs. Changes in health care practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of health care are beyond any company's control and may limit UWS's ability to predict and control health care costs and claims.

    Competitive price pressures in the group health insurance industry, which generally result from the entry and exit of health care companies in the marketplace, historically have resulted in pricing and profitability cycles. The extent to which recent structural changes in the managed health care and health insurance industry have altered cyclical patterns is uncertain. There can be no assurance that cyclical patterns will not adversely affect UWS in the near future.

    HEALTH CARE REFORM LAWS. In recent years, many states, including certain of the principal states in which UWS and AMS conduct business, have enacted or are considering various health care reform statutes. These include small group reform statutes that limit the ability of insurers to underwrite and rate, and statutes that provide for the creation of regional purchasing pools. Implementation of such reform measures by a substantial number of states, particularly measures mandating purchasing pools, could significantly increase competition in the health care industry. In 1996, Congress enacted H.R. 3103, the Kennedy-Kassenbaum bill, which provides for guaranteed issue, group-to-individual portability and pre-existing condition limitations for certain insurance coverages. It also requires states to evaluate and potentially rewrite their laws to conform to new guidelines.

    ONGOING GOVERNMENT REGULATION. UWS is subject to extensive regulation in Wisconsin and the other states in which it does business. Such regulation governs, among other things, the amount of dividends and other distributions that can be paid by certain of UWS's subsidiaries without prior approval or notification, the granting and revoking of licenses to transact business, trade practices, premium rate regulation, underwriting standards, policy forms, claims payment, licensing of agents and brokers, the amount and type of investments that UWLIC may hold, minimum reserve and surplus requirements, risk-based capital requirements and compelled participation in, and assessments in connection with, risk-sharing pools and guaranty funds. Such regulation is primarily intended to protect policyholders rather than investors.

    Statutory capital and surplus requirements vary based upon the types of risks underwritten and the nature of the provider contracts. The premiums written by certain HMOs and insurance companies are limited by the amount of their statutory capital and surplus. Statutory capital and surplus requirements for workers' compensation coverage are greater than those for UWS's other businesses. In addition, risk-based capital formulas, which are currently in effect or may be adopted, affect statutory capital and surplus requirements. In order to maintain its recent rate of growth in premium revenue, to underwrite workers' compensation coverage and to continue to meet risk-based capital requirements, UWIC and/or UWLIC may have to obtain additional statutory capital or utilize reinsurance agreements to cede a greater percentage of premium revenue. Should additional resources be necessary, UWS may be required to obtain additional financing. There can be no assurance such financing could be obtained upon terms acceptable to UWS.

    DEPENDENCE ON KEY PERSONNEL. The future success of both UWS and AMSG is dependent on a number of key management and technical employees. Competition for highly skilled people with extensive experience in the health care industry is intense. Both companies will be dependent on the continued services and management experience of their executive officers. If such executive officers were to leave, the operating results of the combined companies could be adversely affected. The future success of both companies will also be dependent on their ability to continue to attract key managerial and technical personnel.

                  SELECTED HISTORICAL AND PRO FORMA UNAUDITED
                     CONDENSED CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial information of UWS and AMSG has been derived from their respective historical consolidated financial statements, and should be read in conjunction with such financial statements and the notes thereto. UWS's consolidated financial statements are incorporated by reference in this Joint Proxy Statement/Prospectus. AMSG's consolidated financial statements are included elsewhere in this Joint Proxy Statement/Prospectus. The selected historical and pro forma unaudited condensed consolidated financial information, which gives effect to the Merger as if it had been consummated on January 1, 1995 for income statement data, and on June 30, 1996 for balance sheet data is derived from the pro forma unaudited condensed consolidated financial statements included elsewhere in this Joint Proxy Statement/Prospectus and should be read in conjunction with such statements and the notes thereto. Adjustments to arrive at the pro forma consolidated amounts are based on the purchase method of accounting, including estimates of the approximate fair values of the assets and liabilities of AMSG.

    The pro forma unaudited condensed consolidated financial statements are not necessarily indicative of the consolidated results of operations or the financial position that would have been reported had the Merger occurred on the dates indicated, and should not be construed as representative of future operations. Furthermore, no effect has been given in the selected historical and pro forma consolidated income statement data for operating and synergistic benefits that may be realized through the combination of the entities. See "HISTORICAL AND PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS."

     UWS AND AMSG PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL DATA

                                           FOR THE YEAR ENDED                  AS OF AND FOR THE SIX
                                            DECEMBER 31, 1995               MONTHS ENDED JUNE 30, 1996
                                   -----------------------------------  -----------------------------------
                                         HISTORICAL            PRO            HISTORICAL            PRO
                                   ----------------------   FORMA(2)    ----------------------   FORMA(2)
                                      UWS       AMSG(1)    CONSOLIDATED    UWS       AMSG(1)    CONSOLIDATED
                                   ---------  -----------  -----------  ---------  -----------  -----------
                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues:
  Premium revenue................  $ 973,279   $ 496,989    $1,468,264  $ 525,769   $ 281,513    $ 806,258
  Other revenue..................     24,191     252,246       56,115      14,108     139,330       30,878
  Investment income..............     27,932      14,486       29,068      14,755       7,735       13,951
  Realized investment gains......     12,915      --           12,915       7,484      --            7,484
                                   ---------  -----------  -----------  ---------  -----------  -----------
    Total revenues...............  1,038,317     763,721    1,566,362     562,116     428,578      858,571
Expenses:
  Medical and other benefits.....    815,616     389,498    1,201,385     437,706     224,899      658,337
  Commission expenses............     64,451      61,486      122,103      34,931      33,004       65,416
  Administrative expenses........    116,470     312,923      210,784      66,090     175,005      122,730
  Premium taxes and other
   assessments...................     12,891       9,537       22,428       7,041       5,725       12,766
  Interest and profit sharing on
   joint ventures................     15,170      --            2,734       8,393      --            1,578
  Interest expense on long term
   debt..........................      3,483      --            9,562       1,739      --            4,999
  Amortization of goodwill and
   other intangibles.............        678      --            8,648         316      --            4,301
  Dividends on preferred stock of
   subsidiary....................        204      --              204      --          --           --
                                   ---------  -----------  -----------  ---------  -----------  -----------
    Total expenses...............  1,028,963     773,444    1,577,848     556,216     438,633      870,127
                                   ---------  -----------  -----------  ---------  -----------  -----------
Income (loss) before income tax
 expense (benefit) and cumulative
 effect of accounting change.....      9,354      (9,723)     (11,486)      5,900     (10,055)     (11,556)
Income tax expense (benefit).....      2,981      (1,872)           8       2,413      (2,628)      (1,409)
                                   ---------  -----------  -----------  ---------  -----------  -----------
Income (loss) before cumulative
 effect of accounting change.....      6,373      (7,851)     (11,494)      3,487      (7,427)     (10,147)
Cumulative effect of accounting
 change..........................     --           1,236       --          --          --           --
                                   ---------  -----------  -----------  ---------  -----------  -----------
Net income (loss)................  $   6,373   $  (6,615)   $ (11,494)  $   3,487   $  (7,427)   $ (10,147)
                                   ---------  -----------  -----------  ---------  -----------  -----------
                                   ---------  -----------  -----------  ---------  -----------  -----------
Earnings (loss) per common
 share...........................  $    0.50   $  (37.86)   $   (0.70)  $    0.28   $  (42.50)   $   (0.61)
Weighted average common shares...  12,550,601    174,734   16,550,601   12,599,715    174,734   16,599,715

BALANCE SHEET DATA:
  Cash and investments...........                                       $ 507,004   $  27,169    $ 525,264
  Total assets...................                                         641,574     220,485      838,728
  Medical and other benefits
   payable.......................                                         236,330      78,818      233,685
  Long term debt.................                                          44,888      --          135,971
  Redeemable preferred stock.....                                          --          15,000       --
  Total shareholders' equity.....                                         205,149      68,630      305,294

- ------------------------------
(1) Certain reclassifications have been made to the AMSG consolidated financial data to conform to UWS's presentation.

(2) Adjustments necessary to arrive at the pro forma consolidated financial data are described in the Notes to Historical and Pro Forma Unaudited Condensed Consolidated Financial Statements.

                           COMPARATIVE PER SHARE DATA

    The following table presents comparative per share data for UWS on a historical basis and consolidated per share data on an unaudited pro forma basis. The pro forma data gives effect to the Merger on a purchase basis. The aggregate consideration payable by UWS is based on an assumed UWS Common Stock price of $23.625, which was the closing price of UWS Common Stock on July 31, 1996. See "THE MERGER -- Terms of the Merger -- Conversion of AMSG Common Stock in the Merger." This data should be read in conjunction with the selected historical financial information, the pro forma unaudited condensed consolidated financial statements and the separate historical financial statements of UWS and AMSG and the notes thereto incorporated by reference or included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the actual consolidated results of operations or the financial position that would have been reported had the Merger occurred on the date indicated, and should not be construed as representative of future operations.

                                                                                   AS OF AND
                                                                                      FOR
                                                                                    THE SIX
                                                                  FOR THE YEAR      MONTHS
                                                                      ENDED          ENDED
                                                                  DECEMBER 31,     JUNE 30,
                                                                      1995           1996
                                                                 ---------------  -----------
                                                                                  (UNAUDITED)
Historical -- UWS:
  Net income per share.........................................     $    0.50      $    0.28
  Tangible book value per share................................                    $   15.76

Historical -- AMSG
  Net income (loss) per share..................................     $  (37.86)     $  (42.50)
  Tangible book value per share................................                    $  376.88

Pro Forma -- Consolidated:
  Net income (loss) per UWS share..............................     $   (0.70)     $   (0.61)
  Tangible book value per UWS share............................                    $   10.84

                       HISTORICAL AND PRO FORMA UNAUDITED
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following historical and pro forma unaudited condensed consolidated financial statements of UWS and its subsidiaries as of June 30, 1996 and for the year ended December 31, 1995 and the six months ended June 30, 1996 illustrate the effect of the Merger on such financial statements, as though the Merger had occurred on June 30, 1996 in the pro forma unaudited condensed consolidated balance sheet and as of January 1, 1995 in the pro forma unaudited condensed consolidated statements of income. Adjustments to arrive at the pro forma consolidated amounts are based on the purchase method of accounting, including estimates of the approximate fair values of the assets and liabilities of AMSG. The pro forma adjustments and the assumptions on which they are based are described in the accompanying Notes to Historical and Pro Forma Unaudited Condensed Consolidated Financial Statements.

    The pro forma unaudited condensed consolidated financial statements are not necessarily indicative of the consolidated results of operations or the consolidated financial position which would have been reported had the Merger occurred on the dates indicated or which may be reported in the future. Furthermore, no effect has been given in the historical and pro forma unaudited condensed consolidated statements of income for operating and synergistic benefits that may be realized through the combination of the entities.

    The historical and pro forma unaudited condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of AMSG included herein and the historical consolidated financial statements of UWS incorporated herein by reference.

                UNITED WISCONSIN SERVICES, INC. AND SUBSIDIARIES
         HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                           JUNE 30, 1996 (UNAUDITED)
                                 (IN THOUSANDS)
                                     ASSETS

                                                                                                            PRO FORMA
                                                          UWS         AMSG       PRO FORMA       NOTE       CONDENSED
                                                      HISTORICAL   HISTORICAL   ADJUSTMENTS      REF.      CONSOLIDATED
                                                      -----------  -----------  ------------     -----     ------------
Investments:
  Bonds available for sale, at market...............  $   414,924  $     8,450  $    --                     $  423,374
  Bonds held to maturity, at amortized cost.........       10,635        1,880       --                         12,515
                                                      -----------  -----------  ------------               ------------
    Total bonds.....................................      425,559       10,330       --                        435,889
  Stocks, at market.................................       64,787      --            --                         64,787
                                                      -----------  -----------  ------------               ------------

    Total investments...............................      490,346       10,330       --                        500,676
Cash and cash equivalents...........................       16,658       16,839        (8,909)          2        24,588
Receivables:
  Due from affiliates...............................        1,169      --               (741)                      428
  Other receivables.................................       76,591       14,441        (6,308)                   84,724
                                                      -----------  -----------  ------------               ------------
    Total receivables...............................       77,760       14,441        (7,049)                   85,152
Funds held by affiliated reinsurers.................      --           129,349      (125,686)          3         3,663
Land, building and equipment -- net.................        9,879       24,062        32,180           4        66,121
Goodwill and other intangibles......................        6,535        2,776       116,120           5       125,431
Other assets........................................       40,396       22,688       (29,987)          6        33,097
                                                      -----------  -----------  ------------               ------------
    Total assets....................................  $   641,574  $   220,485  $    (23,331)               $  838,728
                                                      -----------  -----------  ------------               ------------
                                                      -----------  -----------  ------------               ------------

                                         LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Medical and other benefits payable................  $   236,330  $    78,818  $    (81,463)          3    $  233,685
  Advance premiums..................................       46,599       12,122       (10,987)                   47,734
  Due to affiliates.................................       31,734      --             (9,764)                   21,970
  Funds held on behalf of affiliated reinsurers.....       28,344      --            (28,344)          3        --
  Long term debt....................................       44,888      --             91,083           7       135,971
  Other liabilities.................................       48,530       60,915       (15,371)          8        94,074
                                                      -----------  -----------  ------------               ------------
    Total liabilities...............................      436,425      151,855       (54,846)                  533,434
Shareholders' equity:
  Common stock......................................       12,600          175         3,825                    16,600
  Redeemable preferred stock........................      --            15,000       (15,000)          9        --
  Paid-in capital...................................       86,902        3,816        92,720                   183,438
  Retained earnings.................................      103,824       50,030       (50,030)                  103,824
  Unrealized gains (losses) on investments..........        1,823         (391)      --                          1,432
                                                      -----------  -----------  ------------               ------------
    Total shareholders' equity......................      205,149       68,630        31,515          10       305,294
                                                      -----------  -----------  ------------               ------------
      Total liabilities and shareholders' equity....  $   641,574  $   220,485  $    (23,331)               $  838,728
                                                      -----------  -----------  ------------               ------------
                                                      -----------  -----------  ------------               ------------

                            See accompanying notes.

                UNITED WISCONSIN SERVICES, INC. AND SUBSIDIARIES
      HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
           FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                             PRO FORMA
                                                         UWS          AMSG       PRO FORMA       NOTE        CONDENSED
                                                     HISTORICAL    HISTORICAL   ADJUSTMENTS      REF.      CONSOLIDATED
                                                    -------------  -----------  ------------     -----     -------------
Revenues:
  Premium revenue.................................  $     973,279  $   496,989  $     (2,004)         11   $   1,468,264
  Other revenue...................................         24,191      252,246      (220,322)         12          56,115
  Investment income...............................         27,932       14,486       (13,350)         13          29,068
  Realized investment gains.......................         12,915      --            --                           12,915
                                                    -------------  -----------  ------------               -------------
    Total revenues................................      1,038,317      763,721      (235,676)                  1,566,362
Expenses:
  Medical and other benefits......................        815,616      389,498        (3,729)         14       1,201,385
  Commission expenses.............................         64,451       61,486        (3,834)         15         122,103
  Administrative expenses.........................        116,470      312,923      (218,609)         16         210,784
  Premium taxes and other assessments.............         12,891        9,537       --                           22,428
  Interest and profit sharing on joint ventures...         15,170      --            (12,436)         13           2,734
  Interest expense on long term debt..............          3,483      --              6,079          17           9,562
  Amortization of goodwill and other
   intangibles....................................            678      --              7,970          18           8,648
  Dividends on preferred stock of subsidiary......            204      --            --                              204
                                                    -------------  -----------  ------------               -------------
    Total expenses................................      1,028,963      773,444      (224,559)                  1,577,848
                                                    -------------  -----------  ------------               -------------
Income (loss) before income tax expense and
 cumulative effect of accounting change...........          9,354       (9,723)      (11,117)                    (11,486)
Income tax expense (benefit)......................          2,981       (1,872)       (1,101)         19               8
                                                    -------------  -----------  ------------               -------------
Income (loss) before cumulative effect of
 accounting change................................          6,373       (7,851)      (10,016)                    (11,494)
Cumulative effect of accounting change............       --              1,236        (1,236)         20        --
                                                    -------------  -----------  ------------               -------------
  Net income (loss)...............................  $       6,373  $    (6,615) $    (11,252)              $      11,494
                                                    -------------  -----------  ------------               -------------
                                                    -------------  -----------  ------------               -------------
Earnings (loss) per common share..................  $        0.50                                     21   $       (0.70)
                                                    -------------                                          -------------
                                                    -------------                                          -------------

                            See accompanying notes.

                UNITED WISCONSIN SERVICES, INC. AND SUBSIDIARIES
      HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                            PRO FORMA
                                                          UWS         AMSG       PRO FORMA       NOTE       CONDENSED
                                                      HISTORICAL   HISTORICAL   ADJUSTMENTS      REF.      CONSOLIDATED
                                                      -----------  -----------  ------------     -----     ------------
Revenues:
  Premium revenue...................................  $   525,769  $   281,513  $     (1,024)         11    $  806,258
  Other revenue.....................................       14,108      139,330      (122,560)         12        30,878
  Investment income.................................       14,755        7,735        (8,539)         13        13,951
  Realized investment gains.........................        7,484      --            --                          7,484
                                                      -----------  -----------  ------------               ------------
    Total revenues..................................      562,116      428,578      (132,123)                  858,571
Expenses:
  Medical and other benefits........................      437,706      224,899        (4,268)         14       658,337
  Commission expenses...............................       34,931       33,004        (2,519)         15        65,416
  Administrative expenses...........................       66,090      175,005      (118,365)         16       122,730
  Premium taxes and other assessments...............        7,041        5,725       --                         12,766
  Interest and profit sharing on joint ventures.....        8,393      --             (6,815)         13         1,578
  Interest expense on long term debt................        1,739      --              3,260          17         4,999
  Amortization of goodwill and other intangibles....          316      --              3,985          18         4,301
                                                      -----------  -----------  ------------               ------------
    Total expenses..................................      556,216      438,633      (124,722)                  870,127
                                                      -----------  -----------  ------------               ------------
Income (loss) before income tax expense (benefit)...        5,900      (10,055)       (7,401)                  (11,556)
Income tax expense (benefit)........................        2,413       (2,628)       (1,194)         19        (1,409)
                                                      -----------  -----------  ------------               ------------
Net income (loss)...................................  $     3,487  $    (7,427) $     (6,207)               $  (10,147)
                                                      -----------  -----------  ------------               ------------
                                                      -----------  -----------  ------------               ------------
Earnings (loss) per common share....................  $      0.28                                     21    $    (0.61)
                                                      -----------                                          ------------
                                                      -----------                                          ------------

                            See accompanying notes.

                UNITED WISCONSIN SERVICES, INC. AND SUBSIDIARIES
             NOTES TO HISTORICAL AND PRO FORMA UNAUDITED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL
    The pro forma unaudited condensed consolidated balance sheet reflects the Merger as though it occurred on June 30, 1996. The pro forma unaudited condensed consolidated statements of income reflect the Merger as though it occurred on January 1, 1995. The Merger will be accounted for as a purchase transaction. Certain reclassifications have been made to the AMSG historical consolidated financial statements to conform to UWS's presentation.

    No effect has been given in the pro forma unaudited condensed consolidated statements of income for operating and synergistic benefits that may be realized through the combination of the entities.

    UWS currently owns 12% of the common stock of AMSG, and through reinsurance agreements with AMSIC, UWS retains 50% of the health and life business sold by AMS on the books of UWIC and UWLIC, insurance subsidiaries of UWS. Under the terms of the Merger Agreement, UWS will purchase the remaining 88% of AMSG's common stock for approximately $67.0 million in cash and 4,000,000 newly issued shares of UWS common stock. Upon completion of the transaction, UWS will record 100% of the health and life business sold by AMSG.

2.  CASH AND CASH EQUIVALENTS
    Pro forma adjustments to cash and cash equivalents consist of the following:

                                                                              (IN
                                                                            000'S)
                                                                           ---------
Proceeds from long-term debt (see Note 7)................................  $  70,000
Proceeds from exercise of AMSG options (see Note 10).....................      1,425
Cash paid to shareholders of AMSG........................................    (67,010)
Expenses related to the Merger...........................................     (3,426)
Repayment of AMSG bank debt..............................................    (10,000)
Cash of U&C Real Estate Partnership (see Note 4).........................        102
                                                                           ---------
                                                                           $  (8,909)
                                                                           ---------
                                                                           ---------

3.  FUNDS HELD BY AFFILIATED REINSURERS
    AMSG records an asset for funds held by affiliated reinsurers, which predominantly represents balances held by subsidiaries of UWS. The corresponding UWS balances are recorded primarily as medical and other benefits payable and funds held on behalf of affiliated reinsurers. The pro forma adjustments to eliminate these intercompany balances are as follows:

                                                                             (IN
                                                                           000'S)
                                                                          ---------
UWS Liabilities:
  Medical and other benefits payable....................................  $ (81,463)
  Funds held on behalf of affiliated reinsurers.........................    (28,344)
  Other adjustments, net................................................    (15,879)
                                                                          ---------
                                                                          $(125,686)
                                                                          ---------
                                                                          ---------

AMSG Assets:
  Funds held by affiliated reinsurers...................................  $(125,686)
                                                                          ---------
                                                                          ---------

4.  LAND, BUILDING AND EQUIPMENT -- NET
    Subsidiaries of UWS and AMSG are equal partners in U&C Real Estate Partnership, which owns the office building occupied by the employees of AMSG and AMS. Each partner's 50% ownership in

                UNITED WISCONSIN SERVICES, INC. AND SUBSIDIARIES
             NOTES TO HISTORICAL AND PRO FORMA UNAUDITED CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. LAND, BUILDING AND EQUIPMENT -- NET (CONTINUED) this partnership investment, net of outstanding mortgages, is recorded in other assets on each partner's respective historical balance sheet. Upon Merger, the partnership will be wholly owned by the combined entity and consolidated. The pro forma adjustments replace each partner's recorded investment balance with the actual assets and liabilities (see Notes 2, 6 and 7) of the partnership, including the book value of the land and building of $32,180,000.

5.  GOODWILL AND OTHER INTANGIBLES
    Pro forma adjustments for purchase price in excess of net assets acquired, resulting from the Merger, consist of the following:

                                                                              (IN
                                                                            000'S)
                                                                           ---------
Purchase Price:
  Cash...................................................................  $  67,010
  Market value of newly issued shares of UWS common stock................     94,500
  Grant of UWS options (see Note 10).....................................      4,220
  Expenses of Merger.....................................................      4,000
                                                                           ---------
                                                                             169,730
Net Assets Acquired:
  Common equity of AMSG..................................................     53,630
  Less cost basis of 12% of AMSG previously owned by UWS.................     (1,445)
  Cash from exercise of AMSG options (see Note 10).......................      1,425
                                                                           ---------
                                                                              53,610
                                                                           ---------
Purchase price in excess of net assets acquired..........................  $ 116,120
                                                                           ---------
                                                                           ---------

    Management has completed a preliminary analysis of the purchase price paid in excess of the net assets acquired, which identified the following intangible assets:

                                                                              (IN
                                                                            000'S)
                                                                           ---------

Identified Intangibles:
  Distribution system....................................................  $  25,000
  Tradename/mark.........................................................     24,000
  Software...............................................................      8,300
Unidentified Intangibles:
  Goodwill resulting from the Merger.....................................     61,596
  Elimination of goodwill previously recorded by AMSG....................     (2,776)
                                                                           ---------
                                                                           $ 116,120
                                                                           ---------
                                                                           ---------

    In addition, management's preliminary analysis indicates that the amounts reflected on AMSG's historical consolidated balance sheet as tangible assets and liabilities approximate the fair values of such assets and liabilities, and accordingly, such assets have not been adjusted in the accompanying pro forma financial statements.

                UNITED WISCONSIN SERVICES, INC. AND SUBSIDIARIES
             NOTES TO HISTORICAL AND PRO FORMA UNAUDITED CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  OTHER ASSETS
    Pro forma adjustments to other assets consist of the following:

                                                                              (IN
                                                                            000'S)
                                                                           ---------
Consolidation of partner investments in U&C Real Estate Partnership, net of other balances recorded (see Note 4).................................  $ (11,043)
AMSG preferred stock (see Note 9)........................................    (15,000)
Other adjustments........................................................     (3,944)
                                                                           ---------
                                                                           $ (29,987)
                                                                           ---------
                                                                           ---------

7.  LONG-TERM DEBT
    Pro forma adjustments to long-term debt consist of borrowings to finance the Merger as follows:

                                                                                               (IN 000'S)
                                                                                               -----------
New debt:
  Cash paid to shareholders of AMSG..........................................................  $    67,010
  Partial funding of expenses related to the Merger..........................................        2,990
Recording of mortgage payable related to U&C Real Estate Partnership (see Note 4)............       21,083
                                                                                               -----------
                                                                                               $    91,083
                                                                                               -----------
                                                                                               -----------

8.  OTHER LIABILITIES
    Pro forma adjustments to other liabilities consist of the following:

                                                                              (IN
                                                                            000'S)
                                                                           ---------
Repayment of AMSG bank debt..............................................  $ (10,000)
Other adjustments........................................................     (5,371)
                                                                           ---------
                                                                           $ (15,371)
                                                                           ---------
                                                                           ---------

9.  REDEEMABLE PREFERRED STOCK
    UWLIC, a subsidiary of UWS, owns $15,000,000 of AMSG preferred stock, which is eliminated by the pro forma adjustments (see Note 10).

                UNITED WISCONSIN SERVICES, INC. AND SUBSIDIARIES
             NOTES TO HISTORICAL AND PRO FORMA UNAUDITED CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. SHAREHOLDERS' EQUITY
    Pro forma adjustments to shareholders' equity consist of the following:

                                       REDEEMABLE                         UNREALIZED
                            COMMON      PREFERRED    PAID-IN   RETAINED      GAINS
                             STOCK        STOCK      CAPITAL   EARNINGS    (LOSSES)      TOTAL
                          -----------  -----------  ---------  ---------  -----------  ---------
                                                       (IN
                                                     000'S)
Common stock issued.....   $   4,000    $  --       $  90,500  $  --       $  --       $  94,500
Elimination of preferred
 stock..................      --          (15,000)     --         --          --         (15,000)
Exercise of AMSG
 options................      --           --           1,425     --          --           1,425
Grant of UWS options....      --           --           4,220     --          --           4,220
To record unrealized
 losses of AMSG.........      --           --             391     --            (391)     --
Elimination of equity
 accounts of AMSG.......        (175)      --          (3,816)   (50,030)        391     (53,630)
                          -----------  -----------  ---------  ---------  -----------  ---------
                           $   3,825    $ (15,000)  $  92,720  $ (50,030)  $  --       $  31,515
                          -----------  -----------  ---------  ---------  -----------  ---------
                          -----------  -----------  ---------  ---------  -----------  ---------

    The pro forma adjustments assume all outstanding AMSG common stock options are redeemed for cash in connection with the Merger. The pro forma adjustments also include an adjustment to record the value of UWS common stock options issued to the principal shareholders of AMSG in connection with the Merger, which is recorded as part of the purchase price with a corresponding increase in paid in capital.

    An executive officer of UWS has 7,113 options to purchase AMSG common shares at an option price of $703, which will be converted in connection with the Merger into 301,567 options to purchase UWS common shares at an option price of $16.54. Upon conversion, UWS will record compensation expense of $2,137,000. In accordance with Regulation S-X regarding the preparation of pro forma financial information, this nonrecurring charge has not been included in the pro forma unaudited condensed consolidated statements of income.

11. PREMIUM REVENUE
    Pro forma adjustments to premium revenue consist of the following:

                                                                YEAR ENDED   SIX MONTHS
                                                                 DECEMBER       ENDED
                                                                    31,       JUNE 30,
                                                                   1995         1996
                                                                -----------  -----------
                                                                       (IN 000'S)
Elimination of intercompany insurance premiums for AMSG
 employees....................................................   $    (855)   $    (480)
Elimination of intercompany billing fees......................      (1,149)        (544)
                                                                -----------  -----------
                                                                 $  (2,004)   $  (1,024)
                                                                -----------  -----------
                                                                -----------  -----------

                UNITED WISCONSIN SERVICES, INC. AND SUBSIDIARIES
             NOTES TO HISTORICAL AND PRO FORMA UNAUDITED CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. OTHER REVENUE
    Pro forma adjustments to other revenue consist of the following:

                                                                               SIX
                                                                             MONTHS
                                                               YEAR ENDED     ENDED
                                                                DECEMBER    JUNE 30,
                                                                31, 1995      1996
                                                               -----------  ---------
                                                                     (IN 000'S)
Elimination of intercompany third-party administration and
 commission revenues recorded by AMS (see Note 16)...........   $ 217,011   $ 118,429
Elimination of intercompany revenue recorded by other
 subsidiaries of AMSG........................................       3,311       4,131
                                                               -----------  ---------
                                                                $ 220,322   $ 122,560
                                                               -----------  ---------
                                                               -----------  ---------

13. INVESTMENT INCOME
    Pro forma adjustments to investment income consist of the following:

                                                                             SIX MONTHS
                                                                YEAR ENDED      ENDED
                                                                 DECEMBER     JUNE 30,
                                                                 31, 1995       1996
                                                                -----------  -----------
                                                                       (IN 000'S)
Elimination of interest and profit sharing on joint
 ventures.....................................................   $ (12,436)   $  (6,815)
Elimination of investment income recorded by partners in U&C
 Real Estate Partnership (see Note 4).........................        (591)        (325)
Elimination of dividend income recorded by UWLIC on AMSG
 preferred stock (see Note 9).................................        (234)        (441)
Elimination of investment income (computed based on historical rates of return) on investment of cash used to repay AMSG's
 bank debt and to finance certain expenses of the Merger......         (89)        (958)
                                                                -----------  -----------
                                                                 $ (13,350)   $  (8,539)
                                                                -----------  -----------
                                                                -----------  -----------

    UWS holds funds on behalf of AMSIC, and credits investment income to AMSIC on the funds held balance at UWS's average portfolio rate. The pro forma adjustments eliminate the investment income recorded by AMSIC and the related expense recorded by UWS as interest and profit sharing on joint ventures.

14. MEDICAL AND OTHER BENEFITS
    Pro forma adjustments to medical and other benefits consist of the following:

                                                                                             SIX MONTHS
                                                                                YEAR ENDED      ENDED
                                                                               DECEMBER 31,   JUNE 30,
                                                                                   1995         1996
                                                                               ------------  -----------
                                                                                      (IN 000'S)
Elimination of intercompany claims expenses related to insurance for AMS
 employees...................................................................   $     (419)   $    (137)
Elimination of intercompany claims expenses recorded by UWS for managed care
 services provided by AMSG's subsidiaries....................................       (3,310)      (4,131)
                                                                               ------------  -----------
                                                                                $   (3,729)   $  (4,268)
                                                                               ------------  -----------
                                                                               ------------  -----------

                UNITED WISCONSIN SERVICES, INC. AND SUBSIDIARIES
             NOTES TO HISTORICAL AND PRO FORMA UNAUDITED CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. COMMISSION EXPENSES
    Pro forma adjustments to commission expenses consist of the following:

                                                                                             SIX MONTHS
                                                                                YEAR ENDED      ENDED
                                                                               DECEMBER 31,   JUNE 30,
                                                                                   1995         1996
                                                                               ------------  -----------
                                                                                      (IN 000'S)
Reclassification of expenses of AMS from commission expenses to
 administrative expenses.....................................................   $   (3,834)   $  (2,519)
                                                                               ------------  -----------
                                                                               ------------  -----------

16. ADMINISTRATIVE EXPENSES
    Pro forma adjustments to administrative expenses consist of the following:

                                                                                             SIX MONTHS
                                                                               YEAR ENDED      ENDED
                                                                              DECEMBER 31,    JUNE 30,
                                                                                  1995          1996
                                                                              ------------  ------------
                                                                                      (IN 000'S)
Elimination of intercompany administrative expenses recorded by AMS (see
 Note 12)...................................................................   $ (217,011)  $   (118,429)
Reclassification of cumulative effect of accounting change (see Note 20)....       (1,901)       --
Other adjustments, net......................................................          303             64
                                                                              ------------  ------------
                                                                               $ (218,609)  $   (118,365)
                                                                              ------------  ------------
                                                                              ------------  ------------

17. INTEREST EXPENSE ON LONG-TERM DEBT
    Pro forma adjustments to interest expense on long-term debt consist of the following:

                                                                                              SIX MONTHS
                                                                                YEAR ENDED       ENDED
                                                                               DECEMBER 31,    JUNE 30,
                                                                                   1995          1996
                                                                               -------------  -----------
                                                                                       (IN 000'S)
Interest expense on long-term debt (see Note 7)..............................    $   4,725     $   2,363
Recording of interest expense on mortgage payable related to U&C Real Estate
 Partnership (see Note 4)....................................................        1,354           897
                                                                               -------------  -----------
                                                                                 $   6,079     $   3,260
                                                                               -------------  -----------
                                                                               -------------  -----------

    The interest rate on the long-term debt incurred to finance the Merger is expected to be a floating rate based upon the London Interbank market plus 1.25%, which, based upon current rates, would be approximately 6.75%. Each 0.25% increase or decrease in the floating rate would change annual pro forma consolidated net income by $114,000 and pro forma earnings per common share by $0.01 per annum.

                UNITED WISCONSIN SERVICES, INC. AND SUBSIDIARIES
             NOTES TO HISTORICAL AND PRO FORMA UNAUDITED CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES
    Pro forma adjustments to amortization of goodwill and other intangibles consist of the following:

                                                                                             SIX MONTHS
                                                                                YEAR ENDED      ENDED
                                                                               DECEMBER 31,   JUNE 30,
                                                                                   1995         1996
                                                                               ------------  -----------
                                                                                      (IN 000'S)
Amortization of goodwill and other intangibles resulting
 from the Merger.............................................................   $    7,970    $   3,985
                                                                               ------------  -----------
                                                                               ------------  -----------

    Goodwill and other intangibles resulting from the Merger (see Note 5) are amortized on a straight-line basis over lives ranging from 5 to 40 years. The weighted average life of goodwill and other intangibles resulting from the Merger is 31 years.

19. INCOME TAX EXPENSE (BENEFIT)
    Pro forma adjustments to income tax expense (benefit) consist of the following:

                                                                YEAR ENDED   SIX MONTHS
                                                                 DECEMBER    ENDED JUNE
                                                                    31,          30,
                                                                   1995         1996
                                                                -----------  -----------
                                                                       (IN 000'S)
Reclassification of cumulative effect of accounting change
 (see Note 20)................................................   $     665    $  --
Tax expense (benefit) related to pro forma adjustments, net...      (1,766)      (1,194)
                                                                -----------  -----------
                                                                 $  (1,101)   $  (1,194)
                                                                -----------  -----------
                                                                -----------  -----------

20. CUMULATIVE EFFECT OF ACCOUNTING CHANGES
    The pro forma adjustments include the reclassification of a benefit recorded by AMSG in 1995 for the cumulative effect of accounting changes as follows:

                                                                                                  (IN
                                                                                                000'S)
                                                                                               ---------
Administrative expenses......................................................................  $  (1,901)
Income tax expense (benefit).................................................................        665
                                                                                               ---------
                                                                                               $  (1,236)
                                                                                               ---------
                                                                                               ---------

    See Note 2 to Notes to Consolidated Financial Statements of AMSG and subsidiaries for a discussion of the accounting change. The impact of the accounting change is deemed immaterial to require separate disclosure in the Pro Forma Condensed Consolidated Statements of Income.

21. EARNINGS (LOSS) PER COMMON SHARE
    Pro forma earnings (loss) per common share is based upon the weighted average number of common shares outstanding during the respective periods, including the 4,000,000 common shares issued in connection with the Merger. Since the pro forma condensed consolidated financial statements reflect a net loss for the year ended December 31, 1995 and the six months ended June 30, 1996, common stock equivalents are not considered in the pro forma calculation of earnings (loss) per share since they would be anti-dilutive.

                UNITED WISCONSIN SERVICES, INC. AND SUBSIDIARIES
             NOTES TO HISTORICAL AND PRO FORMA UNAUDITED CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21. EARNINGS (LOSS) PER COMMON SHARE (CONTINUED)
    The weighted average number of common shares used in the computation of pro forma earnings (loss) per common share is as follows:

                                                                                            SIX MONTHS
                                                                             YEAR ENDED     ENDED JUNE
                                                                            DECEMBER 31,        30,
                                                                                1995           1996
                                                                            -------------  -------------
Weighted average shares prior to Merger...................................     12,550,601     12,599,715
Shares issued in connection with the Merger...............................      4,000,000      4,000,000
                                                                            -------------  -------------
                                                                               16,550,601     16,599,715
                                                                            -------------  -------------
                                                                            -------------  -------------

    Net income (loss) included in the computation of pro forma earnings (loss) per common share is summarized as follows:

                                                                YEAR ENDED   SIX MONTHS
                                                                 DECEMBER    ENDED JUNE
                                                                    31,          30,
                                                                   1995         1996
                                                                -----------  -----------
                                                                       (IN 000'S)
Historical net income of UWS..................................   $   6,373    $   3,487
Historical net loss of AMSG...................................      (6,615)      (7,427)
Pro forma adjustments:
  Amortization of goodwill and other intangibles (Note 18)....      (7,970)      (3,985)
  Interest expense on new long-term debt (Note 17)............      (4,725)      (2,363)
  Elimination of dividend income recorded by UWLIC on AMSG
   preferred stock (see Note 9)...............................        (234)        (441)
  Elimination of investment income on investment of cash used to repay AMSG's bank debt and to finance certain expenses
   of the Merger (see Note 13)................................         (89)        (958)
  Elimination of interest expense on repaid AMSG bank debt....      --              346
  Tax benefit related to proforma adjustments, net (Note
   19)........................................................       1,766        1,194
                                                                -----------  -----------
Pro forma consolidated net loss...............................     (11,494)     (10,147)
Less discount on redeemable preferred stock of UWS............        (113)      --
                                                                -----------  -----------
Pro forma consolidated net loss allocable to common stock.....   $ (11,607)   $ (10,147)
                                                                -----------  -----------
                                                                -----------  -----------
Pro forma net loss per common share...........................   $   (0.70)   $   (0.61)
                                                                -----------  -----------
                                                                -----------  -----------

                    COMPARATIVE PER SHARE MARKET INFORMATION

UWS

    The UWS Common Stock commenced trading on the NYSE under the symbol "UWZ" in June 1994. Prior to that time, the UWS Common Stock was quoted on the Nasdaq National Market (NASDAQ) under the symbol "UWSI." The following table sets forth the per share high and low sale prices for the UWS Common Stock as reported on the NYSE and NASDAQ, as applicable, for the periods indicated.

                                                                                           HIGH        LOW
                                                                                         ---------  ---------
FISCAL 1993
  First Quarter........................................................................  $   37.00  $   26.50
  Second Quarter.......................................................................      29.75      20.75
  Third Quarter........................................................................      31.75      22.50
  Fourth Quarter.......................................................................      31.25      27.25
FISCAL 1994
  First Quarter........................................................................  $   35.75  $   29.25
  Second Quarter.......................................................................      34.50      28.00
  Third Quarter........................................................................      37.25      27.38
  Fourth Quarter.......................................................................      39.75      31.50
FISCAL 1995
  First Quarter........................................................................  $   44.38  $   30.75
  Second Quarter.......................................................................      40.88      18.63
  Third Quarter........................................................................      24.50      18.50
  Fourth Quarter.......................................................................      26.50      20.50
FISCAL 1996
  First Quarter........................................................................  $   23.88  $   19.63
  Second Quarter.......................................................................      26.00      19.38
  Third Quarter (through        )......................................................

    On June 25, 1996, the last full trading day prior to announcement of the execution of the letter of intent pertaining to the proposed Merger and related matters, the reported New York Stock Exchange closing price per share of UWS Common Stock was $21.875. On July 31, 1996, the date on which execution of the definitive Merger Agreement was publicly announced by UWS, the reported NYSE
closing price per share of UWS Common Stock was $23.625. On         , 1996, the
most recent available date prior to printing this Joint Proxy Statement/Prospectus, the reported New York Stock Exchange closing price per
share of UWS Common Stock was $    . On that date, there were approximately
        beneficial holders of UWS Common Stock. UWS shareholders and AMSG shareholders are urged to obtain current market quotations.

    Since the first quarter of 1992, UWS has paid a quarterly dividend of $.12 per share, when adjusted for the three-for-two stock split occurring on September 9, 1992. In conjunction with the initial public offering of UWS Common Stock, BCBSUW agreed to return to UWS via a capital contribution cash dividends, less applicable taxes and expenses, received on or before March 31, 1995. The continuation of dividends at the historical level is subject to the discretion of the UWS Board and will depend upon UWS's operating results, financial condition, and capital requirements, general business conditions, legal restrictions on the payment of dividends and other factors the UWS Board deems relevant.

AMSG

    There is no public market for shares of AMSG Common Stock. No dividends have been paid on the AMSG Common Stock since its inception in June 1988, and AMSG has no current plans to pay any dividends on the AMSG Common Stock in the future. UWS is the only holder of record of AMSG Common Stock other than the trustees under the Voting Trust
Agreement (as defined below). As of         , 1996, there were 42 owners of AMSG
Common Stock under the Voting Trust Agreement.

                      SPECIAL MEETING OF UWS SHAREHOLDERS

GENERAL

    This Joint Proxy Statement/Prospectus is being furnished to holders of UWS Common Stock in connection with the solicitation of proxies by the UWS Board for
use at the UWS Special Meeting to be held on         ,             , 1996, at
                   ,               , Wisconsin, commencing at 11:00 a.m., local
time, and at any adjournments or continuances thereof. This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed
to shareholders of UWS on or about               , 1996.

MATTERS TO BE CONSIDERED AT THE UWS SPECIAL MEETING

    At the UWS Special Meeting, shareholders of record of UWS as of the close of
business on             , 1996, will consider and vote upon (i) approval and
adoption of the Merger Agreement; (ii) an amendment to the UWS Equity Incentive Plan to (a) increase from 600,000 to 2,750,000 the number of shares of UWS Common Stock to be issued thereunder (including approximately 1,775,000 shares to be issued in connection with the Merger and approximately 508,000 available for future grants); (b) limit the number of shares which may be granted to individual participants in a three year period; (c) change the requirements for membership on the Committee which administers the Plan to comply with changes to Securities Exchange Act Rule 16b-3 (relating to short swing profits) and Treas. Reg. 1.162-27 (relating to compensation in excess of $1,000,000); (d) permit the gifting of stock options to an employee's spouse, children or grandchildren (or trusts for their benefit); and (iii) such other business as may properly be brought before the UWS Special Meeting.

    Holders of UWS Common Stock will not be entitled to dissenters' rights as a result of the Merger. See "RIGHTS OF DISSENTING SHAREHOLDERS -- UWS Shareholders."

    THE UWS BOARD UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT UWS SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND "FOR" APPROVAL AND ADOPTION OF THE AMENDMENTS TO THE UWS EQUITY INCENTIVE PLAN. SEE "BACKGROUND OF AND REASONS FOR THE MERGER" AND "APPROVAL OF AMENDMENTS TO UWS EQUITY INCENTIVE PLAN."

    As of the date of this Joint Proxy Statement/Prospectus, the UWS Board does not know of any other matters to be presented for action by the shareholders at the UWS Special Meeting. UWS's Bylaws require that notice with respect to matters to be presented for action by the shareholders at a special meeting be
received by UWS not earlier than             , 1996 and not later than
            , 1996. If any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the UWS Board.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

    The close of business on             , 1996 (the "UWS Record Date") has been
fixed as the record date for determining the holders of UWS Common Stock who are entitled to notice of and to vote at the UWS Special Meeting. As of the UWS
Record Date, there were approximately      beneficial holders of the
            shares of UWS Common Stock then outstanding and entitled to vote. The holders of record on the UWS Record Date of UWS Common Stock are entitled to one vote per share of UWS Common Stock. The presence in person or by proxy of the holders of shares representing a majority of the voting power of the UWS Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the UWS Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of UWS Common Stock is required for adoption of the Merger Agreement. The affirmative vote of a majority of the total votes cast on the proposal is required to amend the UWS Equity Incentive Plan.

    BCBSUW, which owns 6,207,075 shares of UWS Common Stock representing 49% of all outstanding UWS Common Stock before giving effect to the Merger, has agreed to vote all of its shares of UWS Common Stock for approval of the Merger and the Merger Agreement.

    Abstention from voting and broker nonvotes will have the same effect as voting against the adoption of the Merger Agreement since they represent one less vote for such approval. Abstentions will also have the effect of a vote against the Plan Amendments, but broker nonvotes will have no effect on the voting.

PROXIES; PROXY SOLICITATION

    Shares of UWS Common Stock represented by properly executed proxies received at or prior to the UWS Special Meeting that have not been revoked will be voted at the UWS Special Meeting in accordance with the instructions contained therein. Shares of UWS Common Stock represented by properly executed proxies for which no instruction is given will be voted "FOR" adoption of the Merger Agreement and "FOR" approval of the amendment to the UWS Equity Incentive Plan. UWS shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A shareholder may revoke a proxy at any time before its exercise by submitting a later-dated proxy with respect to the same shares, by delivering written notice of revocation to the Secretary of UWS or by attending the UWS Special Meeting and voting in person. Mere attendance at the UWS Special Meeting will not in and of itself revoke a proxy.

    If the UWS Special Meeting is continued or adjourned for any reason, at any subsequent reconvening of the UWS Special Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the UWS Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

    UWS will bear the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees of UWS may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of UWS Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

                      SPECIAL MEETING OF AMSG SHAREHOLDERS

GENERAL

    This Joint Proxy Statement/Prospectus is being furnished to holders of AMSG Common Stock in connection with the solicitation of proxies by the AMSG Board of Directors for use at the Special Meeting of AMSG shareholders to be held on
            , 1996, at               ,               , Wisconsin, commencing at
11:00 a.m., local time, and at any adjournments or continuances thereof. This Joint Proxy Statement/Prospectus and the accompanying form of proxy is first
being mailed to stockholders of AMSG on or about             , 1996.

    With the exception of the 20,967 (approximately 12%) shares of AMSG Common Stock owned by UWS, all of the issued and outstanding shares of AMSG Common Stock are subject to the Voting Trust Agreement. Wallace J. Hilliard ("Hilliard"), as trustee under the Voting Trust Agreement, is empowered to vote substantially all of the shares subject thereto and Ronald A. Weyers ("Weyers"), as successor trustee under the Voting Trust Agreement, is entitled to vote the remaining shares (Hilliard and Weyers are collectively referred to as the "Trustees"). Under the terms of the Voting Trust Agreement, the Trustees have the full and unqualified right and power to vote all shares subject to the Voting Trust Agreement at all meetings of stockholders for any purpose, including the right to vote such shares at a stockholders' meeting called to approve the Merger. However, the Voting Trust Agreement grants the Trustees the right to call a meeting of the holders of record of the trust certificates issued under the Voting Trust Agreement (the "Certificate Holders") to ascertain the views of such holders with respect to such issues as the Trustees may, in their discretion, determine. At each such meeting, every Certificate Holder is entitled to one vote for each share of capital stock represented by trust certificates standing in his name. The Trustees have determined to vote the AMSG Common Stock subject to the Voting Trust Agreement in accordance with the instructions of the Certificate Holders. Accordingly, at the AMSG Special Meeting, the Trustees intend to hold a meeting of the Certificate Holders for the purpose of obtaining the Certificate Holders' approval of the Merger.

MATTERS TO BE CONSIDERED AT THE AMSG SPECIAL MEETING

    At the AMSG Special Meeting, stockholders of record of AMSG as of the close
of business on             , 1996 will consider and vote upon a proposal to
approve and adopt the Merger Agreement and the Merger.

    Holders of AMSG Common Stock will be entitled to dissenters' rights as a result of the Merger. See "RIGHTS OF DISSENTING SHAREHOLDERS--AMSG Stockholders."

    THE AMSG BOARD HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT AMSG STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "BACKGROUND OF AND REASONS FOR THE MERGER" and "CONFLICTS OF INTEREST."

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

    The close of business on             , 1996 (the "AMSG Record Date") has
been fixed as the record date for determining the holders of AMSG Common Stock who are entitled to notice of and to vote at the AMSG Special Meeting. As of the AMSG Record Date, there were 174,733.67 shares of AMSG Common Stock outstanding and entitled to vote. The holders of record of shares of AMSG Common Stock on the AMSG Record Date are entitled to one vote per share of AMSG Common Stock. The presence in person or by proxy of the holders of shares representing a majority of the AMSG Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the AMSG Special Meeting. The affirmative vote of holders of shares representing a majority of the number of shares of AMSG Common Stock outstanding is necessary to approve and adopt the Merger Agreement and Merger. Abstentions from voting will have the practical effect of voting against the approval and adoption of the Merger Agreement and the Merger since they represent one less vote for adoption of such proposals.

    Messrs. Hilliard and Weyers have agreed to vote 74,961.67 shares of AMSG Common Stock which they, collectively, have the power to vote and which represents approximately 43% of the issued and outstanding shares of AMSG Common Stock for approval of the Merger and the Merger Agreement. In addition, UWS intends to vote its 20,967 shares of AMSG Common Stock representing approximately 12% of the outstanding AMSG Common Stock, for approval of the Merger and the Merger Agreement. Accordingly, approval of the Merger and the Merger Agreement at the AMSG Special Meeting is assured.

PROXIES; PROXY SOLICITATION

    Shares of AMSG Common Stock represented by properly executed proxies received at or prior to the AMSG Special Meeting that have not been revoked will be voted at the AMSG Special Meeting in accordance with the instructions contained therein. Shares of AMSG Common Stock represented by properly executed proxies for which no instruction is given will be voted "FOR" approval and adoption of the Merger Agreement and the Merger. AMSG stockholders are requested to complete, sign, date and return promptly the enclosed form of proxy in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A stockholder may revoke a proxy by submitting at any time prior to the vote on the Merger Agreement and the Merger a written notice of revocation to the Secretary of AMSG or by attending the AMSG Special Meeting and voting in person. Mere attendance at the AMSG Special Meeting will not in and of itself revoke a proxy.

    If the AMSG Special Meeting is continued or adjourned for any reason, at any subsequent reconvening of the AMSG Special Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the AMSG Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

    AMSG will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, directors, officers and employees of AMSG may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of AMSG will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND

    In October 1988, UWS entered into a joint venture agreement with AMSG (the "Joint Venture Agreement") for the purpose of offering small group PPO products primarily to employers with 100 or fewer employees. Pursuant to the Joint Venture Agreement, UWS obtained a 10.3% equity interest in AMSG for which it invested $500,000. Subsequent purchases of AMSG Common Stock for an aggregate amount of $940,000 raised UWS's ownership of AMSG Common Stock to approximately 12%. The initial term of the Joint Venture Agreement continued until December 31, 1993 and was subsequently amended to extend until December 31, 1996, subject to annual renewal for subsequent one-year terms upon mutual agreement of the parties.

    As described in more detail under "BUSINESS OF AMSG" herein, AMS is a third party administrator which sells small group health care products and life and other employee benefit products. The business sold by AMS is underwritten by UWIC and UWLIC which reinsure a portion of the business sold by AMS with AMSIC. Through these reinsurance agreements, the net underwriting results of this business are divided equally between UWLIC and AMSIC. UWLIC oversees underwriting and pricing decisions, and AMS is responsible for sales, premium collection, administration and claims payment. AMS must first receive UWS's consent if AMS wants to sell a product line that is not underwritten by UWIC or UWLIC.

    The Joint Venture Agreement includes a buyout provision (the "Buyout Option") exercisable on December 31, 1996, whereby UWS could acquire the 88% of the equity interests in AMSG that it does not already own at a formula price equal to the sum of:

    (a) Five percent (5%) of premiums earned by AMS in 1996 allocable to the AMSG Common Stock not owned by UWS;

    (b) the book value of AMSG as of December 31, 1996 allocable to the AMSG Common Stock not owned by UWS; and

    (c) the aggregate after-tax earnings of AMSG for each of the calendar years 1993-1996 allocable to the AMSG Common Stock not owned by UWS.

    For purposes of arriving at the above formula price, the following items are excluded: (i) any premium equivalents earned by AMS for self-funded accounts;
(ii) any and all AMS accounts for which claims processing is subcontracted to a third party; (iii) any and all accounts which were assumed by UWIC and UWLIC on or after January 1, 1989 and which AMS administers; and (iv) premiums earned by AMS shall not include any billing fee charged by AMS on any premium billing. Further, the formula price is not affected by, among other things, Messrs. Hilliard and Weyers' purchase of the Regency Center Office and/or the lease of the ground upon which such building sits.

    Messrs. Hilliard and Weyers are employed in the capacities of President and Executive Vice President, respectively, of AMSG pursuant to employment contracts dated August 1, 1991 (the "AMSG Employment Contracts"). The terms of the AMSG Employment Contracts continue until either party provides three years' prior written notice of termination (regardless of exercise of the

Buyout Option); provided, however, they may not be otherwise terminated except by AMSG for good cause. The Employment Agreements have non-competition clauses during the terms thereof and, in the event of termination, for a period of five years thereafter.

    As previously discussed, all of the stockholders of AMSG, except UWS, have entered into a Voting Trust Agreement whereby Mr. Hilliard, as trustee, and Mr. Weyers, as successor trustee, are given absolute authority to vote and sell each stockholder's stock in AMSG on his or her behalf. The Voting Trust Agreement gives Mr. Hilliard and Mr. Weyers effective control over AMSG.

    All of the stockholders of AMSG, except UWS, have also entered into an agreement (the "AMSG Shareholder Agreement"), which restricts the transfer of shares of AMSG Common Stock unless the stockholder desiring to transfer shares first offers the same for sale first to UWS, then to AMSG, and then to the other stockholders. The AMSG Shareholder Agreement contains provisions similar to those contained in the Joint Venture Agreement regarding UWS's right of first refusal to meet any good faith offer to purchase all or substantially all of AMSG's property or assets, and/or any segment of its business, or to purchase all or substantially all of the issued and outstanding capital stock of AMSG. The AMSG Shareholder Agreement also contains a similar provision to the Buyout Option in the Joint Venture Agreement regarding UWS's buyout right, exercisable beginning on December 31, 1996, whereby UWS can acquire all of the issued and outstanding shares of stock of AMSG at the formula price described above.

    From 1988 through 1994, profits recorded by UWS from the joint venture increased consistently, and in 1994 represented approximately 71% of UWS's net income for that year. Because the joint venture has historically had such a significant impact on UWS's operations, UWS management has regularly considered ways to enhance shareholder value with respect to the joint venture and, if UWS decided to exercise the Buyout Option or negotiate an alternative transaction with respect to AMSG, to ensure that the change in ownership would proceed smoothly and with minimum disruption to AMSG's operations.

    In assessing whether to exercise the Buyout Option, UWS recognized that there were several aspects of simply exercising the Buyout Option that could be less desirable than alternative methods of continuing UWS's interest in AMSG, both for UWS and for the AMSG stockholders. First, the Buyout Option does not provide for the issuance of UWS Common Stock as consideration. Having all or a portion of the consideration consisting of UWS Common Stock could provide UWS with additional flexibility for financing the Buyout Option, and also would allow the AMSG stockholders to defer recognition of some or all of their gain for federal and state income tax purposes. Second, although the AMSG Employment Contracts would remain in effect, exercise of the Buyout Option would not necessarily ensure the continued commitment or involvement of Messrs. Hilliard and Weyers. Third, the Buyout Option made no provisions for any other aspects of the transition, including continued employment of the other AMSG executives or representations, warranties and indemnity agreements in favor of UWS in connection with its purchase of AMSG.

    Accordingly, UWS consistently has believed that an arrangement addressing these and other issues would ensure a smooth transition and enhance the value of UWS's interest in AMSG in the event UWS chose to exercise the Buyout Option. In early 1994, UWS and Merrill Lynch began to investigate alternative structures to an all cash buyout at the end of 1996. In early 1994, UWS initiated discussions with Messrs. Hilliard and Weyers, both individually and in their capacities as voting trustees under the Voting Trust Agreement, and proposed a transaction in which UWS and the AMSG stockholders would contribute AMSG Common Stock owned by them to a newly formed holding company in a tax-free exchange for holding company common stock. UWS also considered the possibility of contributing other assets to the holding company, including UWLIC, so that the holding company would be an independent corporation embracing all aspects of the AMSG business. Discussions regarding that transaction continued for several weeks, but the parties ultimately were unable to agree on the relative percentages of holding company stock that each would receive and discussions were abandoned in early summer 1994.

    In early 1995, UWS with the assistance of Merrill Lynch began to investigate the possibility of separating UWS's interest in the joint venture from the rest of its operations. UWS then retained Merrill Lynch to advise UWS with respect to alternatives to enhance shareholder value, including a possible separation of UWS's interest in AMSG. Management of UWS believed that both the complex nature of UWS's interest in AMSG and the fact that the nature of the AMSG business and UWS's other businesses were substantially different caused some confusion in the marketplace with respect to valuation of UWS. Management asked Merrill Lynch to consider, among other things, whether separating the AMSG business would permit the market to make a more accurate assessment of each line of business and allow investors a choice of more narrowly focused investments.

    After considering a number of alternatives, UWS and Merrill Lynch concluded that a favorable structure for accomplishing a separation would be a tax-free spinoff to UWS shareholders (the "Spinoff") of a newly formed subsidiary into which UWS's businesses, other than those relating primarily to the joint venture, would be contributed. UWS considered two types of Spinoffs: (1) negotiating with Hilliard and Weyers for an early exercise of the Buyout Option, upon completion of which all of the outstanding AMSG Common Stock (and therefore 100% of the equity interests in AMSG) would be included in the company retaining the AMSG-related operations; and (2) having such company own UWS's AMSG-related operations and the Buyout Option, which would then be exercised in accordance with its terms. In connection with the Spinoff, in September 1995 UWS prepared and submitted a private letter ruling request to the Internal Revenue Service (the "IRS") regarding the tax-free nature of the Spinoff, and in January 1996, the IRS issued a private letter ruling to the effect that the Spinoff would be tax-free to UWS shareholders.

    Although UWS received the requested private letter ruling in early 1996, it still had not negotiated any alternative to the Buyout Option and, in the opinion of UWS and Merrill Lynch, the depressed earnings reported by AMSG throughout 1995 and the continued depressed performance during the first quarter of 1996 did not then support creating a publicly traded company whose assets consisted only of UWS's AMSG-related operations and the Buyout Option.

    By April 1996, UWS recognized that a certain degree of uncertainty existed both at AMSG and in the marketplace given the Buyout Option's December 31, 1996 exercise date and the fact that UWS had not announced its intentions with respect to the Buyout Option.

    On April 26, 1996, the Executive Committee of the UWS Board met to discuss the AMSG situation. Merrill Lynch attended that meeting and reviewed for the Committee the strategic alternatives that had been evaluated and recommended that UWS exercise the Buyout Option. At the conclusion of the meeting, the UWS Board unanimously approved giving AMSG notice of UWS's intent to exercise the Buyout Option. Accordingly, in late April 1996, UWS gave AMSG formal notice of its intent to exercise the Buyout Option and deferred any plans for a Spinoff.

    Following the delivery of that notice, UWS again began discussions with Messrs. Hilliard and Weyers regarding a possible early exercise of the Buyout Option which, by its terms, would not become effective until December 31, 1996. In particular, UWS recognized that a number of factors favored a negotiated and early completion of the transaction. In particular, a number of insurance-related regulatory approvals would be required before UWS could assume control of AMSG. Further, a negotiated transaction in which Messrs. Hilliard and Weyers had defined roles and which provided for a transition process to which all parties were committed would result in minimum disruption to AMSG's business and a negotiated transaction would allow UWS to gain effective control of AMSG sooner, permitting UWS to facilitate changes it deems necessary to restore AMSG to profitability. Additionally, UWS believed that a negotiated transaction would provide a framework for due diligence concerning AMSG's and UWS's receipt of representations, warranties and indemnities concerning AMSG. Consequently, UWS and Messrs. Hilliard and Weyers began further discussions for a transaction that could accomplish the above objectives and, on June 25, 1996, executed a letter of intent relating to the Merger. Subsequent to execution of the letter of intent, the parties began negotiations of the Merger Agreement consistent with the terms of the letter of intent. The UWS Board met on

July 31, 1996 to consider the Merger Agreement. At that meeting, Merrill Lynch delivered its fairness opinion concerning the terms of the Merger, after which the UWS Board unanimously approved the Merger Agreement. Following the UWS Board meeting on July 31, 1996, the Merger Agreement was executed by all parties.

UWS'S REASONS FOR THE MERGER

    In addition to the mutual reasons for the Merger stated above, UWS's Board of Directors believes the following strategic factors will also contribute to the success of the combined Merger:

    In the course of its deliberations in arriving at its unanimous decision to approve the Merger, the UWS Board reviewed and considered with UWS's management a number of other factors relevant to the Merger. The factors the Board considered included, but were not limited to, (a) information concerning UWS's and AMSG's respective businesses, historical financial performance, operations, services and marketing approaches; (b) their strategic direction and future opportunities; (c) an analysis of the respective future contributions to revenue, operating profits and net profits of AMSG; (d) compatibility of the management and corporate cultures of UWS and AMSG; (e) premiums to market and multiples paid in other comparable merger and acquisition transactions; (f) the structure and content of the proposed Merger Agreement; (g) a financial presentation by Merrill Lynch, including the opinion of Merrill Lynch that the consideration to be paid to the holders of capital stock of AMSG pursuant to the Merger Agreement was fair from a financial point of view to the shareholders of UWS; (h) available alternatives to the Merger; and (i) reports from management, financial and legal advisors as to the results of their due diligence investigation of AMSG. For a discussion of many of the foregoing matters, see "Opinion of UWS Financial Advisor" below.

    The UWS Board also considered a variety of potentially negative factors in its deliberations concerning the Merger, including (a) the potentially dilutive effect of issuing UWS Common Stock in the Merger; (b) the expenses to be incurred in connection with the Merger and the effect of such expenses on the results of operations in the quarter the Merger is consummated; (c) the dependence of AMSG on the continued participation of key management personnel; and (d) other risks described under "RISK FACTORS" above. In view of the wide variety of factors considered, both positive and negative, the UWS Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered, but did determine that the anticipated benefits of the Merger outweighed the potentially negative factors considered.

AMSG'S REASONS FOR THE MERGER

    As described above, on April 29, 1996, AMSG received notice of UWS's intention to exercise the Buyout Option on December 31, 1996. The price to be paid by UWS under the Buyout Option is based on a formula which cannot be determined until financial results for 1996 are available, which would not be until sometime in 1997. In addition, the formula price could be impacted, possibly materially, by extraordinary events occurring before December 31, 1996. The Joint Venture Agreement and related agreements have very few specific provisions regarding the conduct of AMSG's business during the period after notice of exercise of the Buyout Option has been given and prior to the closing of the Buyout Option (the "Interim Period"). For example, there are no transition provisions, there is no framework for obtaining regulatory approvals, and there are no specific guidelines on what extraordinary actions AMSG can and cannot take during the Interim Period. AMSG management considered what actions could be taken under the Joint Venture Agreement and applicable law to maximize the formula purchase price under the Buyout Option during the Interim Period. The actions considered included, among others, transactions to realize the fair market value of certain AMSG assets which AMSG management believed had a fair market value significantly in excess of the value at which those assets were carried on the books and records of AMSG for financial accounting purposes. There was, however, a significant amount of uncertainty as to AMSG's ability to successfully complete any such transactions prior to December 31, 1996. Absent any such extraordinary transactions occurring prior to December 31, 1996, AMSG management estimated in early May 1996 that the formula price under the Buyout Option would result in an aggregate purchase price of between $125 million and $170 million (which would be between approximately $770 and $1,056 per share of AMSG Common Stock).

The foregoing estimate was based on AMSG management's projections for 1996, and the actual price under the formula could be higher or lower depending upon AMSG's actual financial results for 1996. Furthermore, AMSG management was concerned about the possible detrimental effect on AMSG's business, employees, agents and customers from the delay between the exercise of the Buyout Option and the closing of the Buyout Option and the lack of a specified transition process during such period.

    Due to (i) the uncertainties inherent in the Buyout Option formula, (ii) the uncertainties as to whether, and to what extent, AMSG could engage in extraordinary transactions during the Interim Period in order to maximize the formula price, (iii) the possible detrimental effect on AMSG, its business, employees, agents and customers of proceeding with the Buyout Option without a negotiated transition process, and (iv) the possibility of obtaining a more favorable tax treatment and continuing equity interest in the AMSG business for AMSG shareholders in a negotiated transaction, AMSG management entered into negotiations with UWS in order to value the AMSG Common Stock outside of the formula price, to obtain more favorable tax treatment for AMSG shareholders, and to allow AMSG shareholders to have a continuing equity interest in the AMSG business. The result of such negotiations is the Merger Agreement and Merger contemplated thereby.

OPINION OF UWS FINANCIAL ADVISOR

    THE COMPLETE TEXT OF THE OPINION DATED            , 1996 (THE "MERRILL LYNCH
OPINION") IS ATTACHED HERETO AS APPENDIX B AND THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. SHAREHOLDERS OF UWS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED, THE ASSUMPTIONS MADE AND SCOPE OF THE REVIEW UNDERTAKEN BY, AS WELL AS LIMITATIONS ON THE REVIEW UNDERTAKEN BY, MERRILL LYNCH IN RENDERING ITS OPINION. UWS BELIEVES THAT ALL MATERIAL ELEMENTS OF THE MERRILL LYNCH OPINION ARE SUMMARIZED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

    UWS has retained Merrill Lynch to act as its financial advisor in connection with the Merger. Merrill Lynch delivered its oral opinion to UWS's Board of Directors on July 31, 1996, which opinion was subsequently confirmed in writing (the "Merrill Lynch Opinion"), to the effect that, as of such date, the proposed consideration to be paid by UWS pursuant to the Merger, taken as a whole, was fair, from a financial point of view, to the shareholders of UWS.

    The full text of the Merrill Lynch Opinion, which sets forth assumptions made, matters considered and limits on the review undertaken by Merrill Lynch, is attached hereto as Appendix B and is incorporated herein by reference. UWS shareholders are urged to read this opinion in its entirety. The summary set forth in this Proxy Statement/Prospectus of the Merrill Lynch Opinion is qualified in its entirety by reference to the full text of such opinion.

    The Merrill Lynch Opinion is directed to the UWS Board of Directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the UWS Special Meeting. The proposed consideration to be paid by UWS pursuant to the Merger was determined through negotiations between UWS and AMSG.

    In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things,
(i) reviewed AMSG's Annual Reports and related financial information for the five fiscal years ended December 1995 and AMSG's related unaudited financial information for the monthly periods ending June 1996; (ii) reviewed UWS's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 1995, and UWS's Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 1996; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of AMSG and UWS, furnished to Merrill Lynch by UWS and AMSG; (iv) conducted discussions with members of senior management of AMSG and UWS concerning AMSG's and UWS's businesses and prospects;
(v) compared the results of operations of UWS and AMSG with those of certain companies which Merrill Lynch deemed to be reasonably similar to UWS and AMSG, respectively; (vi) reviewed the historical market prices and trading activity for the UWS Common Stock; (vii) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which

Merrill Lynch deemed to be relevant; (viii) considered the pro forma effect of the Merger on UWS's capitalization ratios and earnings, cash flow and book value per share; (ix) considered the terms of the Joint Venture Agreement, and the AMSG Stock Restriction Agreement; (x) reviewed the Merger Agreement; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

    In preparing the Merrill Lynch Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by AMSG and UWS, and Merrill Lynch has not independently verified such information or undertaken an independent appraisal of the assets of AMSG or UWS. With respect to the financial forecasts furnished by AMSG and UWS, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of AMSG's or UWS's management as to the expected future financial performance of AMSG or UWS, as the case may be. The forecasts of AMSG's future financial performance were based on a pro forma combination of the respective financial interests of AMSG and UWS in the existing joint venture, and there can be no assurance that such forecasts will accurately reflect AMSG's actual future financial performance. Merrill Lynch's opinion necessarily is based on economic, monetary and market conditions
prevailing, and other circumstances and conditions existing on             ,
1996.

    In connection with rendering the Merrill Lynch Opinion to the UWS Board, Merrill Lynch performed a variety of financial analyses, which are summarized below. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Merrill Lynch took into account its assessment of general economic, market, and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the healthcare and insurance industry generally. In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of UWS or AMSG. With respect to the analyses of selected comparable acquisition transactions and comparable public healthcare and insurance companies summarized below, no public company or transaction utilized as a comparison is identical to UWS or AMSG or the Merger, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and transactions, and other factors that could affect the companies concerned. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. None of the analyses performed by Merrill Lynch was assigned a greater significance by Merrill Lynch than any other.

    The following is a summary of the analyses performed by Merrill Lynch in connection with its presentation to the UWS Board of Directors on July 31, 1996 and the delivery of the Merrill Lynch Opinion:

    DISCOUNTED CASH FLOW ANALYSES. Merrill Lynch performed a discounted cash flow analysis of AMSG based upon estimates of projected financial performance prepared by UWS for the fiscal years 1997 through 2001. Utilizing these projections, Merrill Lynch calculated a range of values based upon the discounted net present value of AMSG's five-year stream of projected levered after-tax free cash flow and its projected fiscal year 2001 terminal value. In performing this analysis, Merrill Lynch utilized discount rates reflecting a weighted average cost of capital ranging from 12.0% to 14.0% and terminal value multiples of calendar year 2001 net income ranging from 11.0x to 13.0x. Merrill Lynch calculated a range of present values for 88% of AMSG, representing the portion of the outstanding common stock of AMSG not held by UWS (the "Acquired Stock"), after subtracting $160.0 million, representing UWS's best estimate of the amount of the net capital it uses to underwrite policies marketed by the joint venture (the "Capital Contribution Estimate"), under each of the following four scenarios:
(i) the first scenario (referred to herein as the "Base Case," which reflected UWS's most reasonable expectation of AMSG's future financial performance and which assumed significantly lower revenue growth rates than AMSG has experienced in the past and a return to modest net underwriting gain ratios from the current net underwriting losses), exclusive of the possible cost savings expected to result from the Merger, resulted in an estimated range of present values of $330 million to $455 million; (ii) the second scenario, which represented the Base Case including management's estimates of possible cost savings expected to result from the Merger, resulted in an estimated range of present values of $450 million to $600 million; (iii) the third scenario (referred to herein as the "Downside Case," which reflected UWS's most conservative expectation of AMSG's future financial performance and which assumed significantly lower revenue growth rates than AMSG has experienced in the past and a return to very modest net underwriting gain ratios from the current net underwriting losses), exclusive of possible cost savings expected to result from the Merger, resulted in an estimated range of present values of $65 million to $135 million; and (iv) the fourth scenario, which represented the Downside Case including management's estimates of possible cost savings expected to result from the Merger, resulted in an estimated range of present values of $185 million to $280 million.

    ANALYSIS OF SELECTED COMPARABLE ACQUISITION TRANSACTIONS. Merrill Lynch reviewed certain publicly available information regarding eleven selected business combinations involving healthcare and insurance companies announced since February 28, 1987 (collectively, the "Comparable Transactions"). The Comparable Transactions, in reverse chronological order of public announcement, and listed as Seller/Buyer, were: Mass Mutual/Wellpoint; Emphesys/Humana; Mid-South Insurance Co./ Trigon Blue Cross Blue Shield; Provident Life & Accident/Healthsource; Travelers-Managed Care/ Metropolitan Life Insurance; GroupAmerica Insurance Co./Veritus; Home Life Financial Assurance/ Community Mutual Insurance; Colonial Life and Accident/UNUM Corp.; Equicor-Equitable HCA/ CIGNA,; American General -- Group L&H/Associated Insurance Co.; John Alden Life/Merrill Lynch Cap. -- GECC.

    Merrill Lynch compared the prices paid in the Comparable Transactions in terms of the transaction value (defined as offer value, plus preferred equity at liquidation value, short-term debt, long-term debt and minority interests, minus cash and marketable securities and exercisable option proceeds) as a multiple of, among other things, forward net income and book value. An analysis of the multiples for the Comparable Transactions, as adjusted to exclude certain results that Merrill Lynch considered anomalous, yielded a range of multiples of transaction value to forward net income of 9.8x to 14.7x (with a mean of 12.6x and a median of 13.4x) and of transaction value to book value of 1.7x to 2.2x (with a mean of 1.9x and a median of 1.8x). Merrill Lynch then applied multiples of transaction value to forward net income ranging from 10.0x to 13.0x to AMSG's projected forward net income, based on the Base Case exclusive of the possible cost savings expected to result from the Merger, to yield a value range for the Acquired Stock, after subtracting the Capital Contribution Estimate, from $185 million to $300 million, and multiples of transaction value to book value ranging from 1.8x to 2.0x to AMSG's projected book value to yield a value range of $200 million to $240 million.

    COMPARABLE PUBLIC HEALTHCARE AND INSURANCE COMPANY ANALYSIS. Merrill Lynch compared certain publicly available financial and operating data and projected financial performance of selected healthcare and insurance companies with similar financial and operating data and projected finincial performance of AMSG based upon estimates provided by AMSG management. Merrill Lynch compared AMSG to nine insurance companies deemed by Merrill Lynch to be reasonably similar to AMSG, AFLAC, American Travellers, Capitol American, John Alden, Penncorp Financial, Protective Life, United Insurance Co., UNUM and Washington National (the "Comparable Companies").

    Merrill Lynch compared the market values (defined as the product of primary shares outstanding and market price) of the Comparable Companies as a multiple of, among other things, 1997 estimated net income. An analysis of the multiples for the Comparable Companies, as adjusted to exclude certain results that Merrill Lynch considered anomalous, yielded a range of multiples of market value to 1997 estimated net income of 7.4x to 11.7x (with a mean of 9.7x and a median of 9.9x). Merrill Lynch than applied multiples of market value to 1997 estimated net income ranging from 9.0x to 11.0x to AMSG's 1997 estimated net income, based on the Base Case exclusive of the possible cost savings expected to result from the Merger, to yield a value range for the Acquired Stock, after subtracting the Capital Contribution Estimate, of $160 million to $225 million.

    PRO FORMA ANALYSIS. Merrill Lynch analyzed certain pro forma effects resulting from the Merger on the earnings per share ("EPS") of UWS. In conducting its analysis, Merrill Lynch relied upon financial forecasts provided by UWS and AMSG for the years 1997 through 2000. Based upon such financial forecasts, and assuming that the joint venture with AMSG would have been extended past its December 31, 1996 expiration date, Merrill Lynch calculated that the Merger would have a dilutive effect on the fully diluted EPS of UWS Common Stock for the years 1997 through 2000. Taking into account management's estimated cost savings expected to result from the Merger, Merrill Lynch calculated that the Merger would have an accretive effect on the fully diluted EPS of UWS Common Stock for the years 1997 through 2000.

    Merrill Lynch also calculated UWS's pro forma debt to capitalization ratio and multiple of earnings before interest and taxes ("EBIT") to total interest resulting from the Merger. Based upon the financial forecasts provided by UWS and AMSG, and assuming that the joint venture with AMSG would have been extended past its December 31, 1996 expiration date without taking into account possible cost savings expected to result from the Merger, Merrill Lynch calculated that UWS's pro forma debt to capitalization ratio would be 22.4%, 19.5%, 16.7% and 14.3% for the years 1997 through 2000, respectively, and UWS's pro forma multiple of EBIT to total interest would be 8.0x, 12.8x, 15.7x and 18.1x for the years 1997 through 2000, respectively.

    OPTION PURCHASE PRICE RANGE. Merrill Lynch calculated a range of purchase prices for the Acquired Stock which UWS would have been required to pay upon the exercise of the Buyout Option. In performing this analysis, Merrill Lynch utilized a range of estimates of projected AMSG 1996 net income determined by management. Based on management projections of AMSG 1996 net income ranging from a loss of $10.0 million to a gain of $10.0 million, Merrill Lynch calculated a range of purchase prices payable upon exercise of the option of $117.0 million to $152.2 million.

    Merrill Lynch also noted that the proposed consideration to be paid by UWS pursuant to the Merger may exceed the potential price UWS would pay if it attempted to exercise its option on December 31, 1996 under the terms of the Joint Venture Agreement. In arriving at the Merrill Lynch Opinion, Merrill Lynch took into account management's belief that the Merger would permit UWS to accrue a number of benefits: to gain effective operational control over AMSG significantly sooner than it would if it simply exercised the option, permitting UWS to facilitate changes it deemed necessary to restore profitability more quickly; to use UWS common stock as partial consideration in order to ensure orderly financing and preserve UWS's balance sheet strength; and to facilitate a clear, orderly transition of AMSG's business, avoiding any potential management or customer disruption that may have resulted from an option exercise.

    Merrill Lynch is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. UWS selected Merrill Lynch as a financial advisor in connection with the Merger because of its reputation and because Merrill Lynch has substantial experience in transactions similar to the Merger.

    Merrill Lynch has from time to time provided various investment banking and other financial advisory services to UWS, and has received customary fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade UWS Common Stock for its or their own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in UWS Common Stock.

    UWS and Merrill Lynch have entered into a letter agreement, dated July 31, 1996, relating to the services to be provided by Merrill Lynch in connection with the Merger. UWS has agreed to pay Merrill Lynch fees as follows: (i) a cash fee of $500,000, which was payable upon the earlier of the entering into the Merger Agreement or the delivery of the Merrill Lynch Opinion, and (ii) an additional cash fee of $1,000,000, payable upon the completion of the Merger, for a total fee of $1,500,000. In such letter, UWS also agreed to reimburse Merrill Lynch for its reasonable and necessary out-of-pocket expenses, not to exceed $150,000 without UWS's prior consent, and to indemnify Merrill Lynch against certain liabilities related to or arising out of any transaction contemplated by the letter agreement.

RECOMMENDATION OF UWS BOARD

    The UWS Board unanimously has determined the Merger to be fair to and in the best interests of UWS and its shareholders and has approved the Merger and the Merger Agreement. The UWS Board recommends that UWS shareholders vote FOR the Merger and the amendment of the UWS Equity Incentive Plan. The UWS Board's recommendations are based upon a number of factors discussed in this Joint Proxy Statement/Prospectus.

RECOMMENDATION OF AMSG BOARD

    The AMSG Board has determined the Merger to be fair to and in the best interests of AMSG and its stockholders and has approved the Merger Agreement and the Merger. The AMSG Board therefore recommends that AMSG stockholders approve the Merger Agreement and the Merger. Mr. Thomas R. Hefty did not participate in the AMSG Board's deliberation as to whether to approve the Merger Agreement. See "CONFLICTS OF INTEREST."

                                   THE MERGER

    THE DESCRIPTION OF THE MERGER AGREEMENT SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN.

TERMS OF THE MERGER

    THE MERGER. Subject to the terms and conditions of the Merger Agreement and the Plan of Merger between UWS and AMSG attached as Exhibit A to the Merger Agreement (the "Plan of Merger"), AMSG will merge with and into UWS at the Effective Time. At the Effective Time, the separate corporate existence of AMSG will cease, and UWS will be the surviving corporation (the "Surviving Corporation").

    ARTICLES OF INCORPORATION AND BYLAWS. The Plan of Merger provides that the Articles of Incorporation of UWS as in effect immediately prior to the Effective Time will become the Articles of Incorporation of the Surviving Corporation and that the Bylaws of UWS as in effect immediately prior to the Effective Time will become the Bylaws of the Surviving Corporation.

    DIRECTORS AND OFFICERS. The directors of UWS at the Effective Time will continue as the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of UWS at the Effective Time will continue as the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. See "THE MERGER -- Management and Operations of AMSG After the Merger."

    CONVERSION OF AMSG COMMON STOCK IN THE MERGER. At the Effective Time, each share of AMSG Common Stock which is issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights have been properly exercised and shares held by UWS) will be converted into the right to receive, after expenses, approximately 24 shares of UWS Common Stock and approximately $382 in cash, without interest. In addition, approximately $52 per share of AMSG Common Stock will be placed in an escrow account to be held and paid as described more fully in "-- Escrow Agreement." Shares of AMSG Common Stock held by UWS will be canceled.

    CONVERSION OF AMSG STOCK OPTIONS IN THE MERGER. Upon consummation of the Merger, each AMSG Option that is outstanding immediately prior to the Effective Time will be converted into an option to purchase approximately 42.4 shares of UWS Common Stock for each share of AMSG Common Stock subject to such option at a per share exercise price of approximately $4.67 (the "UWS Options"). At or after the Effective Time, option agreements for UWS Options will be issued pursuant to UWS's Equity Incentive Plan to holders to AMSG Options. Subject to the foregoing, the UWS Options will have terms which are substantially identical to the terms of the AMSG Options they replace.

    In addition, Samuel V. Miller was granted, pursuant to his employment agreement with UWS, an option by UWS (including tandem stock appreciation rights) to purchase 7,113 shares of AMSG Common Stock from UWS at an exercise price of $703 per share. It is contemplated that, concurrently with the Merger, Mr. Miller will convert the option into an option to acquire a comparable amount of UWS Common Stock at an exercise price of $ per share.

    GRANT OF NEW UWS STOCK OPTIONS. Upon the consummation of the Merger additional options will be granted to Messrs. Hilliard, Weyers and Miller. Messrs. Hilliard and Weyers will each be granted options to acquire 500,000 shares of UWS Common Stock at an exercise price of 125% of the mean closing price of the UWS Common Stock for the ten trading days immediately prior to the Effective Date of the Merger, and exercisable for a period of five years. Pursuant to his employment agreement with UWS, Mr. Miller will receive an additional option to purchase $4,000,000 worth of UWS Common Stock (valued at the average trading price for UWS Common Stock on the ten trading days following the Effective Time) on the consummation of the Merger, exercisable for a period of twelve years.

    ADJUSTMENTS. The number of shares of UWS Common Stock (i) to be received by AMSG Shareholders in the Merger and (ii) issuable upon exercise of the AMSG Options shall be adjusted for any stock split, stock dividend, recapitalization or similar event affecting UWS Common Stock prior to the Effective Time.

    FRACTIONAL SHARES. No fractional shares of UWS Common Stock will be issued in the Merger. In lieu of the issuance or recognition of fractional shares of UWS Common Stock, each fractional share resulting from the Merger shall be converted into a right to receive cash, without interest, in an amount equal to the product of (A) such fraction of a share of UWS Common Stock, and (B) the closing price of UWS Common Stock on the NYSE for the business day immediately preceding the Effective Time.

EFFECTIVE TIME OF THE MERGER

    Promptly following receipt of all required governmental approvals and satisfaction or waiver of the other conditions to the Merger, the Merger will be consummated and become effective at the time (the "Effective Time") at which (i) the Articles of Merger to be filed pursuant to the WBCL have been accepted for filing by the Department of Financial Institutions of the State of Wisconsin, and (ii) the Certificate of Merger to be filed pursuant to the DGCL has been accepted for filing by the Secretary of State of the State of Delaware. See "-- Conditions; Waivers."

EXCHANGE OF AMSG STOCK

    As soon as practicable after the Effective Time, (i) the Exchange Agent will deliver to each holder of certificates representing shares of AMSG Common Stock (other than dissenting shares and shares held by UWS), a form letter of transmittal and instruction for use in effecting the surrender of such certificates for conversion into shares of UWS Common Stock and (ii) UWS will make available, and the holders of AMSG Common Stock (other than dissenting shares and shares held by UWS) will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing shares of AMSG Common Stock for cancellation and such other documents reasonably requested by the Exchange Agent, certificates representing the number of shares of UWS Common Stock and the amount of cash, without interest, into which such holder's AMSG Common Stock is converted in the Merger.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by AMSG as to: (i) the corporate organization and qualification of AMSG and certain entities in which AMSG holds a majority interest on a fully-diluted basis (the "Subsidiaries"); (ii) the capitalization of AMSG and the Subsidiaries; (iii) the authority of AMSG to enter into the Merger Agreement and the Merger Agreement's noncontravention of any agreement, law or charter or bylaw provision and the absence, except as disclosed, of the need for governmental or third-party consents to the Merger; (iv) the accuracy of AMSG's and its insurance Subsidiaries' financial statements; (v) AMSG's and its Subsidiaries' accounts receivable; (vi) the absence of certain changes and events in the business of AMSG and its Subsidiaries since June 25, 1996; (vii) pending and threatened litigation; (viii) the compliance of AMSG and its Subsidiaries with all laws, regulations and rules applicable to such entities; (ix) the accuracy of AMSG's tax returns; (x) title to assets owned by AMSG; (xi) the contracts and commitments entered into by AMSG and its Subsidiaries; (xii) the status of employee relations between AMSG and its employees; (xiii) the terms, existence, operations, liabilities and compliance with applicable laws of AMSG's employee benefit plans and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended, and the employee relations of AMSG and its Subsidiaries in general; (xiv) ownership and rights to use intellectual property and noninfringement on the intellectual property rights of others; (xv) AMSG's and its Subsidiaries' compliance with environmental laws and the absence of any notices with respect to environmental matters; (xvi) the absence of undisclosed and contingent liabilities; (xvii) AMSG's and its Subsidiaries' insurance policies; (xviii) transactions between AMSG or any Subsidiary and certain related persons; (xvix) the accuracy of information supplied by AMSG for inclusion in this Joint Proxy Statement/Prospectus; and (xx) brokers, finders and financial advisors employed by AMSG.

    The Merger Agreement also includes representations and warranties by UWS as to: (i) the corporate organization and qualification of UWS; (ii) the capitalization of UWS; (iii) the authority of UWS to enter into the Merger Agreement and the Merger Agreement's noncontravention of any agreement, law or charter or bylaw provision and the absence of the need for governmental or third-party consents to the Merger; (iv) the accuracy of information supplied by UWS for inclusion in this Joint Proxy Statement/Prospectus; (v) brokers, finders and financial advisors employed by UWS; and (vi) the accuracy and completeness of UWS's disclosures under the Exchange Act.

BUSINESS OF AMSG PENDING THE MERGER

    AMSG has agreed that prior to the Effective Time, except as contemplated by the Merger Agreement, AMSG and its Subsidiaries will conduct their operations according to the ordinary and usual course of business consistent with past and current practice and use their reasonable best efforts to maintain and preserve their business organization, prospects, employees and advantageous business relationships and not, without the prior written consent of the President of UWS, take any action or permit to occur any event as follows:

        (i) in a single transaction or a series of related transactions, sell (including by sale-leaseback), lease, license, pledge, dispose of or encumber any assets which individually or in the aggregate, have a fair market value in excess of $50,000;

        (ii) incur or become contingently liable with respect to any indebtedness for borrowed money or guaranty any such indebtedness, where the aggregate amount of indebtedness so incurred or guaranteed exceeded $10,000 or redeem, purchase, acquire or offer to purchase or acquire any long-term debt;

       (iii) acquire or agree to acquire by merging with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity, in a transaction or series of related transactions;

       (iv) change any of its accounting practices or procedures;

        (v) amend or propose to amend its charter or bylaws; or split, combine or reclassify its outstanding capital stock, or declare, set aside or pay any dividend or distribution in respect of any capital stock;

       (vi) enter into, amend or become obligated under any employment, severance, bonus, profit sharing or other employee benefit arrangement;

       (vii) issue, purchase or redeem any shares of capital stock of AMSG or any Subsidiary (including any security convertible or exchangeable into capital stock) other than: the issuance of shares of AMSG Common Stock upon exercise of AMSG Options outstanding on, and in accordance with their terms as of, June 25, 1996, or issue, grant or otherwise create any portion or right to acquire any such capital stock;

      (viii) prepay any material expenses, indebtedness or other obligations;

       (ix) enter into or amend any contract, agreement or commitment, or engage in any transaction, in each case which is material to AMSG and which is not in the usual and ordinary course of business;

        (x) enter into any contract, agreement or commitment or engage in any transaction (other than transactions pursuant to agreements in existence on June 25, 1996 which on such date had been previously disclosed in writing to
    UWS) with any affiliate of Wallace J. Hilliard, Ronald A. Weyers or any officer of AMSG or any Subsidiary;

       (xi) settle any material claim (including without limitations, any tax claim), action or lawsuit involving AMSG or any of its Subsidiaries pending as of or arising on or after June 25, 1996, or amend any tax return in any respect;

       (xii) release, waive or terminate any material obligation of any third party to AMSG or any Subsidiary;

      (xiii) solicit or encourage any inquiries or proposals regarding, or offers for, or enter into or continue any discussions with, or provide any information to, any third party concerning any sale or transfer of AMSG or any of its assets or enter into or consummate any agreement or understanding providing for a sale or transfer of AMSG or any of its assets, other than by the Merger Agreement; or

      (xiv) agree, whether or not in writing, to take any of the actions described in clauses (i)-(xiii) above.

COVENANTS OF AMSG AND UWS

    The Merger Agreement contains various covenants of AMSG and UWS, including those covenants hereinafter described. AMSG has agreed: (i) to allow UWS and its representatives and advisers full and complete access during business hours to all properties, books, contracts, commitments, records, documents and facilities of AMSG; (ii) to comply fully with the requirements of applicable state securities laws, the Securities Act, and the rules and regulations of the Commission under such laws applicable to the offering and sale of UWS Common Stock in connection with the Merger and the solicitation of proxies hereunder;
(iii) to call a special meeting of its shareholders for the purpose of considering and voting upon the approval and adoption of the Merger Agreement;
(iv) to take all actions necessary to obtain regulatory approvals, including various state Departments of Insurance and the FTC; and (v) along with Messrs. Hilliard and Weyers, to use its reasonable best efforts to cause: (A) AMSIC to transfer to AMSG all of the issued and outstanding capital stock of American Medical Security Insurance Company of Georgia ("AMSIC -- Georgia") and American Medical Security Insurance Company of Ohio ("AMSIC -- Ohio") and Personal Physician Care, Inc.; (B) AMSIC to transfer to AMSG a dividend of $10 million; (C) AMSG to pay in full the $10,000,000 Note of AMSG in favor of Bank One, Green Bay dated February 1, 1996; and (D) AMSG to consent to the substitution of UWLIC for UWIC as a partner in U&C Real Estate Partnership.

    UWS has agreed: (i) to make available to executive officers of AMSG the officers and certain advisors of UWS to discuss such aspects of UWS as may be reasonably requested by AMSG; (ii) to comply fully with the requirements of applicable state securities laws, the Securities Act, and the rules and regulations of the Commission under such laws applicable to the offering and sale of UWS Common Stock in connection with the Merger and the solicitation of proxies hereunder; (iii) to register the shares of UWS Common Stock issuable upon the exercise of UWS Options on Form S-8 under the Securities Act; (iv) to call a special meeting of its shareholders for the purpose of considering and voting upon the approval and adoption of the Merger Agreement and the increase in the number of shares of UWS Common Stock issuable pursuant to the UWS Equity Incentive Plan to cover the UWS Options; and (v) to take all actions necessary to obtain regulatory approvals, including various state Departments of Insurance and the FTC.

VOTING AGREEMENTS

    Messrs. Hilliard and Weyers have agreed with UWS to vote 74,961.67 shares of AMSG Common Stock which they, collectively, have the power to vote and which represents approximately 43% of the issued and outstanding shares of AMSG Common Stock for the approval of the Merger and the Merger Agreement. UWS has agreed to vote its shares of AMSG Common Stock (representing 12% of the aggregate voting power with respect to AMSG capital stock) in favor of the Merger. In addition, BCBSUW, which owns an aggregate of 6,207,075 shares of UWS Common Stock representing 49% of all outstanding UWS Common Stock, has agreed to vote all of its shares of UWS Common Stock for approval of the Merger and the Merger Agreement.

CONDITIONS; WAIVERS

    CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of AMSG and UWS to effect the Merger are subject to the satisfaction or waiver of certain conditions (the "Mutual Conditions"), including the following: (i) all applicable waiting periods under the HSR Act shall have expired; (ii) the Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have been declared effective and shall not be subject to a stop order or any threatened stop order by the Commission; (iii) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of AMSG Common Stock; (iv) the Merger Agreement and the increase in the shares of UWS Common Stock issuable pursuant to the UWS Equity Incentive Plan to cover the UWS Options shall each have been approved by the requisite vote of the holders of UWS Common Stock; (v) the shares of UWS Common Stock to be issued in the Merger Agreement and upon exercise of the UWS Options shall have been approved for listing on the NYSE subject to notice of issuance; (vi) there shall be no action or proceeding initiated by any governmental agency or any third party pending which seeks to restrain, prohibit or invalidate any material transaction contemplated by the Merger Agreement or the Merger or to recover substantial damages or other substantial relief with respect thereto and no injunction or restraining order shall have been issued by any court restraining, prohibiting or invalidating any such material transaction; and (vii) the Merger Agreement, and all aspects of the transactions contemplated thereby, shall have received all appropriate and necessary insurance regulatory consents and approvals.

    CONDITIONS TO THE OBLIGATIONS OF UWS. The obligation of UWS to effect the Merger is subject to the satisfaction or waiver of certain additional conditions ("UWS Conditions"), including the following: (i) the representations and warranties of AMSG and Messrs. Hilliard and Weyers contained in the Merger Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except for such matters as would not have a material adverse effect on AMSG and its

Subsidiaries, taken as a whole; (ii) AMSG and Messrs. Hilliard and Weyers shall have performed all obligations required to be performed by it or them under the Merger Agreement prior to the Effective Time; (iii) AMSG shall have obtained any and all consents or waivers from other parties to loan agreements or other contracts material to its business for the lawful consummation of the Merger, and AMSG and UWS shall have obtained any and all permits, authorizations, consents or approvals of state securities commissions and of any other public body or authority required for the lawful consummation of the Merger; (iv) certain "affiliates" of AMSG shall have delivered to UWS a written agreement with respect to such affiliates' compliance with Rule 145(d) under the Securities Act; (v) UWS shall have received certain interim financial statements from AMSG; (vi) Godfrey & Kahn, S.C., counsel for AMSG, shall have furnished to UWS its opinion, in form and substance satisfactory to UWS; (vii) UWS shall have received from Michael Best & Friedrich an opinion, in form and substance reasonably satisfactory to UWS, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, and based on the Internal Revenue Code of 1986, as ameded (the "Code") and the regulations and interpretations thereunder as of the date of such opinion, the Merger will for federal income tax purposes constitute a reorganization within the meaning of
Section 368 of the Code; (viii) UWS shall have received a certificate signed by the President of AMSG to the effect that holders representing no more than five percent (5%) of AMSG Common Stock have filed with AMSG written objections to the Merger pursuant to Section 267 of the DGCL; (ix) Hilliard and Weyers, respectively, shall have executed employment agreements with Holdings and AMSG shall have terminated (at no additional expense to AMSG) the current AMSG Employment Agreements between AMSG and Hilliard and Weyers, respectively; (x) the substitution of UWS Options for AMSG Options shall be approved by the AMSG Board and the UWS Board and the shareholders of UWS shall have approved the amendment to the UWS Equity Incentive Plan contemplated herein; (xi) Merrill Lynch shall have confirmed or redelivered the Merrill Lynch Opinion on the date on which proxy materials are first mailed to UWS Shareholders for the special meeting of shareholders; and (xii) the stockholders of AMSG shall have deposited $8,000,000 into the trust account established pursuant to, and Hilliard, as agent, shall have executed, the Escrow Agreement (as hereinafter defined).

    CONDITIONS TO THE OBLIGATIONS OF AMSG. The obligation of AMSG to effect the Merger is subject to the satisfaction or waiver of certain additional conditions (the "AMSG Conditions"), including the following: (i) the representations and warranties of UWS in the Merger Agreement shall be true and correct as of the Effective Time, except as otherwise contemplated by this Agreement or approved by AMSG; (ii) UWS shall have performed all obligations required to be performed by it under the Merger Agreement prior to the Effective Time; (iii) UWS shall have obtained any and all material permits, authorizations, consents or approvals of state securities commissions and of any other public body or authority required for the lawful consummation of the Merger; (iv) Michael Best & Friedrich, counsel for UWS, shall have furnished its opinion to AMSG as of the Effective Time, in form and substance reasonably satisfactory to AMSG; (v) AMSG shall have received from Godfrey & Kahn, S.C., an opinion, in form and substance reasonably satisfactory to AMSG, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, and based on the Code and the regulations and interpretations thereunder as of the date of such opinion, that the Merger will for federal income tax purposes constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and with respect to certain other tax matters; and (vi) UWS shall have executed and delivered the Registration Rights and Stock Restriction Agreement (as defined in the Merger Agreement and discussed below).

TERMINATION; AMENDMENT

    The Merger Agreement may be terminated at any time prior to the Effective Time, before or after approval of AMSG and UWS shareholders: (i) by mutual consent of the UWS and AMSG; (ii) by any of UWS, AMSG, Messrs. Hilliard or Weyers if the Merger has not been consummated by June 30, 1997; (iii) by UWS in the event that any Mutual Condition or any UWS Condition fails to occur prior to the

Closing (as defined in the Merger Agreement); or (iv) by AMSG in the event that any Mutual Condition or any AMSG Condition fails to occur prior to the Closing (as defined in the Merger Agreement).

    In the event the Merger Agreement is so terminated: (i) all obligations and rights of the parties to the Merger Agreement shall cease and the parties shall have all of the rights and obligations which existed immediately prior to the execution of the Merger Agreement, including UWS's rights with respect to the Buyout Option; and (ii) such termination shall be without any liability or further obligation of any party to another and the obligations and agreements in the Merger Agreement shall terminate and have no further effect except for liabilities and obligations based on any intentional failure to perform or comply with any covenant or agreement in the Merger Agreement or for any intentional misrepresentation or material breach of any warranty in the Merger Agreement (and such termination shall not constitute a waiver of any claim with respect thereto).

    Subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of the parties thereto duly authorized by the respective Board of Directors of UWS or AMSG at any time prior to the Effective Time; provided, however, that, after the approval and adoption of the Merger by the stockholders of AMSG, no such amendment, modification or supplement shall change the amount or the form of the consideration to be delivered to the holders of AMSG Common Stock or AMSG Options as contemplated by the Merger.

INDEMNIFICATION AGREEMENTS

    Subject to certain limitations contained in the Merger Agreement, the holders of AMSG Common Stock shall indemnify, defend and hold UWS and its subsidiaries, directors, officers, employees, agents and shareholders harmless from and against any damages, liability, loss, cost or deficiency (net of any tax benefits, insurance proceeds or similar benefits), arising out of, resulting from or relating to any inaccuracy in or breach of a representation or warranty of AMSG or any shareholder of AMSG pursuant to the Merger Agreement or any failure of AMSG or Messrs. Hilliard or Weyers to duly perform or observe any term, provision, covenant or agreement to be performed or observed by them pursuant to the Merger Agreement and certain other claims described in the Merger Agreement. The liability of AMSG shareholders under this indemnity provision in the Merger Agreement shall in no event exceed $8,000,000, the amount deposited in escrow for such purpose.

ESCROW AGREEMENT

    The Merger Agreement provides that $8,000,000 of the purchase price for the AMSG Common Stock or approximately $52 per share of AMSG Common Stock (other than shares as to which dissenters' rights have been properly exercised and shares held by UWS) will be deposited in escrow as security for the payment of the AMSG shareholders' obligations to indemnify UWS for breaches of certain representations, warranties, covenants and other agreements contained in the Merger Agreement. The $8,000,000 will be delivered to the Escrow Agent pursuant to that certain Escrow Agreement ("Escrow Agreement") by and among UWS, Wallace
J. Hilliard (the "Agent") and Bank One, Green Bay, NA, as escrow agent (the "Escrow Agent"). The Escrow Agent is authorized to pay indemnification claims in accordance with the procedures for claims outlined in the Merger Agreement up to a maximum of $8,000,000. Nine months from the date of the Merger (if the Effective Time is on or prior to December 31, 1996) or on June 30, 1997 (if the Effective Time of the Merger is after December 31, 1996), the Escrow Agent is authorized to disburse the balance of the escrowed funds to the Agent (the "Partial Distribution") LESS an amount equal to (i) $1,000,000 PLUS (ii) the aggregate of all indemnification claims which have been asserted but are unresolved as of the disbursement date. Upon the expiration of three years from the Effective Date of the Merger, the escrow will terminate and the remaining escrowed funds will be disbursed to the Agent, less an amount equal to the aggregate of all claims which have been asserted prior to the termination date and which remain unresolved (including any unresolved claims described in clause
(ii) above), such funds to be retained in escrow only until the claims are resolved. The Agent, in turn, will then disburse such remaining funds to the previous holders of AMSG Common Stock entitled thereto.

RESALE OF UWS COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

    The UWS Common Stock to be issued to AMSG shareholders in connection with the Merger will be freely transferable under the Securities Act, except for UWS Common Stock issued to any person deemed to be an affiliate of AMSG for purposes of Rule 145 under the Securities Act at the Effective Time (the "Affiliates"). Affiliates may not sell their UWS Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. AMSG has delivered a disclosure statement to UWS identifying all persons who may be deemed to be Affiliates. Each Affiliate listed in that disclosure statement has agreed (i) not to sell, exchange, transfer or otherwise dispose of any shares of UWS Common Stock which such Affiliate may acquire in connection with the Merger or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (collectively, the "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities, unless such sale, exchange, transfer or disposition is effected in conformity with the terms of Rule 145(d) or pursuant to an effective registration statement under the Securities Act (provided that such Affiliate may make bona fide gifts or other dispositions without consideration so long as the recipients thereof agree not to sell, exchange, transfer or otherwise dispose of the UWS Common Stock except as provided herein); and (ii) that such Affiliate has no present plan or intent, and as of the Effective Date of the Merger shall have no present plan or intent, to engage in a sale, exchange, transfer, distribution (including a distribution by a partnership to its partners, a corporation to its shareholders, or a trust to its beneficiaries), redemption, pledge or reduction in any way of such Affiliate's risk of ownership, by short sale or otherwise, or other disposition, directly or indirectly with respect to any of the UWS Common Stock to be received by the Affiliate in the Merger.

REGISTRATION OF UWS COMMON STOCK ISSUED IN THE MERGER: REGISTRATION RIGHTS AND STOCK RESTRICTION AGREEMENT

    REGISTRATION RIGHTS. UWS and Wallace J. Hilliard and Ronald A. Weyers (Messrs. Hilliard and Weyers being collectively, the "Holders") will each enter into a Registration Rights and Stock Restriction Agreement (the "Registration Agreement") pursuant to which the Holders will obtain rights to cause UWS to register their UWS Common Stock received in the Merger under the Securities Act as follows:

        (i) the Holders are entitled to make up to two requests that UWS register at least 50% of the then outstanding UWS Common Stock held by the Holders, which UWS is obligated to use its best efforts to do unless (a) the request comes during the period 45 days prior to the estimated date of filing and 180 days following the effective date of UWS's own registration of UWS Common Stock pertaining to an underwritten public offering; (b) UWS has already effected two such registrations pursuant to the Holders' requests; (c) the filing of a registration statement could jeopardize or delay a material transaction contemplated by UWS or would require the disclosure of material information that UWS needs to preserve as confidential; or (d) UWS is unable to comply with the requirements of the Commission; and

        (ii) the Holders are entitled to make up to two requests that UWS include the Holders' UWS Common Stock in the UWS Common Stock otherwise being registered upon being notified by UWS that UWS is registering UWS Common Stock in connection with a public offering for cash on a form that would also permit the registration of the Holders' stock (which notice UWS is obligated to give).

    These registration rights expire upon the earlier of five years from the date of the Registration Agreement or upon the date on which the Holders in the aggregate own less than three percent of the outstanding UWS Common Stock.

    STANDSTILL AND VOTING AGREEMENTS. Pursuant to the Registration Agreement, the Holders will each agree that, for a period of ten years following consummation of the Merger, they will not acquire, offer or propose to acquire
(i) any UWS securities (other than pursuant to options in their new Employment Agreements, as defined below) with the power to vote for the election of directors of UWS (the "Voting Securities") or (ii) any rights or options to acquire any Voting Securities, if such acquisitions would require regulatory approval, application or notification other than as required by the Exchange Act. In addition, the Holders will each agree that, for a period of three years following consummation of the Merger, they will not (i) make or participate in any solicitation of proxies (within the meaning of Rule 14a-1 of the Exchange
Act) or initiate any shareholder proposals with respect to UWS; (ii) make any proposals with respect to a merger or other business combination, sale or transfer of assets, liquidation or other extraordinary corporate transaction of UWS; or (iii) form, join or participate in a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to UWS securities or seek to exercise control or influence over management, the UWS Board, or policies of UWS other than in connection with their employment with UWS or its subsidiaries. Finally, the Holders will each agree that, for a period of ten years following consummation of the Merger, they will vote their UWS Common Stock in accordance with BCBSUW directions on matters relating to or affecting the Blue Cross Blue Shield Association market conditions or rules and regulations.

LISTING OF UWS COMMON STOCK ON NEW YORK STOCK EXCHANGE

    In the Merger Agreement, UWS has agreed to use all reasonable efforts to (i) register under the Securities Act the shares of UWS Common Stock that are to be issued pursuant to the Merger Agreement and upon exercise of UWS Options granted to employees of AMSG and (ii) cause such shares of UWS Common Stock to be listed on the NYSE.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of AMSG Common Stock. This section reflects the tax opinion of Godfrey & Kahn, S.C., Milwaukee, Wisconsin delivered to AMSG in connection with the Merger, which opinion is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part (the "Tax Opinion").

    Holders of AMSG Common Stock are urged to read the Tax Opinion and to recognize the assumptions and limitations set forth therein. The following summary of the material federal income tax consequences of the Merger to stockholders of AMSG is subject to such assumptions and limitations and is qualified in its entirety by the matters specifically addressed in the Tax Opinion.

    The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code such that no taxable gain or loss will be recognized by a holder of AMSG Common Stock except with respect to cash paid to such holder pursuant to the Merger. The gain to be recognized by a holder of AMSG Common Stock will be the lesser of (i) the amount of cash received and (ii) the excess of the fair market value of the UWS Common Stock received in the Merger plus the cash received in the Merger over the basis of the AMSG Common Stock surrendered in exchange therefor.

    The basis of the UWS Common Stock to be received by a holder of AMSG Common Stock will be the same as his or her basis in the AMSG Common Stock surrendered in exchange therefor, decreased by the cash received by the holder and increased by the gain recognized on the exchange. The holding period of the shares of UWS Common Stock to be received by a holder of AMSG Common Stock will include the period during which such stockholder held the AMSG Common Stock surrendered in exchange therefor, provided the surrendered AMSG Common Stock was held by such stockholder as a capital asset on the date of the Merger.

    The receipt of cash pursuant to the exercise of dissenters' rights will be a taxable transaction. A holder of AMSG Common Stock who exercises dissenters' rights and consequently receives cash for his or her shares of AMSG Common Stock will be treated as receiving the cash in redemption of such shares. Such a dissenting stockholder ordinarily will recognize gain or loss equal to the difference between the amount of cash received and such stockholder's basis in the shares, and such gain or loss generally will be a capital gain or loss if the shares are held as a capital asset.

    THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR AMSG SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES OR A TAX-EXEMPT ENTITY, NOR DOES IT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND PRACTICE AND COURT DECISIONS AS OF THE DATE HEREOF, ALL OF THE FOREGOING ARE SUBJECT TO CHANGE (WHICH CHANGE COULD BE RETROACTIVE) AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. AMSG SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

ACCOUNTING TREATMENT

    It is expected that the Merger will be treated as a purchase for accounting and financial reporting purposes. See "-- Conditions; Waivers" above.

MANAGEMENT AND OPERATIONS OF AMSG AFTER THE MERGER

    After the Merger, the articles of incorporation and bylaws of UWS will continue in effect. AMSG as an entity will cease to exist, and the business of AMSG will be carried on through Holdings. Following the Merger, the AMSG business will operate as one of UWS's business units, and UWS currently intends to maintain AMSG's corporate headquarters in Howard, Wisconsin. After the Merger, the AMSG business will have access to resources generally available to UWS's other business units, will participate in appropriate activities with other UWS business units and will operate under the direction and guidance of UWS's senior management and the UWS and Holdings Boards of Directors. The Holdings Board of Directors will initially consist of Wallace J. Hilliard, Ronald A. Weyers, Samuel V. Miller, Thomas R. Hefty and an independent director, Eugene A. Menden.

    Holdings will serve as the parent for existing subsidiaries and affiliates of AMSG with the exception of AMSIC -- Ohio which will be retained as a first tier subsidiary of UWS. Concurrent with the Merger, an existing subsidiary of UWS, United Wisconsin Capital Corporation, will be contributed to Holdings and will serve as a holding company for AMSG's interest in HMO ventures. Effective January 1, 1997, UWS will contribute UWLIC to Holdings as a wholly-owned subsidiary.

EXPENSES AND FEES

    UWS will pay all its own expenses in connection with the Merger. The stockholders of AMSG will pay all their own expenses and the expenses of AMSG in the Merger except for accounting fees.

                       RIGHTS OF DISSENTING SHAREHOLDERS

AMSG STOCKHOLDERS

    If the Merger is consummated, stockholders of AMSG are entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established by Section 262.

    SECTION 262 OF THE DGCL IS REPRINTED IN ITS ENTIRETY AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL ATTACHED AS APPENDIX C.

THIS DISCUSSION AND APPENDIX C SHOULD BE REVIEWED CAREFULLY BY ANY STOCKHOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

    A record holder of AMSG Common Stock who makes the demand described below with respect to such AMSG Common Stock, who continuously is the record holder of such AMSG Common Stock through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the approval and adoption of the Merger Agreement nor consents thereto in writing will be entitled to receive from AMSG the fair value of such holder's AMSG Common Stock as determined in an appraisal proceeding conducted by the Delaware Court of Chancery (the "Delaware Court"). Except as set forth herein, stockholders of AMSG will not be entitled to appraisal rights in connection with the Merger.

    Under Section 262, if a merger is to be submitted for approval at a meeting of stockholders, as is the case for the AMSG Special Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section
262. This Joint Proxy Statement/Prospectus constitutes such notice to the record holders of AMSG Common Stock.

    Holders of AMSG Common Stock who desire to exercise appraisal rights must not vote in favor of approval and adoption of the Merger Agreement and must deliver a separate written demand for appraisal to AMSG BEFORE the vote by the stockholders of AMSG on the Merger Agreement. A stockholder who signs and returns a proxy without expressly directing by checking the applicable boxes on the reverse side of the proxy card enclosed herewith that his or her AMSG Common Stock be voted against the proposal or that an abstention be registered with respect to his or her AMSG Common Stock in connection with the proposal will have thereby effectively waived his or her appraisal rights because, in the absence of express contrary instructions, such AMSG Common Stock will be voted in favor of the proposal. Accordingly, a stockholder who desires to perfect appraisal rights must either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the Merger Agreement or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or attend the AMSG Special Meeting and either affirmatively vote in person against the proposal or abstain from voting thereon. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform AMSG of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of AMSG Common Stock. A person, such as a Certificate Holder, who has a beneficial interest in AMSG Common Stock that is held of record in the name of another person, such as a broker, fiduciary or other nominee, or in the case of the Certificate Holders, the Trustees, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the AMSG Common Stock is owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for the stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

    A record owner, such as a broker, fiduciary or other nominee, who holds AMSG Common Stock as a nominee for others, may exercise appraisal rights with respect to the AMSG Common Stock held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares of AMSG Common Stock covered by such demand. Where the number of shares of AMSG Common Stock is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

    A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to American Medical Security Group, Inc., 3100 AMS Boulevard, Green Bay, Wisconsin, 54313, Attention: Timothy J. Dolata, Corporate Secretary.

    The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of AMSG Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her AMSG Common Stock. A proxy or vote against the approval and adoption of the Merger Agreement will not by itself constitute such a demand. Within ten days after the Effective Time, the Surviving Corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262.

    Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the AMSG Common Stock of all dissenting stockholders. There is no present intent on the part of the Surviving Corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any petitions with respect to the fair value of such AMSG Common Stock. Accordingly, stockholders who desire to have their AMSG Common Stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of AMSG Common Stock not voted in favor of the approval and adoption of the Merger Agreement and with respect to which demands for appraisal were received by AMSG and the number of holders of such AMSG Common Stock. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation.

    If a petition for an appraisal is timely filed, at the hearing on such petition the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their AMSG Common Stock and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the AMSG Common Stock owned by such stockholders, determining the fair value of such AMSG Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, under current case law, the Delaware Court is required to take into account all relevant factors. In WEINBERGER V. UOP INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company". The Delaware Supreme Court stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which would be ascertained as of the date of the merger which throw light on future prospects of the merged corporation. In WEINBERGER, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered". Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger".

    Holders of AMSG Common Stock considering seeking appraisal should recognize that the fair value of their AMSG Common Stock determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their AMSG Common Stock. The cost of the appraisal proceeding may be determined by the Delaware Court and charged against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of AMSG, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all AMSG Common Stock entitled to appraisal.

    Any holder of AMSG Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any AMSG Common Stock subject to such demand or to receive payment of dividends or other distributions on such AMSG Common Stock, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any stockholder electing to demand an appraisal of his AMSG Common Stock under Section 262 of the DGCL will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal will cease, and all holders of AMSG Common Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as the Surviving Corporation has no obligation and no present intention to file such a petition, any holder of AMSG Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal and accept the consideration contemplated by the Merger Agreement, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation and
(ii) no appraisal proceeding in the Delaware Court will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

    The Merger Agreement provides that it may be terminated by UWS in the event that holders of more than 5% of the total number of shares of AMSG Common Stock outstanding exercise dissenters' rights.

UWS SHAREHOLDERS

    Under the WBCL, shareholders of UWS are not entitled to dissenters' rights in connection with the Merger.

                             CONFLICTS OF INTEREST

    GENERAL. In considering the respective recommendations of the UWS Board and the AMSG Board with respect to the Merger and the recommendation of the UWS Board with respect to approval of the amendments to the UWS Equity Incentive Plan, the respective shareholders of UWS and AMSG should be aware that certain members of the AMSG Board and certain members of the management of UWS have certain interests respecting the Merger separate from their interests as holders of AMSG Common Stock and AMSG Options and as holders of UWS Common Stock and UWS Options, respectively, including those referred to in "-- New Employment Arrangements," "-- Additional Options to Purchase UWS Stock", "-- Future Management of AMSG" and "INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED MATTERS."

    FUTURE MANAGEMENT OF AMSG. Following the Merger, UWS will contribute substantially all the current subsidiaries and other assets of AMSG to Holdings or a subsidiary of Holdings. Following the Merger, Samuel V. Miller will serve as President and Chief Executive Officer of Holdings; Wallace J. Hilliard will serve as Chairman of Holdings for a period of three years; Ronald A. Weyers will serve as the Vice Chairman of Holdings for a period of three years. Holdings' headquarters will be at the current headquarters of AMSG in Howard, Wisconsin. Holdings will be run as a separate and semi-autonomous unit of UWS, subject to oversight by UWS and the ultimate control of UWS and the UWS Board.

    NEW EMPLOYMENT ARRANGEMENTS. Each of Wallace J. Hilliard, the President of AMSG, and Ronald A. Weyers, the Executive Vice President of AMSG (individually, an "Employee" and collectively, the "Employees"), will terminate his existing AMSG Employment Agreement and enter into an Employment Agreement (the "New Employment Agreements") with Holdings, to serve as the Chairman and Vice Chairman of the Board of Holdings, respectively. The New Employment Agreements will have substantially the same terms and provisions. The New Employment Agreements will provide for employment of a period of up to six years and provide that each Employee be paid (a) $750,000 in the first year, (b) $500,000 for the shorter of the two years thereafter or until such time as such Employee is no longer willing or able to devote his services to Holdings on a full-time basis, and (c) $100,000 for a period of three years thereafter. Under the New Employment Agreements, each Employee will be granted options to purchase up to 500,000 shares of UWS Common Stock at an exercise price of 125% of the mean closing price of UWS Common Stock for the ten days prior to the Effective Date of the Merger, and exercisable for a period of five years. The New Employment Agreements will provide each Employee with fringe benefits substantially similar to those provided to such Employees by AMSG prior to the Merger and as are generally available to all executives of Holdings. In addition, Holdings will pay 38% of each Employee's health insurance for life. In exchange, each Employee will agree not to compete with Holdings during the term of the New Employment Agreement and for a period of three years thereafter, and will agree to maintain the confidentiality of certain proprietary and confidential information as long as such information remains unavailable to the public.

    In addition, upon becoming the President and Chief Executive Officer of Holdings, Samuel V. Miller will terminate his existing employment agreement with UWS and enter into a new employment agreement with UWS or Holdings.

    ADDITIONAL OPTIONS TO PURCHASE UWS STOCK. Messrs. Hilliard and Weyers will be granted options to acquire 500,000 shares of UWS Common Stock each, at an exercise price of 125% of the mean closing price of UWS Common Stock for the ten days prior to the Effective Date of the Merger and exercisable at any time during the period of five years thereafter. See "THE MERGER -- Grant of New UWS Stock Options." In addition, Samuel V. Miller now holds an option (including tandem stock appreciation rights) to purchase 7,113 shares of AMSG Common Stock at an exercise price of $703 per share. Concurrently with the Merger, Mr. Miller will convert such option into an option to acquire UWS Common Stock, as described under "THE MERGER -- Conversion of AMSG Stock Options in the Merger." Mr. Miller was previously granted an option to purchase 198,019 shares of UWS Com-mon Stock at an exercise price of $25.25 per share, exercisable at any time prior to December 6, 2007. Mr. Miller will receive, pursuant to his employment contract, an additional option to purchase $4,000,000 worth of UWS Common Stock on the consummation of the Merger, exercisable for a period of twelve years at an exercise price equal to the mean closing price of UWS Common Stock for the ten days immediately following the Effective Date of the Merger.

    CERTAIN MATTERS PERTAINING TO BCBSUW. UWS and BCBSUW have entered into a service agreement (the "Service Agreement") with respect to the provision of certain services, including sales and marketing, computerized data processing, legal, investment, actuarial and other management services. Under the Service Agreement, the company receiving a service pays the company providing the service an amount which UWS and BCBSUW believe approximates cost. UWS has entered into reinsurance agreements with BCBSUW in the past, and may do so in the future, on terms that are believed to be reasonable at the time but that may not in retrospect be beneficial to UWS. Pursuant to Wisconsin statutory and regulatory requirements, such reinsurance agreements and the Service Agreement are required to be filed with the OCI for its review to determine whether the "transaction at the time it is entered into is reasonable and fair to the interests of the insurer." In addition, BCBSUW's sales force markets and sells some of UWS's products. Also, certain of UWS's products may compete with managed health care products offered by BCBSUW in Wisconsin. If BCBSUW were to discontinue providing or receiving services, negotiate for material changes to the Service Agreement or stop marketing and selling certain of UWS's products, UWS's business and operations could be adversely affected. Several of UWS's executive officers devote portions of their time to the operations of BCBSUW. Futhermore, nine of the eleven directors of UWS also are directors of BCBSUW.

                                BUSINESS OF UWS

    UWS is a leading managed care company with (i) the largest HMO membership in Wisconsin, (ii) significant small group PPO products, and (iii) substantial operations in specialty managed care and other products, including Dentacare, as well as life and disability, workers' compensation, mental health and other businesses. UWS has been successful in consistently growing its revenue and profits within its existing businesses, as well as by acquisition and other strategic arrangements. UWS was formed to operate the for-profit managed care operations of BCBSUW, which will own approximately 37% of UWS's outstanding Common Stock upon completion of the Merger and after giving effect to UWS's issuance of shares therein. UWS was incorporated in Wisconsin in 1983.

    UWS's HMO products are offered by its wholly owned subsidiaries, Compcare Health Services Insurance Corporation ("Compcare"), Valley Health Plan, Inc. ("Valley") and Unity Health Plans Insurance Corporation ("Unity"). Compcare, which serves primarily southeastern Wisconsin, including Milwaukee, was formed in 1971 and is Wisconsin's oldest and second largest HMO. Valley was acquired by UWS in 1992 and provides managed care services in western Wisconsin. Unity has a combined membership of approximately 80,000 individuals located primarily in southwestern and central Wisconsin. UWS's HMOs provided comprehensive medical and hospital coverage to approximately 261,000 members and constitute the largest overall HMO membership in Wisconsin. A significant portion of HMO medical services is provided through capitated provider contracts, whereby an established fee is paid monthly to the provider for each member who selects that provider, as well as other risk sharing arrangements with providers.

    UWS offers low cost small group PPO products primarily to employers with 100 or fewer employees through its existing joint venture with AMSG. Currently, 70% of premium revenue attributable to the AMSG PPO business is concentrated in ten states. Contractual relationships with various independent PPOs accounted for 85% of the medical benefits paid by AMSG during 1995. These PPOs are able to provide for the delivery of health care services at lower costs than traditional health insurance primarily because of favorable provider arrangements. In addition, AMSG controls the utilization of health care with its staff of managed care nurses. AMSG's two principals each have approximately 33 years of experience in the design, pricing, underwriting, marketing and administration of affordable small group health care products.

    UWS offers a broad range of specialty managed care and other products. Dentacare is the largest dental HMO in Wisconsin and, as of June 30, 1996, provided comprehensive prepaid dental coverage to approximately 199,000 members. UWS's managed care workers' compensation activities are performed by United Heartland, Inc. ("United Heartland"), UWS also offers life, short and long-term disability and vision products. In addition, UWS operates prescription drug management and managed care consulting businesses. In 1994, UWS acquired a majority interest in CNR Health, Inc. ("CNR"), which manages employers' mental health and provides employee assistance benefits for employees with mental, behavioral or substance abuse concerns.

                                BUSINESS OF AMSG

    AMSG, a Delaware corporation, was formed in June 1988 and is headquartered in Green Bay, Wisconsin. AMSG is a holding company for a number of insurance and insurance-related businesses, including (i) AMS, a wholly-owned third party insurance administrator, (ii) AMSIC, a wholly-owned insurance company which reinsures health and life insurance administered by AMS, and (iii) several partially- or wholly-owned HMOs and related businesses.

    AMS, AMSG's principal operating subsidiary, develops, markets and administers managed care insurance products, specialty group insurance products and administrative services for small groups through its joint venture with UWS. Since it began operations in 1988, AMS has grown to become one of the largest administrators of group health benefits, providing services for over 469,000 employees in 32 states and the District of Columbia as of June 30, 1996. AMS's strategy has been to maximize membership growth and profitability by offering an innovative portfolio of employee benefits products and services specifically designed to meet the diverse needs of small employers. Emphasizing choice and flexibility, AMSG has utilized state of the art information systems and an independent agent distribution system to achieve a low cost administration position while providing widespread access to its market.

    AMSIC, in turn, reinsures 50% of the health and life insurance products administered by AMS and underwritten by UWLIC and UWIC, both of which are subsidiaries of UWS. Finally, through various HMOs with which AMSG has entered into joint ventures, AMSG has gained access to certain markets that otherwise would not be available. For example, AMSG has used such HMOs as a tool to access large employer groups and, in certain locations, the Medicaid population.

                  AMSG MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    AMSG is a leader in the healthcare industry due to its innovative products and customer-focused service. AMSG has three major sources of revenue: (i) reinsurance of health and life insurance policies through AMSIC and its subsidiaries AMSIC -- Georgia and AMSIC -- Ohio; (ii) third-party administrator operations through AMS; and (iii) various other sources, including HMOs in which AMSG has invested.

    AMSG is a joint venture partner with UWS in the marketing and administration of low cost health and life insurance primarily to employer groups of 50 or fewer employees. Under this joint venture, AMSIC assumes via reinsurance 50 percent of the health and life business administered by AMS and underwritten by UWS subsidiaries UWIC and UWLIC.

    These three sources of revenue represent the following percentages of AMSG's total revenues, excluding investment income, for the periods noted:

                                                                                      SIX MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,            JUNE 30,
                                                   -------------------------------  --------------------
                                                     1995       1994       1993       1996       1995
                                                   ---------  ---------  ---------  ---------  ---------
Reinsurance assumed..............................       66.3%      65.6%      65.4%      66.9%      65.9%
Administrative fees and commissions..............       32.9       33.6       33.5       31.9       33.0
Loss from unconsolidated subsidiaries and
 other...........................................        0.8        0.8        1.1        1.2        1.1
                                                   ---------  ---------  ---------  ---------  ---------
Total............................................      100.0%     100.0%     100.0%     100.0%     100.0%
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------

    AMSG's revenues are derived primarily from reinsurance assumed by AMSIC, while health and life benefits constitute the majority of the expenses. Profitability is directly affected by many factors including premium rate adequacy, estimates of medical benefits, health care utilization, effective administration of benefit payments, operating efficiency, investment returns and federal and state laws and regulations.

RESULTS OF OPERATIONS

    TOTAL REVENUES

    Total revenues for the six months ended June 30, 1996 increased 19.8% to $428.6 million from $357.9 million over the same period in 1995. This increase was due primarily to a 15.0% increase in the number of licensed agents to 44,534 on June 30, 1996 from 38,718 agents on June 30, 1995. The increase in the agent force lead to an increase in sales of policies. See "Life and Health Premiums" below for further discussion.

    Total revenues in 1995 increased 32.0% to $763.3 million from $578.2 million in 1994. Total revenues increased 53.6% in 1994 from $376.4 million in 1993. As was the case for the six months ended June 30, 1996, the increases can also be attributed to an increase in the agent force. At the end of 1995, AMS had 42,420 licensed agents, compared with 33,530 and 26,018 at the end of 1994 and

1993, respectively. In addition, AMSG expanded the number of states in which it markets its products to reach 32 states and the District of Columbia in 1995, compared with 30 states in 1994 and 27 states in 1993.

    LIFE AND HEALTH PREMIUMS. Life and health premiums for the six months ended June 30, 1996 increased 21.1% to $281.5 million from $232.5 million for the same period in 1995. The increase was due primarily to growth in the average number of total medical contracts, from 430,727 at June 30, 1995, to 475,661 at June 30, 1996, a 10.4% increase. Average insured medical premium per contract for the six months ended June 30, 1996 increased 3.7% from $210 to $218 compared with the same period in the prior year.

    Life and health premiums in 1995 increased 32.6% to $497.0 million from $374.9 million in 1994, which followed a 54.3% increase over 1993's life and health premiums of $242.9 million. The average number of total medical contracts increased 28.3% in 1995 to 452,630 from 352,922 in 1994. The average number of total medical contracts during 1994 increased 53.7% from 229,554 in 1993. The average insured medical premium per contract remained relatively steady with an increase of less than 1.0% from 1993 to 1995. In general, premium rate increases were offset by customers shifting to products with lower benefit levels and contract growth in lower cost geographic areas, thus resulting in a steady amount of premium per contract.

    AMSG began implementing more significant rate increases on renewals of its insured medical products in the third quarter of 1995. For policies sold with effective dates of September 1995 through August 1996, increases have averaged approximately 21%. The rate increases take into consideration variations in group size, geographic area, duration, plan design and family size. These rate increases take effect as groups renew, and a portion of the business renews each month. As such, it takes nearly a full year from the effective date of the renewals to fully reflect the impact of the rate increases in premium revenues. Therefore, premium revenue per contract is expected to increase during 1996 as these rate increases continue to cycle through existing customers on their respective renewal dates and as new groups are sold at higher rates. The impact of these rate increases will be moderated to the extent the insured selects a different level of benefits, deductibles, or co-payments.

    ADMINISTRATIVE FEES AND COMMISSIONS. Administrative fees and commissions include the revenues earned by AMS' third party administration of the policies written through the UWS joint venture plus reimbursement of the commissions paid by AMS related to such premium. The administrative fee received by AMS from UWS was 9.5% of premium revenue in 1996, 1995, 1994 and was 10% in 1993. Administrative fees are also received from self-funded groups and HMOs on a per employee, per month basis. The average commission received approximated 12.5% of premiums written in each of the periods.

    The administrative fees and commissions for the six months ended June 30, 1996 increased 15.5% to $134.4 million from $116.3 million for the same period in 1995. The administrative fees and commissions in 1995 increased 28.3% to $246.5 million from $192.1 million in 1994. Administrative fees and commissions in 1994 increased 54.7% from $124.1 million in 1993. These increases were due primarily to increased premiums administered by AMS through the UWS joint venture.

    OTHER REVENUE. Other revenues from products and services for the six months ended June 30, 1996 increased 48.5% to $6.8 million from $4.6 million for the same period in 1995. This increase can be attributed to the start up of a new subsidiary, Nurse Healthline, Inc. ("Nurse Healthline"), a 24 hour toll free service which provides policy holders with telephone access to medical information. This service began in late 1995.

    Other revenue from products and services in 1995 increased 70.7% to $8.0 million from $4.7 million in 1994. Other revenue in 1994 increased 6.4% from $4.4 million in 1993. AMS Provider Partnerships, Inc., a preferred provider organization development company founded in January 1995, accounted for $3.2 million of the increase in 1995.

    LOSS FROM UNCONSOLIDATED SUBSIDIARIES. Since 1994, AMSG has started or purchased several HMOs, of which one is consolidated. The losses from unconsolidated subsidiaries have increased to $1.9 million for the six months ended June 30, 1996 from $0.7 million for the same period in 1995. Losses for the years ended December 31, 1995, 1994 and 1993 were $2.2 million, $0.5 million and $0.3 million, respectively. These losses can be attributed to the increased number of start-up operations. Management anticipates that it will take between 24 and 36 months after operations begin for these subsidiaries to reach break-even.

    INVESTMENT INCOME. In connection with the UWS joint venture, UWS holds funds on behalf of AMSIC. Investment income to AMSIC is based on the average return of the UWIC and UWLIC portfolios including realized investment gains. Investment gains are realized in the normal investment process in response to market opportunities. In addition, during 1995, gains were realized as appreciated equity securities were sold in the process of rebalancing the portfolio to its targeted equity exposure. Realized gains in the UWS portfolio pass through to AMSIC as investment income. Investment income for the six months ended June 30, 1996 increased 50.6% to $7.7 million from $5.1 million for the six months ended June, 30, 1995. This increase was due to an increase in realized gains along with an increased level of invested assets as a result of growth in premiums assumed from UWIC and UWLIC. Average funds held per the reinsurance agreement at June 30, 1996 increased $15.4 million to $133.1 million from $117.7 million at June 30, 1995. Average annual investment yields, including realized gains, were 10.2% and 7.4% for the six months ended June 30, 1996 and 1995, respectively.

    Investment income in 1995 increased 100.9% to $14.1 million from $7.0 million in 1994. Investment income in 1994 increased 32.8% from $5.3 million in 1993. Average funds held per the reinsurance agreement in 1995 increased $22.3 million to $121.9 million from $99.6 million in 1994. Average funds held per the reinsurance agreement in 1994 increased $35.7 million from $63.9 million in 1993. Average annual investment yields, including realized gains, were 10.2%, 6.1% and 7.4% for 1995, 1994 and 1993, respectively.

    TOTAL EXPENSES

    LOSS RATIO ON LIFE AND HEALTH BENEFITS. Loss Ratio is calculated as life and health benefits reflected as a percentage of premium revenues. The Loss Ratio on life and health benefits for the six months ended June 30, 1996 was 79.9%, compared with 80.2% for the six months ended June 30, 1995.

    The Loss Ratio for 1995 was 78.4%, compared with 66.7% in 1994 and 67.4% in 1993. The products sold by AMSG are sensitive to changes in health care costs and were adversely affected by the recent increase in the rate of health care inflation, compared with a relatively moderate rate of inflation in prior periods. The increase in the 1995 ratio was due primarily to higher than expected incurred claims, beginning in the fourth quarter of 1994 and accelerating into the first and second quarters of 1995. During 1995, AMSG estimated that its liability for unpaid insured medical claims at December 31, 1994 had developed a pretax deficiency of approximately $5.4 million. This deficiency was charged to operations during 1995 when it became known. Since the second quarter of 1995, the rate of change in health care costs for AMSG's insured medical products has remained fairly flat at approximately 10%. This stability in the rate of inflation has allowed AMSG to better estimate health care costs in the pricing of its products.

    The increase in medical costs in 1995 and 1996 has affected other companies operating in the small group marketplace. AMSG's health products utilize a variety of provider reimbursement arrangements, many of which are based on, but do not necessarily control, provider prices. A number of steps have been and are continuing to be taken in an effort to improve the profitability of the health business, including (i) selective price increases, (ii) modification of the design of certain PPO products to adjust to the changed market conditions, inflation patterns and utilization trends, (iii) a revision of underwriting practices to improve risk identification, (iv) review and modification of provider contracting arrangements, including direct contracting with providers to better control health care costs, and (v) review and modification of claims processing practices and procedures.

    EXPENSE ALLOWANCE ON REINSURANCE ASSUMED. The expense allowance on reinsurance assumed (expense allowance) includes commissions, administrative fees, premium taxes and assessments related to the reinsurance assumed through the UWS joint venture agreement. See "Life and Health Premiums" above.

    The expense allowance for the six months ended June 30, 1996 increased 18.5% to $66.3 million from $55.9 million for the same period in the prior year. In 1995 the expense allowance increased 28.8% to $119.0 million from $92.4 million in 1994. The increase in 1994 was 54.5% from $59.8 million in 1993. These increases were due primarily to increased premium administered through the UWS joint venture agreement.

    COMMISSION EXPENSE. AMSG's products are sold through independent agents who are compensated through commissions. Commissions are reflected on the Consolidated Statements of Income both as commission revenue by AMS, the third-party administrator, as well as an offsetting expense since AMSG is responsible for the payment of commissions to the respective agents. Since 1993, the average commission paid has approximated 12.5% of premium administered through the joint venture agreement with UWS. See "Administrative Fees and Commissions".

    Commission expenses for the six months ended June 30, 1996 increased 12.4% to $63.5 million from $56.5 million. Commission expense in 1995 increased 25.0% to $119.1 million from $95.3 million in 1994. Commission expense in 1994 increased 65.6% from $57.5 million in 1993. These increases were due primarily to increased premium administered through this UWS joint venture.

    ADMINISTRATIVE EXPENSES. Administrative expenses, as a percentage of life and health premium revenues, have remained relatively constant during the periods as AMSG has added to its workforce and physical facility to support anticipated future growth.

    INCOME TAXES. AMSG's tax rate varies from the federal statutory rate, due primarily to certain expenses which are not deductible for tax purposes.

    CUMULATIVE EFFECT OF ACCOUNTING CHANGE. Effective January 1, 1995, AMSG changed its method of accounting for printed and promotional materials by recording such materials as inventory and expensing the materials as they are used in order to better match the expenses to the period benefited. Prior to January 1, 1995, all purchases of such materials were immediately expensed. The effect of the accounting change was an increase in net income for the first six months of 1995 of $1.2 million, net of taxes of $0.7 million.

LIQUIDITY AND CAPITAL RESOURCES

    AMSG's sources of cash flow consist primarily of premium revenue received, administrative fees and investment income. The primary uses of cash include medical and other benefits, commissions and administrative expense payments. Positive cash flows are invested pending future payments of medical and other benefits and other operating expenses. AMSG's investment policies, along with UWS's, are designed to maximize yield, preserve principal and provide liquidity to meet anticipated payment obligations.

    Historically, AMSG has generated positive cash flow from operations. For the six months ended June 30, 1996, however, net cash provided by (used in) operating activities amounted to a use of $1.3 million, compared with a use of $15.9 million for the same period in the prior year. The improvement in the use of cash in 1996 was due primarily to a reduction in funds held on behalf of AMSIC by UWS.

    Net cash provided by operating activities amounted to $2.7 million in 1995, compared with $33.5 million in 1994 and $5.2 million in 1993. The decrease in cash flow from operations in 1995 was due primarily to the reduced level of net income in 1995. The increase in cash flow from operations in 1994 as compared to 1993 was a result of increased net income in 1994 along with reduced increases in funds held by UWS and other assets which represent uses of cash.

    In conjunction with the UWS joint venture, UWS holds funds to support policy reserves and AMSIC's undistributed net profits and UWS credits investment income to AMSIC on the funds held balance at UWIC and UWLIC's average portfolio rates. At June 30, 1996 and 1995, UWS held $118.5 million and $122.8 million, respectively. Of these funds, $30.3 million and $57.5 million were accessible as of June 30, 1996 and 1995, respectively, upon request without prior approval of UWS. UWS held $143.7 million and $124.5 million of funds on behalf of AMSIC at December 31, 1995 and 1994, respectively. Of these funds, $60.3 million and $57.8 million were accessible as of December 31, 1995 and 1994, respectively, upon request without prior approval of UWS.

    UWS's investment portfolio, which includes these funds, consists primarily of investment grade bonds and has a limited exposure to equity securities. At June 30, 1996 and 1995, 86.8% and 85.3%, respectively, of UWS's total investment portfolio was invested in bonds. At December 31, 1995 and 1994, 86.8% and 88.2%, respectively, of UWS's total investment portfolio was invested in bonds. The bond portfolio had an average quality rating of AA- and AA at December 31, 1995 and 1994, respectively, and the majority of the bond portfolio was classified as available for sale. In accordance with SFAS. No. 115, bonds classified as available for sale are recorded on the balance sheet at market value. AMSG has no investments in mortgage loans, non-publicly traded securities (except for common stock of subsidiaries), real estate held for investment or financial derivatives.

    In February of 1996, AMSG borrowed $10.0 million from a bank. The proceeds were used to retire $2.2 million of bank debt as well as fund operations. At June 30, 1996, AMSG was not in compliance with certain covenants relating to required levels of net income and net worth as defined by the agreement. AMSG anticipates that it will repay the bank loan in connection with the Merger.

    In April of 1995, AMSG borrowed $10.0 million from UWLIC. In August of 1995, AMSG borrowed an additional $5.0 million from UWLIC. On September 29, 1995, the $15.0 million debt was converted to $15.0 million of preferred stock in AMSG. The proceeds from these transactions were used by AMSG for investment and development of HMO subsidiaries, general corporate needs, as well as additional capital equipment purchases relating to the expansion of the corporate office.

    Management believes that in order to be a long term survivor in the health care industry it needs to become more involved in managed care. As a result of this strategic decision, AMSG has invested in several HMOs with partners from the regions in which the HMOs are located. During the period of January 1, 1994 through June 30, 1996, AMSG has made investments in common stock and loans to various HMOs of $16.1 million. These funds were used by the HMOs to provide and maintain minimal levels of statutory capital and surplus as well as for working capital to fund day to day operations.

    The National Association of Insurance Commissioners ("NAIC") has adopted risk-based capital guidelines for life and health insurers. These guidelines currently apply only to AMSG's insurance company subsidiaries. Those subsidiaries exceed the NAIC risk-based capital guidelines. The NAIC is also developing risk-based capital guidelines for health organizations, which would apply to other AMSG subsidiaries. In addition, the various state departments of insurance and other state regulators have the authority to establish capital and surplus requirements for individual companies and may propose stricter capital and surplus requirements.

    AMSG believes that internal funds and short term borrowings from its joint venture partner (UWS) will be sufficient to finance planned growth for the foreseeable future. In the event AMSG seeks additional financing to facilitate long-term growth, it believes that such financing could be obtained through other bank borrowings as market conditions may permit or dictate.

INFLATION

    Health care costs have been rising and are expected to continue to rise at a rate that exceeds the consumer price index. AMSG's cost control measures and premium rate increases are designed to reduce the adverse effect of medical cost inflation on operations. In addition, AMSG utilizes its ability to apply appropriate underwriting criteria in selecting groups and individuals to control the utilization of health care services. However, there can be no assurance that AMSG's efforts will fully offset the impact of inflation or that premium revenue increases will equal or exceed increasing health care costs.

HEALTH CARE REFORM

    In recent years, many states, including certain of the principal states in which AMSG does business, have enacted or are considering various health care reform statutes. These include small group reform statutes that limit the ability of insurers to underwrite and rate, and statutes that provide for the creation of regional purchasing pools. Florida, which accounted for approximately 18% of AMSG's reinsurance assumed in 1995, has recently enacted a package of such reforms, which include underwriting and rate restrictions as well as the creation of purchasing alliances. To date, AMSG has made appropriate adjustments to maintain a competitive position in Florida, and AMSG does not believe that there has been a significant adverse impact on the marketability and profitability of the Florida business. Adoption of such reform measures by a substantial number of additional states, particularly measures mandating purchasing pools, could significantly increase competition in the health care industry.

    Enactment by Congress of HR 3103, the Kennedy-Kassenbaum bill, will result in changes in all of the states where AMSG does business. It may require changes in rating and plan design to adjust for the small group guarantee-issue, group-to-individual portability, and pre-existing condition limitation features. The renewability, portability and health condition rating restrictions apply to fully insured and self-funded plans. The bill will require many states to rewrite their laws to conform to the new federal guidelines. Management views this bill positively as it will result in greater state-by-state consistency. Overall, the bill will require AMSG to conduct a thorough review of its filings, plan designs and pricing methods in every state where it does business. This will be a long-term process, and its completion relies heavily on the actions of the states and the federal regulations implementing the bill, which are yet to be issued.

           STOCK OWNED BY AMSG MANAGEMENT AND PRINCIPAL SHAREHOLDERS

    The following table sets forth information regarding the beneficial
ownership of shares of AMSG Common Stock as of             , 1996 by (i)
directors and executive officers of AMSG, (ii) directors and executive officers of AMSG as a group, and (iii) persons who are known to AMSG to beneficially own more than 5% of AMSG Common Stock.

NAME AND ADDRESS                                                  NUMBER OF SHARES     PERCENT
- ---------------------------------------------------------------  ------------------  ------------
Wallace J. Hilliard............................................     53,344.33(2),(4)      30.5%
Ronald A. Weyers...............................................     21,617.33(3),(4)      12.4
Thomas R. Hefty (1)............................................          --               --
All directors and executive officers as a group (3
 individuals)..................................................     74,961.67             42.9(4)
United Wisconsin Services, Inc. (1)
 401 West Michigan Street
 Milwaukee, Wisconsin 53203....................................        20,967             12.0

- ------------------------
(1) Mr. Hefty is Chairman of the Board, President and Chief Executive Officer of UWS.

(2) The number of shares set forth in the above table with respect to Mr. Hilliard represents shares of AMSG Common Stock owned by Mr. Hilliard personally. Excluded from such number are 18,322.33 shares of AMSG Common Stock held in family trusts and 15,000 shares of AMSG Common Stock owned by Mr. Hilliard's adult children or trusts for their benefit with respect to which Mr. Hilliard disclaims beneficial ownership.

(3) The number of shares set forth in the above table with respect to Mr. Weyers represents shares of AMSG Common Stock owned by Mr. Weyers personally. Excluded from such number are 17,618.67 shares of AMSG Common Stock held in family trusts and limited partnerships and 764 shares of AMSG Common Stock owned by Mr. Weyers' wife with respect to which Mr. Weyers disclaims beneficial ownership.

(4) Excluded from the number of shares set forth opposite Messrs. Hilliard and Weyers' names is an aggregate of 78,805 shares of AMSG Common Stock held under the Voting Trust Agreement with respect to which Messrs. Hilliard and Weyers have shared voting and dispositive power.

           APPROVAL OF AMENDMENTS TO UNITED WISCONSIN SERVICES, INC.
                             EQUITY INCENTIVE PLAN

    The UWS Board has approved, subject to shareholder approval, amendments to the UWS Equity Incentive Plan (the "Plan") to: (a) increase from 600,000 to 2,750,000 the number of shares of UWS Common Stock to be issued thereunder; (b) limit the number of shares which may be granted to individual participants in a three year period; (c) change the requirements for the Committee which administers the Plan to comply with changes to Exchange Act Rule 16b-3 (relating to short swing profits) and Treas. Reg. 1.162-27 (relating to compensation in excess of $1,000,000); and (d) permit the gifting of stock options to an employee's spouse, children or grandchildren (or trusts for their benefit).

    The increase in the number of shares from 600,000 to 2,750,000 is necessary to permit the following transactions in connection with the Merger: (a) the substitution of UWS Options for AMSG Options now held by AMS employees; (b) the issuance of options to purchase 1,000,000 shares of UWS Common Stock granted to Messrs. Hilliard & Weyers; and (c) the conversion of existing options to purchase 7,113 shares of AMSG Common Stock into options to purchase UWS Common Stock and the issuance of options to purchase an additional $4,000,000 worth of UWS Common Stock granted to Mr. Samuel Miller.

    Currently, options with respect to 467,000 shares have been issued pursuant to the Plan. The options to purchase UWS Common Stock to be issued to Hilliard, Weyers and to the other AMS employees in substitution for their existing AMSG Options will result in the issuance of approximately 1,305,000 additional options. Approximately 508,000 options would be available for future grants under the Plan.

    The following nonqualified options will be issued following the Merger if the amendments to the UWS Equity Incentive Plan are approved by Shareholders.

                               NEW PLAN BENEFITS

                                                               UWS OPTIONS
                                                                CURRENTLY
                                                               OUTSTANDING      VALUE OF UNEXERCISED, IN    ADDITIONAL UWS
                                                            -----------------     THE MONEY OPTIONS AT      OPTIONS ISSUED
                                                              EXERCISABLE/     ---------------------------  IN CONNECTION
               NAME AND PRINCIPAL POSITION                    UNEXERCISABLE    EXERCISABLE/ UNEXERCISABLE    WITH MERGER
- ----------------------------------------------------------  -----------------  ---------------------------  --------------
Thomas R. Hefty                                                                                                  N/A
 Chairman of the Board,
 President & Chief Executive Officer
Roger Formisano                                                                                                  N/A
 Executive Vice President &
 Chief Operating Officer;
 President of Compcare Health
 Services Insurance Corporation and
 Meridian Resources Corporation
Devon W. Barrix                                                                                                  N/A
 Vice President and President of
 Unity Health Plans Insurance Corporation
C. Edward Mordy                                                                                                  N/A
 Vice President and Chief Financial Officer
Mark H. Granoff                                                                                                  N/A
 Vice President and President of
 United Wisconsin Insurance Company and
 United Wisconsin Life
 Insurance Company
Total Executive Group                                                  (1)                     (1)               (1)
Shares Reserved for Future Grant                                       (1)                     (1)               (1)

- ------------------------
(1) The number of additional shares issued to the Total Executive Group and the Shares Reserved for Future Grant cannot be determined as the number is based on the Fair Market Value of UWS Stock at the time of the Merger. Additional Options will be issued to other Messrs. Hilliard, Weyers and Miller (See "CONFLICT OF INTEREST -- Additional Options to Purchase UWS Stock") and to certain executives of AMSG in substitution for existing AMSG Options (See "THE MERGER -- Conversion of AMSG Common Stock Options in Merger").

    The dollar value of the proposed option awards in the table above will be equal to the difference between the Fair Market Value of the Common Stock underlying the Options and the exercise price. As the exercise price has not been fixed for the Options issued in connection with the Merger at this time, the dollar value of the Options cannot be determined.

    Shareholder approval of the authorization for the additional options is required by the terms of the Plan. Shareholder approval of the authorization for the additional options is a condition to the consummation of the Merger.

    The Plan will also be amended to limit the number of shares which may be granted to individual participants during a three year period. This amendment has been made to allow options issued pursuant to the Plan to be considered performance based compensation within the meaning of Treas. Reg. 1.162-27. Performance based compensation is not subject to the $1,000,000 limit on compensation which is deductible contained in Code
Section 162(m). Under the amendment the maximum number of shares with respect to which grants may be made is 100,000 in any three year period, except that grants with respect to 850,000 shares may be made in the three year period ended March 31, 1997. The 850,000 share limit for the period ended March 31, 1997 was intended to permit the issuance of options as provided in Mr. Miller's employment agreement.

    The change in the committee which administers the Plan is intended to permit options issued pursuant to the Plan to continue to be exempt from the short swing profit recapture rules of Section 16 of the Exchange Act and to be considered performance based compensation which would not be subject to the limit on deductible compensation contained in Code Section 162(m).

    The change permitting the gifting of nonstatutory options is made to allow the employees to take advantage of certain estate planning opportunities. Recent IRS private letter rulings have clarified the tax treatment of gifted options and recent changes in Exchange Act Rule 16b-3 have permitted the gifting of options.

    The following is a summary of the basic terms and provisions of the Plan.

    The Plan permits the grant to full-time employees ("Participants") of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights ("SARs"), Restricted Stock, Performance Units and Performance Shares (all as defined in the Plan).

    The purpose of the Plan is to promote the success and enhance the value of UWS by linking the personal interests of the Participants with an incentive for outstanding performance. The Plan further is intended to provide flexibility to UWS in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation is dependent. The Plan is administered by the Management Review Committee (the "Committee") of the Board of Directors. The Committee is authorized to determine the size and types of awards under the Plan, the Participants to whom they will be granted, the terms and conditions of such awards, including the date or dates on which awards become exercisable either in whole or in part, their expiration date and other matters in their discretion.

    The term of any Incentive Stock Option or Nonqualified Stock Option granted pursuant to the Plan shall not exceed ten or twelve years, respectively (five years in the case of a 10% shareholder granted Incentive Stock Options), and the option price per share therefor shall not be less than the fair market value of the Common Stock on the date the option is granted (110% of the fair market value in the case of a 10% shareholder granted Incentive Stock Options). Options are not exercisable in any event prior to six months following the date of grant.

    SARs shall have a grant price at least equal to 100% of the fair market value of the Common Stock if granted independently of any stock option, or equal to the option price of the related stock option if granted in connection with a stock option. The term of an SAR granted pursuant to the Plan shall not exceed twelve years. SARs are not exercisable in any event prior to six months following the date of grant.

    Restricted Stock may be granted to participants in such amounts as the Committee shall determine subject to the terms and provisions of the Plan. Restricted Stock generally may not be sold or otherwise transferred for a certain period (based on the passage of time, the achievement of performance goals or the occurrence of other events as determined by the Committee). During that period, however, Participants may exercise full voting rights and shall be entitled to receive all dividends and other distributions with respect to shares of Restricted Stock. Restricted Stock shall not vest in any event prior to six months following the date of grant.

    The number and/or value of Performance Units or Performance Shares that will be paid to Participants shall be based on the extent to which performance goals, as determined by the Committee, have been met. The performance goals must be determined over a period of at least six months. At the time of grant, each Performance Unit must have an initial value established by the Committee and each Performance Share shall have an initial value equal to the fair market value of the Common Stock on the date of grant.

    As of August 15, 1996, nonqualified stock options with respect to approximately 467,000 shares have been issued pursuant to the Plan. Awards shall immediately vest and/or be exercisable upon the occurrence of death, disability or retirement, or a Change in Control (as defined in the Plan). Subject to the terms of the Plan, awards may be exercised within three months after termination of employment for any reason except death, disability or retirement (but any awards held by a Participant dismissed for cause will immediately expire), within one year after the date of death (by the Participant's personal representative, legatees or heirs) if employed by UWS at such date, within one year after a Participant's employment with UWS is terminated by disability, and within three years after a Participant retires (as defined in UWS's "tax qualified pension plan"). The Committee may permit a Participant to defer such Participant's receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due. The Committee may terminate, amend or modify the Plan with the approval of the UWS Board. Any termination, amendment or modification, however, which materially (i) increases the total number of shares of UWS Common Stock which may be issued under the Plan; (ii) modifies the eligibility requirements to add a class of person ("Insiders") subject to
Section 16 of the Exchange Act (iii) increases the benefits accruing to Insiders under the Plan, must be approved by the shareholders of UWS.

    An optionee will not be deemed to have received taxable income upon the grant or exercise of any Incentive Stock Option, provided that such shares of Common Stock are held for at least one year after the date of exercise and two years after the date of grant. No gain or loss will be recognized by UWS as a result of the grant or exercise of Incentive Stock Options. An optionee will be deemed to receive ordinary income upon exercise of Nonqualified Stock Options in an amount equal to the amount by which the fair market value of the Common Stock on the exercise date exceeds the exercise price. The amount of any ordinary income deemed to be received by an optionee due to a premature disposition of the shares of Common Stock acquired upon the exercise of an Incentive Stock Option or upon the exercise of a Nonqualified Stock Option will be a deductible expense for tax purposes for UWS.

    THE UWS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL. The proposal must be approved by the affirmative vote of holders of a majority of the shares of UWS Common Stock represented at the UWS Special Meeting. Abstentions and broker non-votes are treated as "no" votes in determining whether the proposal is approved. The proxies will be voted for or against the proposal, or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the amendment to the UWS Equity Incentive Plan.

                        DESCRIPTION OF UWS CAPITAL STOCK

    UWS's authorized capital stock consists of 50,000,000 shares of its Common Stock, no par value per share, and 500,000 shares of UWS Preferred Stock, no par value per share.

COMMON STOCK

    Subject to Section 180.1150(2) of the WBCL (described below under "-- Certain Statutory Provisions"), holders of UWS Common Stock are entitled to one vote for each share of UWS Common Stock held by them on all matters properly presented to shareholders. Holders of UWS Common Stock are not entitled to cumulative voting rights. Subject to the prior rights of the holders of any shares of Preferred Stock that are outstanding, the UWS Board of Directors may in its discretion declare and pay dividends on the UWS Common Stock out of earnings or assets of UWS legally available for the payment therefor. Subject to the prior rights of the holders of any shares of Preferred Stock that are outstanding, in the event UWS is liquidated, any amounts remaining after the discharge of outstanding indebtedness will be paid pro rata to the holders of UWS Common Stock. Holders of UWS Common Stock are not entitled to any preemptive, subscription or conversion rights. The outstanding shares of UWS Common Stock are, and the UWS Common Stock to be issued in the Merger will be, legally issued, fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622 as judicially interpreted of the WBCL for unpaid employee wages.

PREFERRED STOCK

    The UWS Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, shares of Preferred Stock with such dividend, redemption, conversion and exchange provisions as are provided in the particular series. No dividends or other distributions are payable on the UWS Common Stock unless dividends are paid in full on the Preferred Stock and all sinking fund obligations for the Preferred Stock, if any, are fully funded. In the event of a liquidation or dissolution of UWS, the outstanding shares of Preferred Stock would have priority over the UWS Common Stock to receive the amount specified in each particular series out of the remaining assets of UWS.

CERTAIN CHARTER AND BYLAW PROVISIONS

    Article II of UWS's Bylaws provides procedures by which shareholders may raise matters at annual meetings and may call special meetings. These provisions also establish the procedure for fixing a record date for special meetings called by shareholders. The affirmative vote of either (i) holders of a majority of the voting power of shares entitled to vote in the election of directors or
(ii) a majority of the directors then in office is required to amend, repeal or adopt any provision inconsistent with the foregoing Bylaw provisions. Under UWS's Restated and Amended Articles of Incorporation, the UWS Board of Directors is divided into three classes as nearly equal in number as possible. One class is elected each year for a three-year term. In addition, a director may be removed from office only by the affirmative vote of at least 80% of the outstanding shares entitled to vote for the election of such director, and any vacancy so created may be filled by the affirmative vote of at least 80% of such shares. The staggered board provisions and the provision regarding the 80% vote required for removal of a director may only be amended by the affirmative vote of shareholders possessing at least 75% of the outstanding shares entitled to vote.

CERTAIN STATUTORY PROVISIONS

    Section 180.1150(2) of the WBCL provides that the voting power of shares of an "issuing public corporation," such as UWS, which are held by any persons holding in excess of 20% of the voting power of the issuing public corporation's shares, shall be limited to such 20% of the voting power plus 10% of the voting power of such excess shares. This statutory voting restriction is not applicable to shares acquired directly from UWS, shares as to which the shareholders of UWS vote to restore the full power and under certain other circumstances more fully described in Section 180.1150(3). This statutory voting restriction is not applicable to the shares of UWS Common Stock held by BCBSUW as of the date of this Joint Proxy Statement/Prospectus.

    Sections 180.1130 to 180.1134 of the WBCL provide that certain business combinations not meeting specified adequacy-of-price standards must be approved by the vote of at least 80% of the votes entitled to be cast by shareholders and by two-thirds of the votes entitled to be cast by shareholders other than a significant shareholder who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or consolidation of an issuing public corporation, such as UWS (or any subsidiary thereof), with, or the sale or other disposition of substantially all assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the shares of the issuing public corporation.

    Sections 180.1140 to 180.1145 of the WBCL provide that a "resident domestic corporation," such as UWS, may not engage in a "business combination" with an "interested stockholder" (a person beneficially owning 10% or more of the aggregate voting power of the stock of such corporation) for three years after the date (the "stock acquisition date") the interested stockholder acquired his or her 10% or greater interest, unless the business combination (or the acquisition of the 10% or greater interest) was approved before the stock acquisition date by such corporation's board of directors. After the three-year period, a business combination that was not so approved may be consummated only if it is approved by a majority of the outstanding voting shares not held by the interested stockholder or is made at a specified formula price intended to provide a fair price for the shares held by noninterested stockholders. These provisions are not applicable to the shares of Common Stock held by BCBSUW as of the date of this Joint Proxy Statement/Prospectus because the Board of Directors of BCBSUW approved the Merger at a meeting on July 31, 1996.

    Because UWS is an insurance holding company and various of its subsidiaries are Wisconsin insurance companies, the Wisconsin Statutes and administrative rules regulate, among other things, certain transactions in UWS Common Stock. The Wisconsin Statutes provide that the acquisition of 10% or more of the voting securities of the company creates a rebuttable presumption that "control" of UWS's insurance company subsidiaries is being acquired in the transaction, unless the OCI, upon application, determines otherwise. Thus, any person attempting to acquire "control" of UWS must, prior to such acquisition, file a registration statement and other documents with the OCI and obtain the OCI's prior approval of such acquisition.

    These statutory and administrative restrictions may have the effect of discouraging or making it more difficult for a person to acquire a substantial equity interest in UWS and may otherwise restrict the market for the purchase or sale of a significant number of the shares of UWS Common Stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Firstar Trust Company, Milwaukee, Wisconsin.

          COMPARATIVE RIGHTS OF AMSG STOCKHOLDERS AND UWS SHAREHOLDERS

COMPARISON OF SHAREHOLDER RIGHTS

    AMSG is incorporated under the laws of the State of Delaware, and UWS is incorporated under the laws of the State of Wisconsin. Stockholders of AMSG whose rights are governed by AMSG's Certificate of Incorporation and Bylaws and by the DGCL, will, on consummation of the Merger, become shareholders of UWS. Their rights as UWS shareholders will then be governed by UWS's Restated and Amended Articles of Incorporation and Bylaws and by the WBCL. The following is a summary of the material differences between the rights of stockholders of AMSG and the rights of shareholders of UWS. This summary is not intended to be relied upon as an exhaustive list or detailed description of the provisions discussed and is qualified entirely by the DGCL, the WBCL, AMSG's Certificate of Incorporation and Bylaws and UWS's Restated and Amended Articles of Incorporation and Bylaws.

    CAPITAL STOCK. The Certificate of Incorporation of AMSG authorizes the Board of Directors of AMSG to issue up to 600,000 shares of common stock, $1.00 par value, and 15,000 shares of Series A Preferred Stock, $1.00 par value (the "AMSG Preferred"). As of July 31, 1996, 174,733.67 shares of AMSG Common Stock were outstanding and 15,000 shares of AMSG Preferred were outstanding. The Board of Directors may establish the relative rights and preferences of preferred stock issued in the future without stockholder action and issue such stock in series.

    AMSG common stockholders have no preemptive rights. The outstanding shares of AMSG Common Stock are fully paid and nonassessable. AMSG common stockholders are entitled to one vote for each share held on each matter submitted to a vote of the holders of AMSG Common Stock. Cumulative voting for the election of directors is not permitted. Subject to the preferential dividend rights of any issued and outstanding AMSG Preferred, AMSG's common stockholders are entitled to receive dividends as and when declared by the Board of Directors of AMSG. Under Delaware law, AMSG may declare and pay dividends out of surplus or, if there is not surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of AMSG has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding capital stock having a preference on distribution.

    If AMSG were liquidated, the holders of AMSG Common Stock would be entitled to receive, pro rata, all assets available for distribution to them after full satisfaction of AMSG's liabilities and any payment applicable to any AMSG Preferred then outstanding.

    The Restated and Amended Articles of Incorporation of UWS authorize the Board of Directors of UWS to issue up to 50,000,000 shares of UWS Common Stock, no par value, and up to 500,000 shares of preferred stock, no par value. The Board of Directors may establish the relative rights and preferences of preferred stock issued in the future without shareholder action and issue such stock in series. As of July 31, 1996, 12,599,715 shares of UWS Common Stock were outstanding. No shares of UWS preferred stock were outstanding as of such date.

    APPRAISAL RIGHTS AND DISSENTERS' RIGHTS. Under the DGCL, stockholders of a corporation who dissent from a merger or consolidation of the corporation in the manner provided by Delaware law are entitled to receive payment of the fair value of their stock, as determined by the Delaware Court of Chancery. However, such right is not available to stockholders (i) whose shares are listed on a national securities exchange, quoted on The Nasdaq Stock Market or held of record by more than 2,000 stockholders, or (ii) where the vote of such stockholders of the corporation surviving or resulting from the merger or consolidation was not required for approval thereof, unless the stockholders are required to accept in the merger or consolidation anything except certain types of stock (including UWS Common Stock) or cash in lieu of fractional shares of such stock. AMSG Common Stock is not listed on a national securities exchange, quoted on The Nasdaq Stock Market or held of record by more than 2,000 stockholders.

    Delaware law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the corporation's certificate of incorporation provides otherwise. AMSG's Certificate of Incorporation does not provide for appraisal rights in the context of a sale of all or substantially all of AMSG's assets.

    Under the WBCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's stock if such shareholder dissents from a proposed merger or share exchange or a sale or exchange of all or substantially all of the property and assets of the corporation. However, dissenter's rights are not available to holders of shares, such as shares of UWS Common Stock, which are registered on a national securities exchange or quoted on The Nasdaq Stock Market on the record date fixed to determine shareholders entitled to notice of the meeting at which shareholders are to vote on the proposed corporation action. UWS Common Stock is listed on the NYSE.

    ASSESSABILITY; POTENTIAL LIABILITY FOR WAGES. UWS Common Stock is subject to possible assessment in certain circumstances. Section 180.0622(2)(b) of the WBCL provides that shareholders of Wisconsin corporations are personally liable to an amount equal to the par value of shares owned by them (and to the consideration for which shares without par value were issued) for debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case. The liability imposed by the predecessor to this statute was interpreted in a trial court decision to extend to the original issue price for shares, rather than the stated par value. Although affirmed by the Wisconsin Supreme Court, the case offers no precedential value due to the fact that the decision was affirmed by an equally divided court. UWSG Common Stock is not otherwise subject to call or assessment. Shares of stock of Delaware corporations are nonassessable under the DGCL. The DGCL does not impose personal liability on holders of AMSG Common Stock for debts owing to employees or otherwise.

TAKEOVER STATUTES

    Wisconsin law regulates a broad range of "business combinations" between a Wisconsin corporation and an "interested stockholder." Wisconsin law defines a "business combination" as including a merger or a share exchange, sale of assets, issuance of stock or rights to purchase stock and certain related party transactions. An "interested stockholder" is defined as a person who beneficially owns, directly and indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. In certain cases, Wisconsin law prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder, unless (i) the board of directors approved the business combination or the acquisition of the stock prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not owned by the interested stockholder, (iii) the consideration to be received by stockholders meets certain requirements of the statute with respect to form and amount or (iv) the business combination is of a type specifically excluded from the coverage of the statute.

    Section 180.1150 of the WBCL provides that in particular circumstances the voting of shares of a Wisconsin "issuing public corporation" (a Wisconsin corporation which has at least 100 Wisconsin resident stockholders, 500 or more stockholders of record and total assets exceeding $1 million) held by any person in excess of 20% of the voting power is limited to 10% of the full voting power of such excess shares. Full voting power may be restored under Section 180.1150 if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of such restoration.

    In addition, the WBCL sets forth certain fair price provisions which govern mergers and share exchanges with, or sales of substantially all a Wisconsin issuing public corporation's assets to, a 10% shareholder, mandating that any such transaction meet one or two requirements. The first requirement is that the transaction be approved by 80% of all shareholders and two-thirds of "disinterested" shareholders, which generally exclude the 10% shareholder. The second requirement is the payment of a statutory fair price, which is intended to insure that shareholders in the second step merger, share exchange or asset sale receive at least what shareholders received in the first step.

    Further, the WBCL requires shareholder approval for certain transactions in the context of a tender offer or similar action for in excess of 5% of a Wisconsin corporation's stock. Shareholder approval is required for the acquisition of more than 5% of the corporation's stock at a price above market value, unless the corporation makes an equal offer to acquire all shares. Shareholder approval is also required for the sale or option of assets which amount to at least 10% of the market value of the corporation, but this requirement does not apply if the corporation meets certain minimum outside director standards.

    DGCL Section 203 (the "Delaware Business Combination Statute") applies to certain business combinations involving a Delaware corporation and certain of its stockholders. The Delaware Business Combination Statute prevents an "interested stockholder" (defined generally as a person with 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include a variety of transactions, including the sale of assets, mergers and almost any related party transaction) with a Delaware corporation for three years following the date such person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by certain employee stock ownership plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

    A corporation may elect in its certificate of incorporation not to be governed by Section 203, and the restrictions imposed on interested stockholders under Section 203 do not apply under certain limited circumstances set forth therein, including certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors.

    Section 203 provides that, during such three-year period, the corporation may not merge or consolidate with an interested stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an interested stockholder or any affiliate or associate thereof, including, without limitation, (i) any merger or consolidation of the corporation or a direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the above limitations of Section 203 are not applicable to the surviving corporation; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (except proportionately as a stockholder of the corporation) to or with the interested stockholder of assets having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (iii) any transaction which results in the issuance or transfer by the corporation or by any majority owned subsidiary thereof of any stock of the corporation or such subsidiary to the interested stockholder, except, among other things, pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation;
(iv) any transaction involving the corporation or any majority owned subsidiary thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned by the interested stockholder (except, among other things, as a result of immaterial changes due to fractional share adjustments); or (v) any receipt by the interested stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. The Merger is not a "business combination" as defined in Section 203 and therefore, Section 203 is not applicable to the transactions contemplated by the Merger Agreement.

DIRECTORS

    The Board of Directors of AMSG consists of a single class of directors, each of whom serves a term of one year. Holders of AMSG Common Stock elect all of the directors at each annual meeting of AMSG's stockholders. Any director may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of stockholders called for that purpose. The Board of Directors of UWS is divided into three classes as nearly equal in number as possible, with the directors in each class serving staggered three-year terms. At each annual meeting of UWS's shareholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present. A director of UWS may be removed, with or without cause, only by the affirmative vote of not less than 80% of the then issued and outstanding shares taken at a special meeting of shareholders called for that purpose.

    LIABILITY OF DIRECTORS; INDEMNIFICATION. AMSG has provided in its Certificate of Incorporation that it will indemnify its directors and officers pursuant to the terms as set forth in Article Eleven of such Certificate. Under Article Eleven of AMSG's Certificate of Incorporation, such indemnification would apply if the indemnified individual is or was a director or officer and the individual acted in good faith, reasonably believed his or her conduct was in AMSG's best interests (or not opposed to AMSG's best interests) and, in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. However, AMSG will not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to AMSG for negligence or misconduct in the performance of his duty to the corporation unless a court of competent jurisdiction determines that such person is entitled to indemnification despite the adjudication of liability. Under UWS's bylaws and the WBCL, UWS indemnifies its directors and officers against liability incurred by the director or officer in a proceeding to which the indemnified person was a party because he or she is a director or officer, unless liability was incurred because a director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure constitutes a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest, a violation of criminal law (unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful), a transaction from which the director or officer derived an improper personal benefit or willful misconduct. In addition, under the WBCL, a director of UWS is not liable to the corporation, its shareholders or any person asserting rights on behalf of the corporation or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the circumstances under which indemnification would not be provided.

ACTION WITHOUT A MEETING

    Under the DGCL and AMSG's Bylaws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by holders of not less than the minimum number of shares necessary to authorize or approve such action. Under the WBCL, such action without a meeting is allowed only if the consent is signed by all of the shareholders entitled to vote with respect to the subject matter.

AMENDMENT OF CORPORATE CHARTER

    Under the WBCL, the Board of Directors can establish conditions for the amendment of the Articles of Incorporation (e.g., super-majority vote, no more than a given percentage dissent, etc.). The WBCL provides that certain significant amendments to articles of incorporation, but not all amendments, must be approved by the shareholders in addition to approval by the Board of Directors. The vote of shareholders needed to approve an amendment depends in part on the voting groups entitled to vote separately on the amendment. Generally, the WBCL provides that, if a quorum exists, action on a matter other than the election of directors is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or the WBCL require a greater number of affirmative votes. UWS's Restated and Amended Articles of Incorporation require the affirmative vote of not less than 75% of the outstanding shares entitled to vote for directors to amend provisions of the Restated and Amended Articles relating to the Board of Directors.

    Delaware law requires the vote of a simple majority of the outstanding voting stock of a corporation, and the vote of a simple majority of the outstanding stock of each class entitled to vote as a class, to amend the certificate of incorporation, in addition to approval by the corporation's board of directors.

STOCKHOLDER DERIVATIVE PROCEEDINGS

    Under Delaware law and the WBCL, before a stockholder may bring an action by or on behalf of the corporation (a "derivative action"), a stockholder must make a demand on the corporation's Board of Directors to remedy the situation about which the stockholder complains. Under Delaware law, the demand requirement may be excused if the stockholder can show that such demand would be futile because the alleged wrongdoers comprised or controlled a majority of the Board of Directors. Under the WBCL, the futility exception to the demand requirement has been eliminated. Therefore, a stockholder bringing a derivative action on behalf of a Wisconsin corporation will be required in all instances to make a demand on the corporation's Board of Directors.

                                 LEGAL OPINION

    The legality of the UWS Common Stock to be issued in connection with the Merger is being passed upon for UWS by Michael Best & Friedrich, Milwaukee, Wisconsin.

    AMSG will receive the opinion of Godfrey & Kahn, S.C. substantially to the effect that the Merger will qualify as a "reorganization" under Section 368(a) of the Code. See "THE MERGER -- Certain Federal Income Tax Considerations."

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

    Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to UWS's 1997 annual meeting of shareholders must be received by UWS not later than March 31, 1997, pursuant to the proxy soliciting regulations of the Commission. Nothing in this paragraph shall be deemed to require UWS to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the Commission in effect at the time.

                                    EXPERTS

    The consolidated financial statements of UWS appearing in the United Wisconsin Services, Inc. Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of AMSG at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Joint Proxy Statement/ Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                     AMERICAN MEDICAL SECURITY GROUP, INC.

Report of Independent Auditors........................................................        F-2

Consolidated Balance Sheets at December 31, 1995 and 1994 and June 30, 1996
 (Unaudited)..........................................................................        F-3

Consolidated Statements of Income for the years ended December 31, 1995, 1994, 1993
 and the six months ended June 30, 1996 and 1995 (Unaudited)..........................        F-5

Consolidated Statements of Shareholders' Equity for the years ended December 31, 1995,
 1994, 1993 and the six months ended June 30, 1996 (Unaudited)........................        F-6

Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994,
 1993 and the six months ended June 30, 1996 and 1995 (Unaudited).....................        F-7

Notes to Consolidated Financial Statements............................................        F-8

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
American Medical Security Group, Inc.

    We have audited the accompanying consolidated balance sheets of American Medical Security Group, Inc. (the Company) as of December 31, 1995, and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Medical Security Group, Inc. at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

    As discussed in Note 2 to the consolidated financial statements, the Company made certain accounting changes in 1995 and 1994.

                                          ERNST & YOUNG LLP

Milwaukee, Wisconsin
April 5, 1996

                     AMERICAN MEDICAL SECURITY GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                  DECEMBER 31
                                                                            ------------------------    JUNE 30
                                                                               1995         1994         1996
                                                                            -----------  -----------  -----------
                                                                                                      (UNAUDITED)
                                                                                       (IN THOUSANDS)
                                                     ASSETS

Investments:
  Bonds available for sale, at fair value.................................  $     8,464  $     4,086  $    8,450
  Bonds held to maturity, at amortized cost...............................        1,880        1,880       1,880
  Other invested assets...................................................        5,433        3,940       6,404
  Investments in unconsolidated affiliates................................        3,706        1,792       2,498
                                                                            -----------  -----------  -----------
                                                                                 19,483       11,698      19,232

Cash and cash equivalents.................................................       18,929       28,262      16,839

Property and equipment:
  Furniture and equipment.................................................       12,621        8,335      14,706
  Computer equipment and software.........................................       32,576       21,822      36,030
  Leasehold improvements..................................................        1,836        1,547       1,876
  Less allowance for depreciation.........................................      (22,156)     (12,447)    (28,550 )
                                                                            -----------  -----------  -----------
                                                                                 24,877       19,257      24,062

Deferred income taxes.....................................................        1,892        4,514       5,296

Receivables and other assets:
  Funds held by insurance companies.......................................      144,390      110,263     129,349
  Advance to affiliates...................................................       12,000       12,000      --
  Premiums................................................................        4,353        1,700       3,468
  Interest................................................................          565          413         238
  Related party receivables...............................................        6,035        5,293       9,290
  Commission advances.....................................................        2,347        1,586       1,941
  Income tax receivable...................................................        1,205      --            2,768
  Prepaid expenses and other..............................................        6,902          805       8,002
                                                                            -----------  -----------  -----------
                                                                                177,797      132,060     155,056
                                                                            -----------  -----------  -----------
      Total assets........................................................  $   242,978  $   195,791  $  220,485
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------

                            See accompanying notes.

                     AMERICAN MEDICAL SECURITY GROUP, INC.

                                                                                  DECEMBER 31
                                                                            ------------------------    JUNE 30
                                                                               1995         1994         1996
                                                                            -----------  -----------  -----------
                                                                                                      (UNAUDITED)
                                                                                       (IN THOUSANDS)
                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Health insurance claim reserves...........................................  $    82,223  $    53,292  $   75,662
Life claim reserves.......................................................        2,615        1,467       3,156
Unearned premium reserves.................................................       11,106        9,670      12,122
Notes payable.............................................................        2,229        3,693      11,936
Other liabilities:
  Premiums payable........................................................       28,985       39,147      13,553
  Self-funded deposits....................................................       11,279        4,337      10,460
  Accounts payable........................................................        2,188        2,065       4,781
  Commissions payable.....................................................        5,065        2,598       4,561
  Deferred administrative fees............................................        6,580        5,280       6,880
  Employee compensation, payroll taxes and amounts withheld...............        6,695        4,920       7,090
  Income taxes payable....................................................      --               666      --
  Other...................................................................        3,287        3,069       1,489
  Minority interest in subsidiary.........................................          231          455         165
                                                                            -----------  -----------  -----------
    Total liabilities.....................................................      162,483      130,659     151,855
Commitments and contingencies (Note 13)
Shareholders' equity:
  Common stock, par value $1 per share:
    Authorized shares -- 600,000
    Issued and outstanding shares -- 174,584 in 1994 and 174,734 in 1995
     and 1996 (unaudited).................................................          175          175         175
  Preferred stock, par value $1 per share and $1,000 stated value per share:
    Authorized shares -- 15,000
    Issued and outstanding shares -- 15,000...............................       15,000      --           15,000
  Additional paid-in capital..............................................        3,816        3,786       3,816
  Retained earnings.......................................................       57,898       64,747      50,030
  Unrealized gain (loss) on debt securities...............................        3,606       (3,576)       (391 )
                                                                            -----------  -----------  -----------
    Total shareholders' equity............................................       80,495       65,132      68,630
                                                                            -----------  -----------  -----------
      Total liabilities and shareholders' equity..........................  $   242,978  $   195,791  $  220,485
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------

                            See accompanying notes.

                     AMERICAN MEDICAL SECURITY GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                         YEARS ENDED DECEMBER 31         SIX MONTHS ENDED JUNE 30
                                                  -------------------------------------  ------------------------
                                                     1995         1994         1993         1996         1995
                                                  -----------  -----------  -----------  -----------  -----------
                                                                                               (UNAUDITED)
                                                                          (IN THOUSANDS)
Revenue:
  Life and health premiums......................  $   496,989  $   374,875  $   242,896  $   281,513  $   232,486
  Administrative fees and commissions...........      246,458      192,109      124,148      134,385      116,310
  Investment income.............................       14,102        7,020        5,288        7,735        5,135
  Loss from unconsolidated subsidiaries.........       (2,170)        (472)        (300)      (1,903)        (655)
  Other.........................................        7,958        4,663        4,381        6,848        4,613
                                                  -----------  -----------  -----------  -----------  -----------
    Total revenue...............................      763,337      578,195      376,413      428,578      357,889
Expenses:
  Life and health benefits......................      389,498      249,992      163,642      224,899      186,457
  Expense allowance on reinsurance assumed......      118,996       92,405       59,821       66,261       55,898
  Commissions...................................      119,137       95,299       57,545       63,490       56,472
  Administrative expenses.......................      145,748      102,452       68,329       84,071       69,022
                                                  -----------  -----------  -----------  -----------  -----------
    Total expenses..............................      773,379      540,148      349,337      438,721      367,849
                                                  -----------  -----------  -----------  -----------  -----------
Income (loss) before minority interest, income
 taxes and cumulative effect of change in
 accounting principle...........................      (10,042)      38,047       27,076      (10,143)      (9,960)
Minority interest in net loss of subsidiary.....          244           42      --                88          119
                                                  -----------  -----------  -----------  -----------  -----------
Income (loss) before income taxes and cumulative
 effect of change in accounting principle.......       (9,798)      38,089       27,076      (10,055)      (9,841)
Income taxes (benefit)..........................       (1,947)      14,250        9,991       (2,628)      (2,482)
                                                  -----------  -----------  -----------  -----------  -----------
Income (loss) before cumulative effect of change
 in accounting principle........................       (7,851)      23,839       17,085       (7,427)      (7,359)
Cumulative effect of change in accounting
 principle, net of tax..........................        1,236      --           --           --             1,236
                                                  -----------  -----------  -----------  -----------  -----------
      Net income (loss).........................  $    (6,615) $    23,839  $    17,085  $    (7,427) $    (6,123)
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------

                            See accompanying notes.

                     AMERICAN MEDICAL SECURITY GROUP, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                     UNREALIZED
                                                                             ADDITIONAL              GAIN (LOSS)      TOTAL
                                                       COMMON     PREFERRED    PAID-IN    RETAINED     ON DEBT    SHAREHOLDERS'
                                                        STOCK       STOCK      CAPITAL    EARNINGS   SECURITIES      EQUITY
                                                     -----------  ---------  -----------  ---------  -----------  -------------
                                                                                   (IN THOUSANDS)
Balance at January 1, 1993.........................   $     170   $  --       $   2,801   $  23,823   $  --        $    26,794
  Net income.......................................      --          --          --          17,085      --             17,085
  Common stock issued..............................           5      --             985      --          --                990
                                                          -----   ---------  -----------  ---------  -----------  -------------
Balance at December 31, 1993.......................         175      --           3,786      40,908      --             44,869
  Net income.......................................      --          --          --          23,839      --             23,839
  Adjustment for change in accounting method, net
   of deferred taxes...............................      --          --          --          --           1,305          1,305
  Unrealized depreciation on available-for-sale
   securities, net of deferred taxes...............      --          --          --          --          (4,881)        (4,881)
                                                          -----   ---------  -----------  ---------  -----------  -------------
Balance at December 31, 1994.......................         175      --           3,786      64,747      (3,576)        65,132
  Preferred stock issued...........................      --          15,000      --          --          --             15,000
  Exercised stock options..........................      --          --              30      --          --                 30
  Dividends paid on preferred stock................                                            (234)                      (234)
  Net loss.........................................      --          --          --          (6,615)     --             (6,615)
  Unrealized appreciation on available-for-sale
   securities, net of deferred taxes...............      --          --          --          --           7,182          7,182
                                                          -----   ---------  -----------  ---------  -----------  -------------
Balance at December 31, 1995.......................         175      15,000       3,816      57,898       3,606         80,495
(UNAUDITED)
  Dividends paid on preferred stock................      --          --          --            (441)     --               (441)
  Net loss.........................................      --          --          --          (7,427)     --             (7,427)
  Unrealized depreciation on available-for-sale
   securities, net of deferred taxes...............      --          --          --          --          (3,997)        (3,997)
                                                          -----   ---------  -----------  ---------  -----------  -------------
Balance at June 30, 1996...........................   $     175   $  15,000   $   3,816   $  50,030   $    (391)   $    68,630
                                                          -----   ---------  -----------  ---------  -----------  -------------
                                                          -----   ---------  -----------  ---------  -----------  -------------

                            See accompanying notes.

                     AMERICAN MEDICAL SECURITY GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 SIX MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31            JUNE 30
                                                              -------------------------------  --------------------
                                                                1995       1994       1993       1996       1995
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
                                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)...........................................  $  (6,615) $  23,839  $  17,085  $  (7,427) $  (6,123)
  Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
    Provision for depreciation and amortization.............     10,450      7,369      3,660      6,588      4,524
    Gain on sale of property and equipment..................         (8)      (234)       228     --            (13)
    Equity in loss of unconsolidated affiliates.............      2,170        472        300      1,903        813
    Deferred income taxes (benefit).........................     (1,245)       675       (933)    (1,254)      (303)
    Contribution of common stock to profit sharing plan.....     --         --            990     --         --
    Changes in operating accounts:
      Receivables and other assets..........................    (34,882)   (37,915)   (55,334)    18,696     (6,425)
      Unearned premium reserves.............................      1,436      2,699      4,548      2,386       (374)
      Insurance claim reserves..............................     30,079     15,851     23,535     (4,995)     8,017
      Other liabilities.....................................      1,313     20,746     11,134    (17,199)   (16,054)
                                                              ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) operating activities.........      2,698     33,502      5,213     (1,302)   (15,938)
INVESTING ACTIVITIES
Purchase of other invested assets...........................     (1,493)      (465)    (2,250)       (12)      (422)
Purchase of investment securities...........................     (5,025)    (1,706)    (3,481)      (196)    (3,418)
Maturity of investment securities...........................        950        100        551         43        375
Investments in subsidiaries.................................     (4,084)    (3,514)    --         (4,307)    (2,467)
Proceeds from sale of property and equipment................        770      1,900        238         12        778
Purchase of property and equipment..........................    (16,480)   (10,945)   (11,559)    (5,594)    (9,835)
                                                              ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities.......................    (25,362)   (14,630)   (16,501)   (10,054)   (14,989)
FINANCING ACTIVITIES
Payments on notes payable...................................    (16,465)    (1,220)      (556)    (2,229)    (1,443)
Proceeds from issuance of notes payable.....................     15,000     --          3,500     11,936     10,484
Exercised stock options.....................................         30     --         --         --             30
Issuance of preferred stock.................................     15,000     --         --         --         --
Dividends paid on preferred stock...........................       (234)    --         --           (441)      (158)
Principal payments on capital lease obligations.............     --         --            (22)    --         --
                                                              ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) financing activities.........     13,331     (1,220)     2,922      9,266      8,913
                                                              ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents........     (9,333)    17,652     (8,366)    (2,090)   (22,014)
Cash and cash equivalents at beginning of year..............     28,262     10,610     18,976     18,929     28,262
                                                              ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of year....................  $  18,929  $  28,262  $  10,610  $  16,839  $   6,248
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

                            See accompanying notes.

                     AMERICAN MEDICAL SECURITY GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  ACCOUNTING POLICIES

    ORGANIZATION

    American Medical Security Group, Inc. (AMSG) is a holding company for various subsidiaries involved primarily in the health insurance industry. Third party administrator (TPA) operations market and administer primarily group life and health insurance in 32 states. Insurance operations consist of insurance business primarily assumed from a group of affiliated insurance companies. These insurance risks are administered by AMSG's TPA subsidiaries. Other consolidated and unconsolidated subsidiaries are involved in managed care activities, such as health maintenance organizations and preferred provider organizations.

    The consolidated financial statements include the accounts of AMSG and its subsidiaries:

    - American Medical Security, Inc. (AMS), a third-party administrator

    - American Medical Security Insurance Company (AMSIC), a life insurance company

    - American Medical Security Company of Ohio (AMSICO), a subsidiary of AMSIC

    - American Medical Security Insurance Company of Georgia (AMSICGA), a subsidiary of AMSIC

    - Accountable Health Plans of Texas (AHP), a preferred provider organization

    - American Medical Security Provider Partnerships (PPI), a preferred provider organization development company, formed January 1, 1995

    - Continental Plan Services, Inc. (CPSI), a third party administrator

    - Unity HMO of Illinois (Unity), a 90% owned health maintenance organization

    Effective January 1, 1995, American Medical Security, Inc. changed its name to AMSG Inc. and contributed all assets, except for its investments in subsidiaries to American Medical Security, Inc., a newly formed subsidiary of AMSG.

    BASIS OF PRESENTATION

    The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP). Significant intercompany accounts and transactions have been eliminated.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    INVESTMENTS

    Debt securities (bonds) that AMSG has both the positive intent and ability to hold to maturity are classified as held to maturity and stated at amortized cost. Debt securities not classified as held to maturity are classified as available for sale and stated at fair value. Unrealized holding gains and losses on securities classified as available for sale are stated as a separate component of shareholders' equity, net of applicable deferred taxes.

    Amortization and accretion on bonds are calculated using an effective interest method. Realized gains and losses on disposals of investments are determined by specific identification of investments sold. Other invested assets represent an investment in a real estate partnership (see Note 9), which is valued at AMSG's share of net equity in the partnership.

    Investment in unconsolidated subsidiaries are carried under the equity method at AMSG's proportionate share of ownership in the subsidiary.

                     AMERICAN MEDICAL SECURITY GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

    FUNDS HELD BY INSURANCE COMPANIES

    Funds held by insurance companies represent amounts on deposit with insurers related to reinsurance agreements. See Note 6 for further discussion.

    INSURANCE CLAIM RESERVES

    Insurance claim reserves represent the liabilities arising from life and health benefits provided under the respective policies. These reserves include claims in process of adjudication and unreported claims. This liability represents management's best estimate of the ultimate net cost of all reported and unreported claims which are not paid at year end. The estimates are continually reviewed and, as adjustments to these reserves become necessary, such adjustments are reflected in current operations.

    PREMIUMS, ADMINISTRATIVE FEES AND COMMISSIONS

    Life and health premiums are recognized as revenue over the periods for which insurance protection is provided. Administrative fees are recognized as income as administrative services are provided. Commissions revenue and commissions expense are recognized on the effective dates of the related policies.

    INCOME TAXES

    Deferred income taxes are provided for temporary differences between the carrying value of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. The differences relate primarily to unrealized gains and losses on available for sale investments, tax basis discounting of loss reserves, capitalization of deferred acquisition costs for tax purposes and the deferral of certain administration fees for financial statement purposes.

    CASH AND CASH EQUIVALENTS

    The Company considers short-term investments with remaining maturities of three months or less at the date of acquisition to be cash equivalents.

    RECLASSIFICATIONS

    Certain 1994 and 1993 financial statement amounts have been reclassified to conform with the 1995 presentation.

2.  CHANGE IN ACCOUNTING METHOD
    During 1995, AMSG changed the method of accounting for printed and promotional materials by recording such materials as inventory and expensing the materials as they are used in order to better match the expenses to the periods benefited. Prior to January 1, 1995, all purchases of such materials were immediately expensed. The effect of the change in accounting was an increase to 1995 net income of $1,236,000, net of taxes of $665,000.

    Effective January 1, 1994, AMSG adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Debt securities (bonds) that AMSG has both the positive intent and ability to hold to maturity are stated at amortized cost. Debt securities that AMSG does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available for sale and stated at market value. Unrealized holding gains and losses on securities classified as available for sale are stated as a separate component of shareholders' equity. Prior to January 1, 1994, investments in bonds were stated at amortized

                     AMERICAN MEDICAL SECURITY GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  CHANGE IN ACCOUNTING METHOD (CONTINUED)
cost. The effect of adopting SFAS No. 115 on January 1, 1994, was to increase shareholders' equity by $1,305,000, resulting from unrealized gains on bonds available for sale and funds held by insurance companies of $2,007,000, net of deferred taxes of $702,000. See Note 6 for discussion of funds held balances.

3.  INVESTMENTS
    The amortized cost and fair values of bonds are summarized as follows:

                                                                 GROSS        GROSS
                                                  AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                    COST         GAINS       LOSSES       VALUE
                                                 -----------  -----------  -----------  ---------
                                                                  (IN THOUSANDS)
At December 31, 1995:
  Available for sale --
   U.S. Treasury securities                       $   8,318    $     152    $       6   $   8,464
                                                 -----------       -----        -----   ---------
                                                 -----------       -----        -----   ---------
  Held to maturity --
   U.S. Treasury securities                       $   1,880    $      18    $  --       $   1,898
                                                 -----------       -----        -----   ---------
                                                 -----------       -----        -----   ---------
At December 31, 1994:
  Available for sale --
   U.S. Treasury securities                       $   4,260    $  --        $     174   $   4,086
                                                 -----------       -----        -----   ---------
                                                 -----------       -----        -----   ---------
  Held to maturity --
   U.S. Treasury securities                       $   1,880    $  --        $      33   $   1,847
                                                 -----------       -----        -----   ---------
                                                 -----------       -----        -----   ---------

    The amortized cost and estimated fair values of bonds at December 31, 1995, by contractual maturity are shown below:

                                                                           AMORTIZED     FAIR
                                                                             COST        VALUE
                                                                          -----------  ---------
                                                                              (IN THOUSANDS)
Bonds available for sale:
  Due in one year or less...............................................   $   1,223   $   1,234
  Due after one through five years......................................       6,251       6,370
  Due after five through ten years......................................         844         860
                                                                          -----------  ---------
                                                                           $   8,318   $   8,464
                                                                          -----------  ---------
                                                                          -----------  ---------
Bonds held to maturity:
  Due in one year or less...............................................   $     600   $     605
  Due in one through five years.........................................       1,280       1,293
                                                                          -----------  ---------
                                                                           $   1,880   $   1,898
                                                                          -----------  ---------
                                                                          -----------  ---------

    No bond sales occurred during 1995 or 1994. Proceeds from sales of bonds during 1993 were $77,000. Gross losses of $45 were realized on these bond sales.

    Fair values represent quoted market prices for securities traded in the public marketplace. The fair values of AMSG's other financial instruments approximates their carrying value.

    At December 31, 1994, AMSG's funds held balance was decreased by $5,328,000 and shareholders' equity decreased by $3,463,000, net of deferred taxes of $1,865,000 related to AMSG's share of net unrealized losses on available-for-sale investments backing the funds held balance. At December 31,

                     AMERICAN MEDICAL SECURITY GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  INVESTMENTS (CONTINUED)
1995, AMSG's funds held balance was increased by $5,401,000 and shareholders' equity increased by $3,511,000, net of deferred taxes of $1,890,000 related to AMSG's share of net unrealized gains on available-for-sale investments backing the funds held balance.

    Net investment income is comprised of the following:

                                                                 1995       1994       1993
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Bonds........................................................  $     422  $     166  $     125
Cash equivalents.............................................        880        532        290
Funds held...................................................     12,436      6,123      4,728
Other investments............................................        297        193        164
Notes receivable.............................................        422        263        103
                                                               ---------  ---------  ---------
                                                                  14,457      7,277      5,410
Investment expenses..........................................       (355)      (257)      (122)
                                                               ---------  ---------  ---------
Investment income............................................  $  14,102  $   7,020  $   5,288
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Unrealized gains (losses) is comprised of the following at December 31:

                                                                 1995       1994       1993
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Bonds available for sale:
  Gross unrealized gains.....................................  $     152  $  --      $  --
  Gross unrealized losses....................................         (6)      (174)    --
Funds held...................................................      5,401     (5,328)    --
Deferred income taxes........................................     (1,941)     1,926     --
                                                               ---------  ---------  ---------
Net unrealized gains (losses)................................  $   3,606  $  (3,576) $  --
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

4.  SHAREHOLDERS' EQUITY
    On September 29, 1995, AMSG issued preferred stock to United Wisconsin Life Insurance Company (UWLIC). Holders of the preferred stock have preferential rights in regard to dividends and payment upon liquidation. There are no voting rights associated with the stock, with the exception of the occurrence of certain events, as outlined in the stock agreement. The stock is redeemable at the discretion of AMSG, or at the occurrence of certain events as defined by the stock agreement.

    Preferred stock dividends are cumulative and paid on a quarterly basis. During the first five years the stock is outstanding, the dividend rate will be adjusted quarterly equal to 2.5% below Bank One Milwaukee's reference rate on the last day of the previous quarter. After five years, the dividend rate will be adjusted to 125% of the applicable treasury rate.

    At December 31, 1995, consolidated retained earnings included $2,942,000 of undistributed losses of AMSG's 50% or less owned investees accounted for using the equity method.

                     AMERICAN MEDICAL SECURITY GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  INSURANCE CLAIM RESERVES
    Activity in the liability for health insurance claim reserves is summarized below:

                                                            1995         1994         1993
                                                         -----------  -----------  -----------
                                                                    (IN THOUSANDS)
Balance at January 1...................................  $    53,292  $    37,757  $    15,179
Plus --
  Incurred related to:
    Current year.......................................      376,337      250,691      162,801
    Prior year.........................................        5,395       (5,478)      (2,743)
                                                         -----------  -----------  -----------
      Total incurred...................................      381,732      245,213      160,058
Less --
  Paid related to:
    Current year.......................................      294,441      197,399      125,044
    Prior year.........................................       58,687       32,279       12,436
                                                         -----------  -----------  -----------
      Total paid.......................................      353,128      229,678      137,480
                                                         -----------  -----------  -----------
Balance at December 31.................................  $    81,896  $    53,292  $    37,757
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    Liabilities for health insurance claim reserves are based upon actuarial projections applied to historical claim data. As a result of significant growth in AMSG's health insurance business, AMSG has experienced variability in the ultimate settlement of health insurance claim reserves. Actuarial projections of health insurance claim reserves are continually reviewed and adjusted as necessary as experience develops and new information becomes available.

6.  REINSURANCE
    AMSG administers a block of group life and health insurance business for UWLIC and United Wisconsin Insurance Company (UWIC) through an administrative services agreement. The agreement includes maintaining membership records, claim processing and payment, coordination of benefits and billing/cash collection processing, underwriting and marketing. In 1995, 1994 and 1993, AMSG earned administrative fees and commissions of $216,946,000, $170,287,000 and $109,311,000, respectively under the agreement. UWIC and UWLIC ceded 50% of their respective life and health insurance risk to AMSIC, a subsidiary of AMSG, through reinsurance agreements.

    During 1992 UWIC ceded 30 percent of its insurance risk to AMSIC. The reinsurance agreement contained a profit-sharing provision which required the underwriting gains or losses on the underlying business to be allocated 50 percent to AMSIC. A contingent commission of $1,760,000 was recorded in 1993 in conjunction with this reinsurance agreement. UWIC and UWLIC generally hold funds on behalf of AMSIC equivalent to the claim reserves, the accumulated net underwriting profits and accumulated investment earnings. UWIC and UWLIC pay interest to AMSIC on the funds held balance at their average portfolio yields.

                     AMERICAN MEDICAL SECURITY GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  REINSURANCE (CONTINUED)
    A summary of financial balances which represent amounts assumed by AMSIC as a result of the reinsurance agreements with UWIC and UWLIC is as follows:

                                                               DECEMBER 31
                                                         ------------------------
                                                            1995         1994
                                                         -----------  -----------
                                                              (IN THOUSANDS)
Funds held by insurance companies......................  $   142,328  $   110,263
Unearned premium reserves..............................        9,736        9,670
Health insurance claim reserves........................       80,636       53,292
Life claim reserves....................................        2,229        1,467


                                                                YEARS ENDED DECEMBER 31
                                                         -------------------------------------
                                                            1995         1994         1993
                                                         -----------  -----------  -----------
                                                                    (IN THOUSANDS)
Life and health premiums...............................  $   494,107  $   374,875  $   242,896
Investment income......................................       12,436        6,123        4,728
Life and health benefits...............................      386,900      250,034      163,642

Expense allowance on reinsurance assumed:
  Commissions..........................................  $    61,485  $    49,481  $    30,369
  Administrative fees..................................       46,987       35,663       24,287
  Premium taxes........................................        8,671        6,632        4,431
  Miscellaneous fees...................................        1,139          629          734
                                                         -----------  -----------  -----------
    Total expense allowance on reinsurance assumed.....  $   118,282  $    92,405  $    59,821
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

7.  STATUTORY REPORTING
    AMSG's life insurance subsidiaries and Unity report to their respective state departments of insurance in conformity with statutory reporting practices.

    The recorded and minimum surplus of these subsidiaries, in accordance with statutory reporting practices, were as follows at December 31, 1995:

                                                                            MINIMUM
                                                               STATUTORY   STATUTORY
                                                                SURPLUS     SURPLUS
                                                               ---------  -----------
                                                                   (IN THOUSANDS)
Statutory surplus at December 31:
    AMSIC....................................................  $  61,332   $     500
    AMSICO...................................................      3,489       2,500
    AMSICGA..................................................      4,230       3,000
    Unity....................................................      1,716       1,500

    Net income (loss) for these subsidiaries, in accordance with statutory reporting practices, was as follows:

                                                               1995       1994       1993
                                                             ---------  ---------  ---------
                                                                     (IN THOUSANDS)
AMSIC......................................................  $     247  $  24,171  $  15,443
AMSICO.....................................................        123        126        159
AMSICGA....................................................        194        (39)       (74)
Unity......................................................     (1,512)      (215)    --

                     AMERICAN MEDICAL SECURITY GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.  STATUTORY REPORTING (CONTINUED)

    The payment of dividends by AMSG's life insurance subsidiaries and Unity is limited and generally cannot be made except from earned profits and, in certain circumstances, without the prior approval of the respective state departments of insurance.

8.  INCOME TAXES
    AMSG and its eligible non-life insurance subsidiaries file a consolidated federal income tax return. Under a written tax sharing agreement, AMSG collects from or refunds to the subsidiaries the amount of taxes or benefits determined as if AMSG and subsidiaries filed separate returns.

    AMSG's recorded income taxes before cumulative effect of change in accounting principle varies from income taxes computed at the federal statutory rate as follows:

                                                                           1995       1994       1993
                                                                         ---------  ---------  ---------
                                                                                 (IN THOUSANDS)

Tax (benefit) at federal statutory rate................................  $  (3,429) $  13,331  $   9,477
Nondeductible expenses.................................................      1,014        884        137
State income and franchise taxes, net of federal benefit...............         90        195        136
Goodwill amortization..................................................          6     --         --
Unconsolidated life insurance company income...........................         95     --         --
Small life company deduction...........................................        (48)    --         --
Other..................................................................        325       (160)       241
                                                                         ---------  ---------  ---------
Income taxes (benefit) before cumulative effect of change in accounting
 principle.............................................................  $  (1,947) $  14,250  $   9,991
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    Components of the provision for income taxes are as follows:

                                                                         1995       1994       1993
                                                                       ---------  ---------  ---------
                                                                               (IN THOUSANDS)
Current:
  Federal............................................................  $    (174) $  14,630  $  10,714
  State..............................................................        138        300        210
                                                                       ---------  ---------  ---------
                                                                             (36)    14,930     10,924
Deferred (benefit)...................................................     (1,246)      (680)      (933)
                                                                       ---------  ---------  ---------
                                                                       $  (1,282) $  14,250  $   9,991
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

                     AMERICAN MEDICAL SECURITY GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.  INCOME TAXES (CONTINUED)
    Significant components of the deferred tax liabilities and assets as of December 31 are as follows:

                                                                                       1995       1994
                                                                                     ---------  ---------
                                                                                        (IN THOUSANDS)
Deferred tax assets:
  Deferred administrative fees.....................................................  $   2,303  $   1,848
  Tax-basis reserve adjustment.....................................................        944        730
  Tax-basis unearned premium reserve adjustment....................................        566        352
  Tax-basis deferred acquisition costs.............................................        318        184
  Accrued compensation.............................................................        503        233
  Losses from unconsolidated subsidiaries..........................................        907        270
  Unrealized investment losses.....................................................     --          1,926
  Start-up and organization costs..................................................        319     --
  Other -- net.....................................................................        715         76
                                                                                     ---------  ---------
    Deferred tax assets............................................................      6,575      5,619
Valuation allowance................................................................       (907)      (270)
                                                                                     ---------  ---------
Deferred tax assets, net of valuation allowance....................................      5,668      5,349

Deferred tax liabilities:
  Unrealized investment gains......................................................      1,941     --
  Capitalized supply inventory.....................................................        668     --
  Tax over book depreciation.......................................................        372        728
  Other -- net.....................................................................        795        107
                                                                                     ---------  ---------
    Deferred tax liabilities.......................................................      3,776        835
                                                                                     ---------  ---------
Net deferred tax assets............................................................  $   1,892  $   4,514
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    The nature of AMSG's deferred tax assets and liabilities are such that the reversal pattern for those temporary differences should generally result in realization of the deferred assets. AMSG establishes a valuation allowance for any portion of the deferred tax asset that management believes may not be realized. AMSG established a valuation allowance in 1995 and 1994 relating to undistributed losses from investments in unconsolidated affiliates.

    AMSG paid federal income taxes of $1,766,000, $14,768,000 and $10,198,000 in 1995, 1994 and 1993, respectively.

9.  LEASES
    AMSG leases office space and certain equipment under operating leases. Future minimum lease payments by year and in aggregate under noncancelable operating leases consisted of the following at December 31, 1995 (in thousands):

1996..............................................  $   5,234
1997..............................................      5,110
1998..............................................      5,019
1999..............................................      4,938
2000..............................................      4,734
Thereafter........................................     19,717
                                                    ---------
Total minimum lease payments......................  $  44,752
                                                    ---------
                                                    ---------

                     AMERICAN MEDICAL SECURITY GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.  LEASES (CONTINUED)
    Operating lease rent totaled $3,867,000, $2,997,000 and $2,287,000 during 1995, 1994 and 1993, respectively.

    AMSG leases office space from U&C Real Estate Partnership (U&C) under an agreement which expires September 30, 2005. U&C is jointly owned by AMSIC and UWIC. Under this agreement, monthly lease payments for 1995 were $159,000 per month from January to July and $344,000 per month from August to December. Under the terms of the agreement, AMSG paid $2,833,000, $1,908,000 and $517,000 during 1995, 1994 and 1993, respectively.

    AMSG leases office space under an agreement with certain officers and shareholders which expires September 30, 2000, with an option to renew the lease for an additional five years. This agreement requires annual lease payments of $768,000. Additionally, all sublease rental revenue, property taxes and operating expenses are the responsibility of AMSG. AMSG received sublease revenue of $406,000, $422,000 and $426,000 in 1995, 1994 and 1993, respectively.
Under the terms of this lease, AMSG must pay a penalty of $1,800,000 to the bank if the lease is not renewed in 2000. Future minimum rental income on noncancelable subleases, by year and in aggregate, consists of the following at December 31, 1995 (in thousands):

1996.................................................  $     374
1997.................................................        191
1998.................................................        198
1999.................................................        204
                                                       ---------
Total minimum rental income..........................  $     967
                                                       ---------
                                                       ---------

10. NOTES PAYABLE
    Notes payable consist of the following:

                                                                                       1995       1994
                                                                                     ---------  ---------
                                                                                        (IN THOUSANDS)
Note payable, Bank One -- Green Bay, .5% in excess of prime, adjusted monthly, payable in monthly installments of $53,735, including principal and interest, with
 final payment made in October 1995................................................  $  --      $     528
Note payable, Bank One -- Green Bay, prime, adjusted monthly, payable in monthly installments of $71,995, including principal and interest, with final payment due
 February 1996.....................................................................      2,229      2,865
Other notes payable................................................................     --            300
                                                                                     ---------  ---------
                                                                                     $   2,229  $   3,693
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    Interest paid on debt and lease obligations during 1995, 1994 and 1993 was $247,000, $293,000 and $91,000 respectively.

    The notes payable are secured by AMSG's assets and personal guarantees of certain officers and shareholders.

    AMSG has a line of credit from a bank of $750,000 available at December 31, 1995 and 1994. The unused portion was $15,000 and $350,000 at December 31, 1995 and 1994, respectively.

                     AMERICAN MEDICAL SECURITY GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. EMPLOYEE BENEFIT PLANS
    The employees of AMSG are included in a contributory defined contribution profit sharing plan covering all eligible salaried and hourly employees who meet minimum service requirements. Contributions are determined by AMSG's Board of Directors and amounted to $1,675,000, $2,490,000 and $1,899,000 for 1995, 1994
and 1993, respectively.

    AMSG has a Nonqualified Stock Option Plan covering certain key employees as defined by the Board of Directors. The plan expires on December 1, 1996, except as to options then outstanding. A maximum of 10,000 shares of common stock may be issued under the plan.

    Options to purchase 8,000 shares of common stock at an exercise price of $198.00 per share were granted in 1993. The grantee's rights vest ratably over four years and expire 10 years after the date of grant. Options for 150 shares were exercised in 1995. During 1995, 650 outstanding options lapsed. No options were exercised in 1994 or 1993.

12. RELATED PARTY TRANSACTIONS
    United Wisconsin Services, Inc. (UWS), a subsidiary of Blue Cross & Blue Shield United of Wisconsin (BCBSUW), owns 11.9% of the outstanding common stock of AMSG. UWS is the parent company of UWLIC and UWIC.

    AMSG has employment contracts with the two primary founders of AMSG. Under the terms of the contracts, either party may terminate the contract upon three years prior written notice. As of December 31, 1995, notice of termination of the contract had not been given by either party.

    AMSG has advanced UWIC $12,000,000 of accumulated premium deposits, in order to take advantage of higher portfolio interest rates earned on the UWIC investment portfolio. UWIC pays interest to AMSIC on the advance at its average portfolio yield.

    AMSG has interests in several unconsolidated health maintenance organizations (HMO's). In addition to capital investments in these organizations, AMSG recognized its share of the organizations' income (loss) for the year and recorded receivables due from these organizations. In addition, administrative fees paid to AMS, the TPA, were recognized as revenue.

    During 1995, these related party transactions were, in aggregate: capital investments of $4,084,000, AMSG's share of net losses of $2,170,000, receivables due to AMSG of $1,204,000 as of December 31 and administrative fees to AMS of $19,000. The majority of these receivables are long term, bear interest at the prime rate plus one percent, and are secured by a general business security agreement.

    AMSG has advanced money to several sales managers and key home office employees. Receivables amounted to $2,590,000 at December 31, 1995.

13. COMMITMENTS AND CONTINGENCIES
    AMSG and its subsidiaries are involved in various legal actions occurring in the normal course of business. In the opinion of management, adequate provisions have been made for losses which may result from these actions and, accordingly, the outcome of these proceedings is not expected to have a material adverse effect on the consolidated financial statements.

    During 1993, U&C entered into a mortgage on an office building located in the Village of Howard, Wisconsin, which is occupied by AMSG under a lease with an initial term of twelve years. Another mortgage was entered into during 1995 to finance additions made to the home office building. The partners have each signed a guarantee for 50% of the principal of the phase 1 and phase 2 mortgages, with balances of $5,041,000 and $6,050,000, respectively at December 31, 1995. AMSG's investment in U&C is included in other invested assets on the consolidated balance sheets.

                     AMERICAN MEDICAL SECURITY GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    AMSG and its two primary founders are parties to a joint venture agreement with UWS, UWLIC and UWIC which continues until December 31, 1996, subject to annual renewal for subsequent one year terms upon mutual agreement of the parties. The joint venture may not be terminated by either party without cause. UWS has the option, exercisable on December 31, 1996, to purchase all the outstanding capital stock of AMSG at a price based on AMSG's premium revenue, book value and after tax earnings.

    AMSG guarantees a line of credit of $1,460,000 for an unrelated corporation as of December 31, 1995. The amount drawn under the line of credit was $1,365,000 at December 31, 1995.

14. SUBSEQUENT EVENTS
    On January 2, 1996, AMSIC acquired a 20% ownership interest in Personal Physicians Care, Inc. (PPC), a health maintenance organization, for $3,500,000. The purchase agreement specifies that AMSIC agrees to purchase an additional 1% of PPC's outstanding shares of stock in 1997. The purchase of the additional shares is at the option of PPC and is determined by a formula defined in the purchase agreement.

    On February 1, 1996, AMSG secured a loan for $10,000,000 through Bank One, with an interest rate at prime, adjusted monthly. Payments are interest only the first year. Subsequent to securing the loan, AMSG was not in compliance with certain covenants relating to required levels of net income and net worth as defined by the agreement.

                                                                      APPENDIX A

                             AGREEMENT AND PLAN OF

                                     MERGER

                                    BETWEEN

                        UNITED WISCONSIN SERVICES, INC.,

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

                     AMERICAN MEDICAL SECURITY GROUP, INC.,

                              WALLACE J. HILLIARD

                                      AND

                                RONALD A. WEYERS

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                              ---------
ARTICLE I...................................................................................................        A-2
    The Merger..............................................................................................        A-2
         1.01          THE MERGER...........................................................................        A-2
         1.02          CLOSING..............................................................................        A-2
ARTICLE II..................................................................................................        A-2
    Representations and Warranties of the Company and the Principal Shareholders............................        A-2
         2.01          ORGANIZATION AND AUTHORITY...........................................................        A-2
         2.02          SUBSIDIARIES AND AFFILIATES..........................................................        A-2
         2.03          CAPITALIZATION OF THE COMPANY........................................................        A-3
         2.04          AUTHORIZATION........................................................................        A-3
         2.05          FINANCIAL STATEMENTS.................................................................        A-4
         2.06          INSURANCE COMPANY FINANCIAL STATEMENTS...............................................        A-4
         2.07          RECEIVABLES..........................................................................        A-5
         2.08          ABSENCE OF CERTAIN CHANGES...........................................................        A-5
         2.09          LITIGATION AND OTHER PROCEEDINGS.....................................................        A-6
         2.10          COMPLIANCE WITH LAWS.................................................................        A-6
         2.11          TAXES................................................................................        A-6
         2.12          TITLE TO PROPERTIES..................................................................        A-7
         2.13          CONTRACTS AND COMMITMENTS............................................................        A-7
         2.14          EMPLOYEE RELATIONS...................................................................        A-7
         2.15          EMPLOYEE BENEFIT PLANS...............................................................        A-8
         2.16          INTELLECTUAL PROPERTY................................................................        A-8
         2.17          ENVIRONMENTAL MATTERS................................................................        A-9
         2.18          CONTINGENT OR UNDISCLOSED LIABILITIES................................................        A-9
         2.19          INSURANCE............................................................................        A-9
         2.20          RELATED PARTY TRANSACTIONS...........................................................        A-9
         2.21          REGISTRATION STATEMENT, ETC..........................................................       A-10
         2.22          BROKERS AND FINDERS..................................................................       A-10
         2.23          DISCLOSURE...........................................................................       A-10
ARTICLE III.................................................................................................       A-10
    Representations and Warranties of UWSI..................................................................       A-10
         3.01          ORGANIZATION AND AUTHORITY...........................................................       A-10
         3.02          CAPITALIZATION.......................................................................       A-10
         3.03          AUTHORIZATION........................................................................       A-11
         3.04          REGISTRATION STATEMENT, ETC..........................................................       A-11
         3.05          BROKERS AND FINDERS..................................................................       A-11
         3.06          DISCLOSURE...........................................................................       A-11
         3.07          SEC REPORTS..........................................................................       A-12
ARTICLE IV..................................................................................................       A-12
    Conduct of Business Prior to the Effective Time.........................................................       A-12
         4.01          CONDUCT OF THE COMPANY'S BUSINESS PRIOR TO THE EFFECTIVE TIME........................       A-12
ARTICLE V...................................................................................................       A-12
    Additional Agreements...................................................................................       A-12
         5.01          ACCESS AND INFORMATION...............................................................       A-12
         5.02          REGISTRATION STATEMENT AND PROXY STATEMENT...........................................       A-12
         5.03          COMPANY SHAREHOLDERS' APPROVAL.......................................................       A-13
         5.04          UWSI SHAREHOLDERS APPROVAL...........................................................       A-13
         5.05          MISCELLANEOUS AGREEMENTS AND CONSENTS................................................       A-13
         5.06          INTERIM FINANCIAL STATEMENTS.........................................................       A-14

         5.07          INSURANCE REGULATORY APPROVALS.......................................................       A-14
         5.08          HART-SCOTT-RODINO COMPLIANCE.........................................................       A-14
         5.09          CERTAIN NOTIFICATIONS................................................................       A-14
         5.10          VOTING AGREEMENT.....................................................................       A-14
         5.11          BEST EFFORTS.........................................................................       A-14
         5.12          PRESS RELEASES.......................................................................       A-14
         5.13          EXPENSES.............................................................................       A-14
         5.14          CERTAIN AGREEMENTS...................................................................       A-15
         5.15          UWSI CAPITALIZATION..................................................................       A-15
ARTICLE VI..................................................................................................       A-15
    Conditions..............................................................................................       A-15
         6.01          CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE MERGER......................       A-15
         6.02          CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS TO CONSUMMATE
                        THE MERGER..........................................................................       A-16
         6.03          CONDITIONS TO OBLIGATIONS OF UWSI TO CONSUMMATE THE MERGER...........................       A-17
ARTICLE VII.................................................................................................       A-18
    Termination, Amendment..................................................................................       A-18
         7.01          TERMINATION..........................................................................       A-18
         7.02          AMENDMENT............................................................................       A-18
ARTICLE VIII................................................................................................       A-18
    Indemnification.........................................................................................       A-18
         8.01          INDEMNIFICATION BY SHAREHOLDERS......................................................       A-18
         8.02          LIMITATIONS..........................................................................       A-19
         8.03          PROCEDURE............................................................................       A-19
         8.04          INDEMNIFICATION BY UWSI..............................................................       A-20
         8.05          PROCEDURE............................................................................       A-20
ARTICLE IX..................................................................................................       A-21
    General Provisions......................................................................................       A-21
         9.01          NOTICES..............................................................................       A-21
         9.02          MISCELLANEOUS........................................................................       A-22
         9.03          WAIVER: REMEDIES.....................................................................       A-22
         9.04          SEVERABILITY.........................................................................       A-23
         9.05          GOVERNING LAW........................................................................       A-23
         9.06          "KNOWLEDGE"..........................................................................       A-23
         9.07          ARBITRATION..........................................................................       A-23

                                    EXHIBITS

Exhibit A   Plan of Merger
Exhibit B   Registration Rights and Stock Restriction Agreement
Exhibit C   Agreements of Affiliates
Exhibit D   Escrow Agreement

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into this 31st day of July, 1996 by and among UNITED WISCONSIN SERVICES, INC., a Wisconsin corporation ("UWSI"), AMERICAN MEDICAL SECURITY GROUP, INC., a Delaware corporation (the "Company"), BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN ("BCBSUW"), and WALLACE J. HILLIARD ("Hilliard"), individually and as trustee under the Voting Trust Agreement hereinafter defined, and RONALD A. WEYERS ("Weyers"), individually and as successor trustee under the Voting Trust Agreement (Hilliard, individually, and Weyers, individually, are referred to collectively as the "Principal Shareholders").

                                   RECITALS:

    WHEREAS, all of the shareholders of the Company are parties to that certain Voting Trust Agreement, dated as of February 3, 1989 (the "Voting Trust Agreement"), pursuant to which Voting Trust Agreement Hilliard has been appointed Trustee and to which Weyers has been appointed successor Trustee;

    WHEREAS, the Principal Shareholders own, in the aggregate, approximately 43 percent of the outstanding shares of capital stock of the Company;

    WHEREAS, the parties hereto are party to that certain Joint Venture Agreement, effective October 1, 1988, as amended (the "Joint Venture Agreement") and to that certain Stock Restriction Agreement, dated February 3, 1989 (the "Stock Restriction Agreement");

    WHEREAS, on April 29, 1996, UWSI gave notice of intent to exercise the option under Paragraphs 5.4 and 5.5 of Article V of the Joint Venture Agreement and Paragraph 3 of Article III of the Stock Restriction Agreement;

    WHEREAS, the parties hereto desire to amend and restructure the exercise of such option in accordance with the terms hereof.

    WHEREAS, the respective Boards of Directors of UWSI and the Company have approved the transactions provided for by this Agreement, pursuant to which the Company is to be merged into UWSI in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the Wisconsin Business Corporation Law (the "WBCL"), which merger is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

    WHEREAS, in exchange for all of the issued and outstanding shares of common stock, $1.00 par value per share, of the Company (the "Company Common Stock") and in settlement of all of the outstanding options to acquire shares of Company Common Stock (the "Options"), UWSI has agreed to pay to the holders of the Company Common Stock (other than UWSI) and the Options, in the aggregate and in such proportions as may be determined by the holders thereof (other than UWSI),
(i) 4,000,000 shares of common stock, no par value per share, of UWSI ("UWSI Common Stock"), as adjusted as set forth in the Plan of Merger attached hereto as Exhibit A (the "Plan of Merger"), and (ii) $67,010,000, less expenses attributable to the Shareholders as provided herein, each subject to the provisions of this Agreement and the Plan of Merger, all upon the terms and conditions hereinafter set forth;

    NOW, THEREFORE, in order to consummate the transactions set forth above and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.01 THE MERGER. Subject to the terms and conditions of this Agreement and the Plan of Merger: the Company shall be merged with and into UWSI (the "Merger") in accordance with Section 252 of the DGCL and Section 180.1101 of the WBCL; the separate corporate existence of the Company shall cease; and UWSI shall be the surviving corporation . The Plan of Merger sets forth (i) the terms of the Merger and the mode of carrying the same into effect, (ii) the manner of converting the outstanding shares of Company Common Stock (other than Company Common Stock held by UWSI) into a combination of shares of UWSI Common Stock and cash, and (iii) the manner of converting the outstanding Options into options to acquire shares of UWSI Common Stock. The Merger shall be consummated following the Closing provided for in Section 1.02 hereof when properly executed Articles of Merger are executed and filed with the Secretary of State of Delaware in accordance with the DGCL and the Department of Financial Institutions of the State of Wisconsin in accordance with the WBCL and when the Plan of Merger is received and accepted as filed by the Delaware Secretary of State and the Department of Financial Institutions of the State of Wisconsin (the "Effective Time").

    1.02 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") and the Plan of Merger shall take place at the offices of Michael Best & Friedrich, 100 East Wisconsin Avenue, Milwaukee, Wisconsin, immediately following the meeting of UWSI's shareholders referred to in Section
5.04 or at such other time and place as UWSI and the Company shall agree.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                         AND THE PRINCIPAL SHAREHOLDERS

    The Company and the Principal Shareholders (on behalf of all the Shareholders of the Company, other than UWSI) hereby make the following representations and warranties to UWSI. The "Disclosure Schedule" shall mean the disclosure schedule relating to each section of this Article II which has previously been delivered to UWSI. Disclosure of any information in any one section or schedule of the Disclosure Schedule shall be deemed to be disclosure in any other section or schedule thereof.

    2.01 ORGANIZATION AND AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted, is qualified in the jurisdictions set forth on the Disclosure Schedule, and is not otherwise required to be qualified in any other jurisdiction, except where the failure to do so would not have a Material Adverse Effect. For purposes of this Agreement unless otherwise specified, "Material Adverse Effect" shall mean a material adverse effect on the Company and its subsidiaries, taken as a whole. Copies of the articles or certificate of incorporation and by-laws of each of the Company and each Controlled Subsidiary and Noncontrolled Subsidiary (as such terms are hereinafter defined) that have been heretofore delivered and/or made available to UWSI are complete and correct as of the date hereof.

    2.02 SUBSIDIARIES AND AFFILIATES. Except as set forth on the Disclosure Schedule, the corporations, partnerships or other entities in which the Company has a greater than 50 percent equity interest (the "Controlled Subsidiaries") and the corporations, partnerships or other entities in which the Company's equity interest is not a controlling interest (the "Noncontrolled Subsidiaries") are set forth on the Disclosure Schedule. The Company is, directly or indirectly, the record and beneficial owner of the percentage of the outstanding shares of capital stock of each of the Controlled and

Noncontrolled Subsidiaries shown on the Disclosure Schedule and the capitalization of each such subsidiary is set forth on the Disclosure Schedule. Except as set forth on the Disclosure Schedule, no equity securities of any of the Controlled Subsidiaries are, or may become, required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of capital stock of any Controlled
Subsidiaries, and there are no contracts, commitments, understandings or arrangements by which any Controlled Subsidiary is bound to issue additional shares of its capital stock, or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Except as set forth on the Disclosure Schedule, all of such equity interests are owned by the Company free and clear of any claim, lien, encumbrance or agreement with respect thereto.

    2.03 CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of (a) 600,000 shares of common stock, $1.00 par value per share, of which 174,733 2/3 shares of Company Common Stock are issued and outstanding as of the date of this Agreement, and (b) 15,000 shares of Series A Preferred Stock, $1.00 par value, with a stated value of $1,000 per share, of which 15,000 shares are issued and outstanding as of the date of this Agreement. The Disclosure Schedule sets forth a list of all of the holders of Company Common Stock and the number of shares owned by each such holder. All of the outstanding shares of Company Common Stock have been issued pursuant to and in accordance with valid exemptions from registration under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (collectively the "1933 Act"), and any applicable state securities laws and rules and regulations under such laws. All of the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, with no liability attaching to the ownership thereof except as provided in
Section 180.0622 of the WBCL and judicial interpretations thereof, and all such shares are free of pre-emptive rights. The Disclosure Schedule sets forth a list of all Options, the number of shares acquirable upon exercise of the Options, the exercise price, the expiration date and the beneficial owner of each such Option. Except as set forth on the Disclosure Schedule, there are no other shares of capital stock or other equity securities (or debt securities with any voting rights or convertible into securities with any voting rights) of the Company or any Controlled Subsidiary outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of capital stock of the Company or any Controlled Subsidiary.

    2.04 AUTHORIZATION. The Company has full corporate power and corporate authority to enter into this Agreement and the Plan of Merger and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company's Board of Directors and, except for the approval of the Plan of Merger by its shareholders, no other corporate proceedings on the part of the Company or any Controlled Subsidiary are necessary to authorize this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby. This Agreement and the Plan of Merger have each been duly executed and delivered by the Company. This Agreement and the Plan of Merger are, and subject to approval by the shareholders of the Company will be, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles. This Agreement has been duly executed and delivered by the Principal Shareholders and is the legal, valid and binding obligation of the Principal Shareholders enforceable against each of the Principal Shareholders in accordance with its terms except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles. Except as set forth on the Disclosure Schedule, neither the execution and delivery of this Agreement nor the Plan of Merger by the Company, nor the execution and delivery of this Agreement by the Principal Shareholders, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Company or the Principal Shareholders with any of the provisions hereof or thereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any lien, security interest, charge or encumbrance upon, except for Permitted Encumbrances (as hereinafter defined), any of the properties or assets of the Company or any Controlled Subsidiary, under any of the terms, conditions or provisions of (x) their respective certificates of incorporation or by-laws, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, any Controlled Subsidiary or any of the Principal Shareholders is a party, or by which any property or assets of the foregoing may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Controlled Subsidiary or any of the Principal Shareholders or any of their respective properties or assets, except where such a violation, breach, default, termination or lien of any of the foregoing would not have a Material Adverse Effect. Other than in connection with or in compliance with the provisions of the DGCL, the 1933 Act, the securities laws of the various states, Section 7A of the Clayton Act and the rules and regulations thereunder (the "Hart-Scott-Rodino Act"), no notice or report to, filing with, or authorization, consent or approval of, any public body or authority (other than the insurance regulatory authorities listed on the Disclosure Schedule) is necessary for the execution, delivery and performance by the Company or any Controlled Subsidiary and the Principal Shareholders of this Agreement or the Plan of Merger.

    2.05 FINANCIAL STATEMENTS. Attached on the Disclosure Schedule are (i) the audited consolidated financial statements (including balance sheet and statements of stockholders' equity, income and cash flow) of the Company for its fiscal years ended December 31, 1993 through December 31, 1995, including in each case the related footnotes thereto, together with the applicable reports of the Company's independent auditors Ernst & Young LLP, and (ii) the unaudited consolidated financial statements (including balance sheet and statement of income) as of June 30, 1996 (collectively, the "Financial Statements") (the balance sheet as of June 30, 1996 being herein referred to as the "Company Balance Sheet"). The Company's books and records of accounts accurately reflect all of the assets, liabilities, transactions and results of operations of the Company, except where any inaccuracy would not have a Material Adverse Effect, and the Financial Statements have been prepared based upon and in conformity therewith. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") maintained and applied on a consistent basis throughout the indicated periods, and fairly present the financial condition and results of operation of the Company at the dates and for the relevant periods indicated in accordance with GAAP. True and correct copies of all written reports submitted to the Company or the Principal Shareholders by the Company's auditors since January 1, 1994 relating to the findings of audits or examination of the books and records of the Company or any Controlled Subsidiary have been delivered to UWSI.

    2.06 INSURANCE COMPANY FINANCIAL STATEMENTS. Except as set forth on the Disclosure Schedule, each Controlled Subsidiary that is an insurance company or a health maintenance organization has delivered to UWSI complete and correct copies of the Annual Statements for the years ended December 31, 1995, 1994 and 1993, and the Quarterly Statement for the quarter ended March 31, 1996, together with all Exhibits and Schedules thereto (the "Statements"); provided, however, that any such Controlled Subsidiary was licensed to operate as an insurance company or health maintenance organization during said fiscal years ("Insurers"). The Statements have been prepared in accordance with Statutory Accounting Practices throughout the periods involved and in accordance with the books and records of said Insurers, except as expressly set forth or disclosed in the notes, Exhibits or Schedules thereto. The Statements fairly and accurately present the assets, liabilities and capital and surplus of said Insurers as of the respective dates thereof in accordance with Statutory Accounting Practices consistently applied, and do not omit to state or reflect any material fact concerning said Insurers required to be stated or reflected therein or necessary to make the statements made therein not misleading in light of the circumstances under which made. As used in this Agreement, "Statutory Accounting Practices" means the accounting procedures and methods prescribed or permitted by the National Association of Insurance Commissioners as modified by the Department of Insurance for the state of domicile of each Insurer.

    (a) Except as disclosed on the Disclosure Schedule, as of March 31, 1996, no Insurer had any material liability, whether accrued, absolute, fixed, contingent or otherwise, of a nature required to be reflected on the balance sheet of said Insurer prepared in accordance with Statutory Accounting Practices, which liability is not fully and correctly reflected or reserved against in the balance sheet forming a part of the Insurers Statements for the quarter ended March 31, 1996. Except as set forth on the Disclosure Schedule, since March 31, 1996, no Insurer has incurred any liabilities or obligations (absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise) except liabilities incurred in the ordinary course of business consistent with past practice.

    (b) Each Insurer's reserves met, as of December 31, 1995 and April 1, 1996, and will meet as of the Closing Date, the requirements of the state of domicile and were and will be at least as great as the minimum aggregate amount required by each state in which each Insurer was and will be licensed to do direct business.

    2.07 RECEIVABLES. Except as set forth on the Disclosure Schedule, all accounts, notes and other receivables of the Company, whether reflected in the Financial Statements or otherwise, represent sales in the ordinary course of business.

    2.08  ABSENCE OF CERTAIN CHANGES.

    (a) Since June 25, 1996 through the date of this Agreement, the Company has conducted its business only in the ordinary course thereof and has not experienced any changes in its condition (financial or otherwise), assets, liabilities, business, prospects or operations which individually or in the aggregate had or could have a material adverse effect. For purposes of this
Section 2.08 only, an item shall be deemed "material" if the dollar amount or value associated with such item exceeds $25,000. Without limiting the generality of the foregoing sentence, since June 25, 1996, neither the Company nor any Controlled Subsidiary has, except as set forth on the Disclosure Schedule:

        (i) in a single transaction or a series of related transactions, sold (including by sale-leaseback), leased, licensed, pledged, disposed of or encumbered any assets which individually or in the aggregate, have a fair market value in excess of $50,000;

        (ii) incurred or became contingently liable with respect to any indebtedness for borrowed money or guaranteed any such indebtedness, where the aggregate amount of indebtedness so incurred or guaranteed exceeded $10,000 or redeemed, purchased, acquired or offered to purchase or acquire any long-term debt;

       (iii) acquired or agreed to acquire by merging with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity, in a transaction or series of related transactions;

       (iv) changed any of its accounting practices or procedures;

        (v) amended or proposed to amend its charter or bylaws; or split, combined or reclassified its outstanding capital stock, or declared, set aside or paid any dividend or distribution in respect of any capital stock;

       (vi) entered into, amended or became obligated under any employment, severance, bonus, profit sharing or other employee benefit arrangement;

       (vii) issued, purchased or redeemed any shares of capital stock of the Company or any Controlled Subsidiary (including any security convertible or exchangeable into capital stock) other than: the issuance of shares of Company Common Stock upon exercise of options outstanding on, and in accordance with their terms as of, June 25, 1996, or issued, granted or otherwise created any portion or right to acquire any such capital stock;

      (viii) prepaid any material expenses, indebtedness or other obligations;

       (ix) entered into or amended any contract, agreement or commitment, or engaged in any transaction, in each case which was material to the Company and which was not in the usual and ordinary course of business;

        (x) entered into any contract, agreement or commitment or engaged in any transaction (other than transactions pursuant to agreements in existence on June 25, 1996 which on such date had been previously disclosed in writing to
    UWSI) with any affiliate of Hilliard, Weyers or any officer of the Company or any Controlled Subsidiary;

       (xi) settled any material claim (including without limitations, any tax claim), action or lawsuit involving the Company or any of its Controlled Subsidiaries pending as of or arising on or after June 25, 1996, or amended any tax return in any respect;

       (xii) released, waived or terminated any material obligation of any third party to the Company or any Controlled Subsidiary;

      (xiii) solicited or encouraged any inquiries or proposals regarding, or offers for, or entered into or continued any discussions with, or provided any information to, any third party concerning any sale or transfer of the Company or any of its assets or entered into or consummated any agreement or understanding providing for a sale or transfer of the Company or any of its assets, other than as contemplated herein; or

      (xiv) agreed, whether or not in writing, to take any of the actions described in clauses (i)-(xiii) above.

    2.09 LITIGATION AND OTHER PROCEEDINGS. Except as set forth on the Disclosure Schedule, none of the Company, any Controlled Subsidiary or either Principal Shareholder is currently a party to any pending or, to the Company's and each Principal Shareholder's knowledge, threatened, claim (other than benefit claims in the ordinary course of business), action, suit, investigation or proceeding or is a party to any order, judgment or decree relating to or affecting the Company, any Controlled Subsidiary or, with respect to the Principal Shareholders, relating to or affecting their shares of Company Common Stock or their positions with the Company. Except as set forth on the Disclosure Schedule, since January 1, 1993, neither the Company nor any Controlled Subsidiary has been a party to any such claim, action, suit, investigation or proceeding. Except as described on the Disclosure Schedule, there is no outstanding order, decree or stipulation issued by any federal, state or local authority to which the Company or any Controlled Subsidiary is a party or subject and which has or is reasonably likely to have a Material Adverse Effect.

    2.10 COMPLIANCE WITH LAWS. Except as set forth on the Disclosure Schedule, to the knowledge of the Company and each Principal Shareholder, the Company and each Controlled Subsidiary is conducting its business in compliance with all applicable laws and regulations in each jurisdiction in which it conducts business, including any insurance or insurance-related laws, regulations or rules, except where a failure to comply would not have a Material Adverse Effect. The Disclosure Schedule lists all licenses, registrations and permits, and applications with respect to the business and operations of each of the Company and the Controlled Subsidiaries. Except as set forth on the Disclosure Schedule, to the knowledge of the Company and each Principal Shareholder, the Company and each of the Controlled Subsidiaries currently has all governmental approvals, consents, licenses, registrations, and permits necessary to carry on its business as presently conducted (collectively, "Licenses"), except where the failure to have any such License would not have a Material Adverse Effect, and neither the Company nor any Principal Shareholder has received notice of violation of any laws or notice of any proposed regulations or changes in the requirement of such approvals, consents, licenses, registrations, or permits which notice has not previously been disclosed to UWSI in writing.

    2.11 TAXES. To the knowledge of the Company and each Principal Shareholder, and except as set forth in the Disclosure Schedule: (i) the Company has duly filed all material reports and returns and extensions ("Tax Returns") required to be filed by it relating to all taxes imposed by any jurisdiction ("Taxes"); (ii) all material liabilities for Taxes which are due from the Company with respect to periods ending on or before the Closing Date for which a statute of limitations has not barred the assessment of deficiencies have been paid or provision therefor has been made on the Company Balance Sheet; and (iii) the Tax Returns reflect all Taxes due and payable with respect to the periods covered thereby and there are no other tax liabilities, deficiencies, interest or penalties payable or asserted with respect to such periods. Except as set forth on the Disclosure Schedule, there are no actions, suits, proceedings, investigations or claims pending with respect to tax matters. Except as set forth on the Disclosure Schedule, there are no pending audits by any federal, state, local or foreign taxing authority of any payment, return or report made or filed by the Company.

    2.12  TITLE TO PROPERTIES.

    (a) Except as set forth on the Disclosure Schedule, the Company has good and marketable title to all of the properties and assets recorded on the Company Balance Sheet free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except for (i) such properties and assets as may have been sold in the ordinary course of business since the date of the Company Balance Sheet, or (ii) Permitted Encumbrances. As used herein "Permitted Encumbrances" means municipal and zoning ordinances, recorded easements, covenants and restrictions provided the same do not prohibit or materially interfere with the present use, or materially affect the present value, of the real property owned by the Company or any Controlled Subsidiary. All properties and assets owned and currently used by the Company in the Company's business are in good condition and repair, normal wear and tear excepted. Surveys of all real property owned by the Company, true and correct copies of which have been furnished to UWSI, are listed on the Disclosure Schedule.

    (b) The Disclosure Schedule sets forth: (i) a true and complete list of all real property leases of the Company and all personal property leases to which the Company is a party as lessee as of the date hereof involving an annual lease payment of more than $20,000, including an identification of the parties, the property, the term of the lease and the rent or lease payments thereunder; and
(ii) a true and complete list of all real property owned by the Company as of the date hereof, including an identification of the property, the record owner and the principal structures on it.

    2.13 CONTRACTS AND COMMITMENTS. Except as set forth on the Disclosure Schedule, neither the Company nor any Controlled Subsidiary has any written or oral contract, commitment, or other agreement or arrangement, including any note, loan agreement, guarantee or other evidence of indebtedness of the Company, which involves an annual aggregate consideration with a value in excess of $100,000 (excluding any agreements with insureds or plan sponsors), or any contracts, commitments, or other agreements or arrangements with any Related Party individually in excess of $60,000. All of such contracts, commitments, or other agreements or arrangements to which the Company or any Controlled Subsidiary is a party or by which any of its assets or properties are bound or affected are in full force and effect and no event or condition has occurred or exists or has been threatened in writing by any of the other parties thereto to have occurred or exist, which constitutes or with lapse of time or giving of notice would constitute a default or basis for acceleration under any such contract, commitment, arrangement or other agreement. Except as set forth on the Disclosure Schedule, neither the Company nor any Controlled Subsidiary has given any revocable or irrevocable power of attorney to any person, firm or corporation for any purpose whatsoever. Set forth on the Disclosure Schedule are written descriptions of all such contracts, commitments, agreements or arrangements that are oral. The Company is not bound by any covenant not to compete or otherwise restricted by any agreement to which it is a party from carrying on or engaging in any business anywhere in the world.

    2.14 EMPLOYEE RELATIONS. Neither the Company nor any Controlled Subsidiary is a party to any collective bargaining agreement covering or relating to any of its employees and has not recognized, is not required to recognize and during the past five years has not received a demand for recognition by any collective bargaining representative or experienced any strikes or work stoppages or slowdowns. Each of the Company and its Controlled Subsidiaries is in compliance with all applicable laws, rules and regulations relating to employment or employment practices, including those relating to wages, hours, collective bargaining and the withholding and payment of taxes and contributions, and the Company is in compliance with the Occupational Safety and Health Act and applicable Federal Civil Rights laws except where the failure to so comply would not have a Material Adverse Effect.

    2.15  EMPLOYEE BENEFIT PLANS.

    (a) Listed in the Disclosure Schedule are all written employment agreements presently in effect between the Company and its employees, all collective bargaining agreements between Company and its employees, and all benefit plans in effect for employees of the Company, including with-out limitation all bonus, pension and retirement, deferred compensation, vacation, and severance pay plans.

    (b) The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to so comply would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending with respect to the Company's employees.

    (c) Since June 25, 1996, there has not been (i) any increase in the rate or terms of compensation payable by the Company to, or any increase in the rate or terms of any bonus, insurance, pension, or other employee benefit plan on behalf of, its officers, except increases occurring in the ordinary course of business in accordance with its customary practices (which shall include normal period performance reviews and related compensation and benefit increases), or (ii) any general or uniform increase in the compensation or benefits of employees of the Company.

    (d) There are no "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), subject to Title IV of ERISA, in which the Company's employees are participants. Each employee pension benefit plan listed on the Disclosure
Schedule is in compliance in all material respects with the applicable provisions of the Code and ERISA, including the fiduciary and prohibited transaction rules and funding requirements. Except as required by law, the Company has made no commitment to provide retiree health coverage to any employee. The consummation of the transactions contemplated by this Agreement will not trigger any severance payments.

    (e) Except as set forth on the Disclosure Schedule, there are no pending claims, lawsuits or arbitrations which have been asserted or instituted against the Company with respect to any laws respecting employment and employment practices of the Company.

    (f) The Company is not a party to any collective bargaining agreement and no such contract is being negotiated with the Company. No representation question exists or has been raised respecting the employees of the Company, nor are there any campaigns being conducted to solicit cards from the employees of the Company to authorize representation by any labor organization.

        (g) The Company has (i) timely filed with the United States Department of Labor and the Internal Revenue Service, all reports required to be filed by it (including, without limitation, all Forms 5500), and (ii) attached to the Disclosure Schedule all determination letters from the Internal Revenue Service which are currently applicable to any benefit plan of the Company.

    2.16 INTELLECTUAL PROPERTY. The Disclosure Schedule sets forth a correct and complete list of all letters patent, patent applications, trade names, trademarks, service marks, trademark registrations and applications, copyrights and copyright registrations and applications, both domestic and foreign, presently owned, possessed, used or held by the Company or any Controlled Subsidiary (the "Intellectual Property") which are material to the conduct of the business of the Company and the Controlled Subsidiaries taken as a whole. To the Company's and each Principal Shareholder's knowledge, the Company and each Controlled Subsidiary owns the entire right, title and interest in and to all Intellectual Property. The Disclosure Schedule sets forth a correct and complete list of all licenses granted to the Company and each Controlled Subsidiary by others which are material to the conduct of the business of the Company and each Controlled Subsidiary as now conducted, taken as a whole and to others by the Company or any Controlled Subsidiary. Except as set forth on the Disclosure Schedule, neither the conduct of the Company's or any Controlled Subsidiary's business nor any of the products it sells or services it provides infringes upon the rights of any other person and, the conduct of any other person's business or any of the products it sells or services it provides does not infringe upon any of the Company's or any Controlled Subsidiary's rights. Neither the Company nor any Controlled Subsidiary has any liability for or has given any indemnification for patent, trademark or copyright infringement as to any products used or sold by it or with respect to services rendered by it. The Intellectual Property constitutes all of the intellectual property that is used in or necessary for the conduct of the Company's or any Controlled Subsidiary's business, as presently conducted. Except as set forth on the Disclosure Schedule, neither the Company nor any Controlled Subsidiary has licensed any third party to use any of the Intellectual Property.

    2.17 ENVIRONMENTAL MATTERS. There are no actions pending or, to the Company's and Principal Shareholders' knowledge, threatened, and no conditions which could give rise to such an action against the Company which assert or allege (a) the Company, any Controlled Subsidiary or U&C Real Estate Partnership or their respective businesses has violated or any of their respective owned real property is in violation of any environmental laws or is in default with respect to any order, writ, judgment, variance, award or decree applicable to the Company, any Controlled Subsidiary or U&C Real Estate Partnership of any governmental authority relating to environmental laws (an "Environmental Law");
(b) the Company, any Controlled Subsidiary or U&C Real Estate Partnership is required to clean up or take any investigation, remedial or other response action under any Environmental Law; or (c) the Company, any Controlled Subsidiary or U&C Real Estate Partnership is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises under any Environmental Law.

    2.18 CONTINGENT OR UNDISCLOSED LIABILITIES. Except as set forth on the Disclosure Schedule, neither the Company nor any Controlled Subsidiary has any debts, liabilities or obligations due or to become due (which debts, liabilities or obligations are not the subject of any other representation or warranty made in this Article II), and there are no claims or causes of action that may be asserted against the Company or any Controlled Subsidiary by any governmental authority or third party (which claims or causes of action are not the subject of any other representation or warranty made in this Article II) which arise with respect to or relate to any period or periods on or prior to the date hereof, regardless of whether such obligations, liabilities or claims are known or unknown, absolute, accrued, contingent or otherwise, except as and to the extent set forth on the Company Balance Sheet, except for liabilities incurred since June 25, 1996 in the ordinary course of business consistent with past practice or except to the extent that any such liability would not have a Material Adverse Effect.

    2.19 INSURANCE. The Company has in full force and effect the policies of insurance listed in the amounts described on the Disclosure Schedule, and all premiums due thereon have been paid. The Company does not have any interest in any other insurance policy.

    2.20 RELATED PARTY TRANSACTIONS. Except as described on the Disclosure Schedule attached hereto, the Company and each Controlled Subsidiary: (a) has not had any financial transactions or arrangements (other than payment of regular salary to Related Parties who are employees) with an annual aggregate amount in excess of $10,000 with any Related Party since June 25, 1996, and (b) except as contemplated hereby has not and will not have any present or future binding obligation to enter into any transaction or arrangement with any Related Party. For purposes hereof, the term "Related Party", shall mean: (i) any five percent or greater shareholder of the Company (other than UWSI) (ii) any officer or director of the Company or any Controlled Subsidiary, (iii) any spouse, in-law or descendant of any Related Party, and (iv) any person who, directly or indirectly, controls the Company. For purposes of this definition, "person" shall mean an individual, partnership, corporation, trust, unincorporated organization or other entity; and "control," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. Except as described on the Disclosure Schedule, to the knowledge of the Company and Principal Shareholders, no Related Party owns, directly or indirectly, or is a director, member, officer or employee of, or consultant to, any business organization which is a competitor, or supplier, having business dealings with the Company or any Controlled Subsidiary, nor does any Related Party own any material assets or properties which are used in the Company's or any Controlled Subsidiary's business.

    2.21 REGISTRATION STATEMENT, ETC. None of the information to be supplied by the Company or the Principal Shareholders insofar as such information relates to the Company or the Principal Shareholders and such information is furnished in writing by or on behalf of the Company or the Principal Shareholders expressly for use in (i) a Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") by UWSI for the purpose of registering the shares of UWSI Common Stock to be exchanged for shares of the Company Common Stock pursuant to the provisions of the Plan of Merger (the "Registration Statement"), (ii) the proxy statement to be mailed to the shareholders of the Company and UWSI (the "Proxy Statement") in connection with the meeting of shareholders to be called to consider and vote upon the Merger, and (iii) any other documents to be filed with the Commission in connection with the transactions contemplated hereby, at the respective times such documents are filed with the Commission and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement or any amendment thereof, none of such information at the time of the meeting of shareholders referred to in
Section 5.03 hereof shall be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting.

    2.22 BROKERS AND FINDERS. Except as set forth in the Disclosure Schedule, neither the Company or any of its officers, directors or employees nor the Principal Shareholders has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for the Company or the Principal Shareholders in connection with this Agreement, the Plan of Merger or the transactions contemplated hereby and thereby.

    2.23 DISCLOSURE. No representation, warranty or other statement by the Company or any of the Principal Shareholders herein or in the Disclosure Schedules hereto, or in any other document entered into in connection with this Agreement, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF UWSI

    UWSI represents and warrants to the Company and the Shareholders that:

    3.01 ORGANIZATION AND AUTHORITY. UWSI is a corporation validly existing and in good standing under the laws of Wisconsin, with all requisite corporate power and corporate authority to own its property and to carry on its business as now being conducted.

    3.02 CAPITALIZATION. The authorized capital stock of UWSI consists of (a) 50,000,000 shares of common stock, no par value per share, of which 12,599,715 shares are issued and outstanding, and (b) 500,000 shares of preferred stock, no par value per share, of which no shares are issued and are outstanding. The UWSI Common Stock to be issued in the Merger will be validly issued, fully paid and nonassessable subject to Section 180.0622(2)(b) of the WBCL and judicial interpretations thereof. All of the outstanding shares of UWSI Common Stock have been issued pursuant to and in accordance with the 1933 Act and applicable state securities laws and rules and regulations under such laws, or valid exemptions therefrom.

    3.03 AUTHORIZATION. UWSI has full power and authority to enter into this Agreement and the Plan of Merger and to carry out its obligations hereunder and thereunder. The transactions contemplated hereby and thereby have been duly authorized by its Board of Directors, and no other corporate proceedings on the part of UWSI are necessary to authorize this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, except for the approval of UWSI shareholders. Subject to the approval of UWSI's shareholders, this Agreement and the Plan of Merger are valid and binding obligations of UWSI, enforceable against it in accordance with their terms, except insofar as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally and by principles of equity. Neither the execution and delivery of this Agreement nor the Plan of Merger by UWSI nor the consummation of the transactions contemplated hereby and thereby, nor compliance with any of the provisions hereof or thereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which UWSI is a party, or by which any property or assets of the foregoing may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to UWSI or any of its properties or assets, except where such violations would not materially impair the ability of UWSI to consummate the transactions contemplated herein. Other than in connection with or in compliance with the provisions of the DGCL, the WBCL, the 1933 Act, the securities laws of the various states, the insurance laws of various states and the Hart-Scott-Rodino Act, no notice to, filing with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by UWSI of the transactions contemplated by this Agreement and the Plan of Merger.

    3.04 REGISTRATION STATEMENT, ETC. None of the information to be supplied by UWSI insofar as such information relates to UWSI for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other document to be filed with the Commission in connection with the transactions contemplated hereby, at the respective times such are filed with the Commission and, in the case of the Registration Statement, when it becomes effective, and in the case of the Proxy Statement, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement or any amendment thereof or supplement thereto, none of such information supplied by UWSI at the time of the meeting of shareholders referred to in
Section 5.03 hereof shall be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents filed by UWSI with the Commission in connection with the Merger will comply in all material respects with the provisions of applicable federal and state securities laws.

    3.05 BROKERS AND FINDERS. Other than fees payable to Merrill Lynch & Co., neither UWSI nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commission or finders' fees, and no broker or finder has acted directly or indirectly for UWSI in connection with this Agreement or the Plan of Merger or the transactions contemplated hereby and thereby.

    3.06 DISCLOSURE. No representation, warranty or other statement by UWSI herein or in any other document made in connection with this Agreement, contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein misleading.

    3.07 SEC REPORTS. Each report filed by UWSI under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (collectively, the "1934 Act") since June 30, 1995 did not, on the date of such report contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All financial statements included in the reports referred to in the preceding sentence were prepared in accordance with GAAP except as noted therein, and fairly present the information purported to be shown therein (subject only to normal, recurring adjustments in the case of any unaudited statements, none of which is material).

                                   ARTICLE IV
                CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

    4.01 CONDUCT OF THE COMPANY'S BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, the Company and the Controlled Subsidiaries shall conduct their respective operations according to the ordinary and usual course of business consistent with past and current practices and use their reasonable best efforts to maintain and preserve their business organization, prospects, employees and advantageous business relationships and shall not, without the prior written consent of the President of UWSI, take any action or permit to occur any event set forth in Section 2.08.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.01 ACCESS AND INFORMATION. (a) Prior to the Effective Time, the Company shall on reasonable notice to the Company allow UWSI, and its accountants, counsel and other representatives and advisers full and complete access during reasonable business hours to all properties, books, contracts, commitments, records, documents and facilities of the Company, the Company shall furnish promptly to UWSI all other information concerning the business, properties and personnel of the Company and the Controlled Subsidiaries as UWSI may reasonably request, and the Company will make the officers, employees, agents, independent accountants and actuaries of the Company and Controlled Subsidiaries available to discuss such aspects of the Company and the Controlled Subsidiaries as may be reasonably requested by UWSI.

    (b) UWSI shall make available to executive officers of the Company, its accountants, counsel and the executive officers of UWSI to discuss such aspects of UWSI as may be reasonably requested by the Company.

    (c) Each of the Company and UWSI acknowledge that the access provided for in this Section 5.01 is provided for the sole reason of allowing each of UWSI and the Company to complete the due diligence necessary to allow their respective Boards of Directors to make informed decisions regarding approval of this Agreement and the preparation of the Registration Statement and Proxy Statement. Each of the Company and UWSI acknowledges the securities laws applicable to the use of material non-public information it may obtain pursuant to this Section 5.01, and each of the Company and UWSI shall inform its respective directors, officers, employees, and agents of such securities laws.

    5.02 REGISTRATION STATEMENT AND PROXY STATEMENT. As soon as reasonably practicable after the date hereof, UWSI shall prepare the Proxy Statement and UWSI shall prepare and file with the Commission and diligently pursue to effectiveness the Registration Statement, of which the Proxy Statement shall be a part. In connection with the foregoing, (a) UWSI and the Company will comply fully with the requirements of applicable state securities laws, the 1933 Act, and the rules and regulations of the Commission under such laws applicable to the offering and sale of UWSI Common Stock in connection with the Merger and the solicitation of proxies for the meeting of the shareholders of the Company described below and (b) the Company shall furnish to UWSI such information relating to the Company and its affiliates and the transactions contemplated by this Agreement and the Plan of Merger and such further and supplemental information as may be necessary or as may be reasonably requested by UWSI to ensure that the statements regarding the parties hereto and their affiliates and such transactions contained in the Proxy Statement will not on the effective date of the Registration Statement or the date of such meeting of the shareholders of the Company or UWSI or at the Effective Time include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. UWSI shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of the shares of UWSI Common Stock to be issued as set forth in the Plan of Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and other assistance as UWSI may reasonably request in connection with any such action. Following the Effective Time, UWSI will register the shares of UWSI Common Stock underlying the Options on Form S-8.

    5.03 COMPANY SHAREHOLDERS' APPROVAL. The Company shall call a special meeting of its shareholders to be held no later than 20 days following effectiveness of the Registration Statement for the purpose of considering and voting upon the approval and adoption of the Plan of Merger. The Company shall comply fully with the applicable provisions of the DGCL relating to the call and holding of such meeting of its shareholders.

    5.04 UWSI SHAREHOLDERS APPROVAL. UWSI shall call a special meeting of its shareholders to be held no later than 35 days following effectiveness of the Registration Statement for the purpose of considering and voting upon (i) the approval and adoption of the Plan of Merger and (ii) the increase in the number of shares of UWSI Common Stock issuable pursuant to the UWSI Equity Incentive Plan to cover the options on UWSI Common Stock being granted pursuant to the Employment Agreements referred to in Section 6.03(i). UWSI shall comply fully with the applicable provisions of the WBCL and the 1934 Act in connection with such shareholder approval.

    5.05 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, including, without limitation, using reasonable efforts to satisfy the conditions contained in Article VI hereof. The Company and UWSI will use their best efforts to obtain consents of all third parties and governmental bodies necessary or, in the reasonable opinion of UWSI, desirable for the consummation of the transactions contemplated by this Agreement and the Plan of Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and the Plan of Merger, the proper officers and/or directors of the Company or UWSI, as the case may be, shall take all such necessary action. Prior to the Effective Time, each Principal Shareholder shall (i) own, of record and beneficially, all right, title and interest to the shares of Company Common Stock owned by him as of the date hereof, free and clear of all security interests, liens, claims, pledges, escrows, options, warrants, rights of purchase, equities, charges, encumbrances, proxies, voting trusts and restrictions on voting rights whatsoever, and (ii) not enter into any contract, agreement, understanding or restriction of any kind relating to any shares of Company Common Stock. Subject to the provisions of Section 5.05, or without UWSI's prior written consent, during the period from the date of this Agreement to the Effective Time, or such earlier termination of the Agreement pursuant to
Article VII hereof, the Principal Shareholders shall not and the Company shall not and shall cause its directors, officers, agents and employees not to solicit, authorize the solicitation of or enter into any discussion (or continue any discussion) with any third party (including the provision of any information to a third party regarding the Company) concerning any offer or possible offer from any such third party (i) to purchase any Company Common Stock, any option or warrant to purchase Company Common Stock, or any securities convertible into Company Common Stock or any other security of the Company, (ii) to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Company or (iii) to merge, consolidate or otherwise combine with the Company.

    5.06 INTERIM FINANCIAL STATEMENTS. During the period prior to the Effective Time, the Company shall deliver to UWSI monthly an unaudited balance sheet and income statement as of the end of such month (the "Interim Financial Statements"). The Interim Financial Statements shall be correct and complete and shall fairly present the financial condition, stockholders' equity, and results of operations of the Company as of the respective dates, and the Interim Financial Statements shall be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

    5.07 INSURANCE REGULATORY APPROVALS. As soon as practicable in conjunction with the execution and delivery of this Agreement, UWSI will file with the Department of Insurance of each state listed on the Disclosure Schedule, a Form A or similar document seeking approval of the Merger, and UWSI and the Company each hereby agrees that it will in good faith take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the necessary consents, authorizations, orders, approvals and clearances of governmental authorities, including, without limitation, approval of the Departments of Insurance listed on the Disclosure Schedule.

    5.08 HART-SCOTT-RODINO COMPLIANCE. UWSI, the Company and any other party required by law shall as soon as practicable file Notification and Report Forms under the Hart-Scott-Rodino Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. UWSI, the Company and any other parties required by law, will take all such action as may be necessary under any laws applicable to or necessary for, and will file and, if appropriate, use their reasonable efforts to have declared effective or approved, all documents and notifications with such governmental or regulatory bodies which they deem necessary or appropriate for the consummation of the Merger and the transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates reasonably necessary to enable such other party to take such actions.

    5.09 CERTAIN NOTIFICATIONS. At all times until the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Article VI hereof.

    5.10 VOTING AGREEMENT. The Principal Shareholders shall vote their shares of Company Common Stock and BCBSUW shall vote its shares in UWSI in favor of the Plan of Merger.

    5.11 BEST EFFORTS. Each of UWSI, the Company and the Principal Shareholders agree to use its or his best efforts to take all necessary actions to cause the Merger to be consummated.

    5.12 PRESS RELEASES. The parties agree that, except as otherwise provided by law, no press release or other public announcement with respect to this Agreement or the transactions contemplated hereby shall be made without the prior consultation and approval of all parties hereto.

    5.13 EXPENSES. UWSI shall be responsible for its expenses incurred in connection with this Agreement and the transactions contemplated hereby. The Company shall be responsible for $150,000 of the fees and expenses of Godfrey & Kahn, S.C. incurred in connection with the transactions contemplated by this Agreement on behalf of the Company. The Shareholders shall be responsible for the remaining expenses of Godfrey & Kahn, S.C. since June 1, 1996, and all fees and expenses of any financial advisors engaged by the Company, any Controlled Subsidiary or the Principal Shareholders incurred in connection with this Agreement and the transaction contemplated hereby. Any Shareholders required by law to make filings under the Hart-Scott-Rodino Act as acquiring persons (as defined thereunder) shall be responsible for the expenses of any filing fees therefor. The Company shall be responsible for any remaining expenses incurred by the Company or the Principal Shareholders in the normal course of completing the transactions contemplated hereby.

    5.14 CERTAIN AGREEMENTS. The Company and the Principal Shareholders shall use their reasonable best efforts to cause:

        (i) American Medical Security Insurance Company ("AMSIC") to transfer to the Company all of the issued and outstanding capital stock of American Medical Security Insurance Company of Georgia, American Medical Security Insurance Company of Ohio and Personal Physicians Care, Inc.;

        (ii) AMSIC to transfer to the Company a dividend of $10 million;

       (iii) the Company to pay in full that Note of the Company in favor of Bank One, Green Bay dated February 1, 1996; and

       (iv) the Company to consent to the substitution of United Wisconsin Life Insurance Company for United Wisconsin Insurance Company as a partner in U&C Real Estate Partnership.

    5.15 UWSI CAPITALIZATION. The number of shares of UWSI Common Stock (i) to be received by the Shareholders in the Merger (ii) issuable upon exercise of the Options shall be adjusted for any stock split, stock dividend, recapitalization or similar event affecting UWSI Common Stock prior to the Effective Time.

                                   ARTICLE VI
                                   CONDITIONS

    6.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE MERGER. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) HSR WAITING PERIOD. All applicable waiting periods under the Hart-Scott-Rodino Act shall have expired.

        (b) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order. The Registration Statement, in the form in which it becomes effective and also in such form as it may be when any post-effective amendment thereto shall become effective, shall comply in all material respects with the provisions of the 1933 Act and shall not at any such time contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (c) COMPANY AUTHORIZATION. The Plan of Merger shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Company Common Stock.

        (d) UWSI AUTHORIZATIONS. The Plan of Merger and the increase in the shares of UWSI Common Stock issuable pursuant to the UWSI Equity Incentive Plan to cover the options on UWSI Common Stock being granted pursuant to the Employment Agreements referred to in Section 6.03(i) hereof shall each have been approved by the requisite vote of the holders of UWSI Common Stock.

        (e) LISTING. The shares of UWSI Common Stock to be issued in the Plan of Merger and upon exercise of the Options, shall have been approved for listing on the New York Stock Exchange subject to notice of issuance.

        (f) PROCEEDINGS. At the Effective Time there shall be no action or proceeding initiated by any governmental agency or any third party pending which seeks to restrain, prohibit or invalidate any material transaction contemplated by this Agreement or the Plan of Merger or to recover substantial damages or other substantial relief with respect thereto and no injunction or restraining order shall have been issued by any court restraining, prohibiting or invalidating any such material transaction.

        (g)  INSURANCE REGULATORY APPROVALS.

           (i) This Agreement, and all aspects of the transactions contemplated hereby, shall have received all appropriate and necessary insurance regulatory consents and approvals ("Approvals") as contemplated in
       Section 5.06, which Approvals shall be in full force and effect;

           (ii) any conditions and directions contained in the Approvals shall have been fully complied with in all material respects; and

          (iii) the Approvals shall not modify the terms and conditions of this Agreement, and the transactions contemplated herein, in any material respect.

    6.02 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS TO CONSUMMATE THE MERGER. The obligations of the Company and the Principal Shareholders to consummate the Merger shall be subject to the fulfillment (or waiver by the Company and the Principal Shareholders) at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of UWSI set forth in Article III hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except as otherwise contemplated by this Agreement or approved by the Company, and the Company shall have received a certificate signed by the Chief Executive Officer, the President or an Executive Vice President of UWSI to that effect.

        (b) PERFORMANCE OF OBLIGATIONS. UWSI shall have performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and the Company shall have received a certificate signed by the Chairman of the Board, the President or an Executive Vice President of UWSI to that effect.

        (c) PERMITS, AUTHORIZATIONS, ETC. UWSI shall have obtained any and all material permits, authorizations, consents or approvals of state securities commissions and of any other public body or authority required for the lawful consummation of the Merger.

        (d) OPINION OF COUNSEL. Michael Best & Friedrich, counsel for UWSI, shall have furnished its opinion to the Company as of the Effective Time in form and substance reasonably satisfactory to the Company.

        (e) OPINION OF TAX COUNSEL. The Company shall have received from Godfrey & Kahn an opinion, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, and based on the Code and the regulations and interpretations thereunder as of the date of such opinion, that (a) the Merger will for federal income tax purposes constitute a reorganization within the meaning of Section 368 of the Code, (b) no gain or loss will be recognized by the Company Shareholders to the extent that they receive UWSI Common Stock solely in exchange for shares of Company Common Stock; (c) the gain, if any, to be realized by Company Shareholders who exchange their Company Common Stock for UWSI Common Stock and cash will be the excess of (i) the amount of cash plus the fair market value at the Effective Time of the UWSI Common Stock received over (ii) the basis of the Company Common Stock to be surrendered in exchange thereof and such gain will be recognized on the exchange, but in an amount not in excess of the cash to be received; (d) the basis of the shares of UWSI Common Stock to be received by the Company Shareholders will be the same as the basis of the Company Common Stock surrendered in exchange therefor, adjusted as provided in Section 358(a) of the Code in the event that any cash is received; and
    (e) the holding period of UWSI Common Stock received by the Company Shareholders will include the holding period of the Company Common Stock surrendered in exchange therefor, provided that the Company Shareholders held and will hold the Company Common Stock and UWSI Common Stock as capital assets. In rendering such opinion, Godfrey & Kahn may rely upon representations contained in certificates of officers of UWSI, the Company and others.

        (f) REGISTRATION RIGHTS AND STOCK RESTRICTION AGREEMENT. UWSI shall have executed and delivered the Registration Rights and Stock Restriction Agreement (the "Registration Rights Agreement") in substantially the form of Exhibit B hereto.

    6.03 CONDITIONS TO OBLIGATIONS OF UWSI TO CONSUMMATE THE MERGER. The obligations of UWSI to consummate the Merger shall be subject to the fulfillment (or waiver by UWSI) at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Principal Shareholders set forth in Article II hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except for such matters as would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, and UWSI shall have received a certificate signed by the Principal Shareholders and by the President of the Company to that effect.

        (b) PERFORMANCE OF OBLIGATIONS. The Company and the Principal Shareholders shall have performed all obligations required to be performed by it or them under this Agreement prior to the Effective Time, and UWSI shall have received a certificate signed by the Principal Shareholders and by the President of the Company to that effect.

        (c) PERMITS, AUTHORIZATIONS, ETC. The Company shall have obtained any and all consents or waivers from other parties to loan agreements or other contracts material to the Company's business for the lawful consummation of the Merger, and the Company and UWSI shall have obtained any and all permits, authorizations, consents or approvals of state securities commissions and of any other public body or authority required for the lawful consummation of the Merger.

        (d) AGREEMENTS OF AFFILIATES. Each person who is identified on the Disclosure Schedule pursuant to Section 2.03 hereof as an "affiliate" shall have delivered to UWSI a written agreement in the form of Exhibit C hereto.

        (e) FINANCIAL STATEMENTS. UWSI shall have received the Interim Financial Statements.

        (f) OPINION OF COUNSEL. Godfrey & Kahn, counsel for the Company, shall have furnished to UWSI its opinion as of the Closing in form and substance satisfactory to UWSI.

        (g) OPINION OF TAX COUNSEL. UWSI shall have received from Michael Best & Friedrich an opinion, in form and substance reasonably satisfactory to UWSI, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, and based on the Code and the regulations and interpretations thereunder as of the date of such opinion, the Merger will for federal income tax purposes constitute a reorganization within the meaning of Section 368 of the Code. In rendering such opinion, Michael Best & Friedrich may rely upon representations contained in certificates of officers of UWSI, the Company and others.

        (h) DISSENTING SHAREHOLDERS. UWSI shall have received a certificate signed by the President of the Company to the effect that shareholders of the Company owning no more than five percent of the Company's Common Stock have filed with the Company written objections to the Merger under Section 262 of the DGCL.

        (i) EMPLOYMENT AGREEMENTS. Hilliard and Weyers, respectively, shall have executed the Employment Agreements in the form previously agreed to.

        (j) TERMINATION OF EXISTING EMPLOYMENT AGREEMENTS. The Company shall have terminated (at no additional expense to the Company) the current Employment Agreements between the Company and Hilliard and Weyers, respectively.

        (k) OPTIONS. The substitution of UWSI Options (as such term is defined in the Plan of Merger) for Options shall be approved by the Boards of Directors of the Company and UWSI. The shareholders of UWSI shall have approved the option plan amendment contemplated by Section 2.2(b) of the Plan of Merger. The Management Review Committee which administers such option plan shall have approved the substitution of options contemplated by
    Section 2.2(b) of the Plan of Merger and the issuance of UWSI Options to the Principal Shareholders, as contemplated in their respective Employment Agreements.

        (l) BRING DOWN OF FAIRNESS OPINION. Merrill Lynch & Co. shall have confirmed or redelivered its opinion previously delivered to UWSI concerning the fairness, from a financial point of view, of the Merger to the shareholders of UWSI. Such confirmation or redelivery shall be dated the date on which proxy materials are first mailed to UWSI Shareholders for the special meeting of shareholders referred to in Section 5.04 hereof.

        (m) ESCROW AGREEMENT. The Shareholders shall have deposited the Escrow Amount into, and Hilliard, as Agent, shall have executed, an Escrow Agreement in the form attached hereto as Exhibit D (the "Escrow Agreement").

                                  ARTICLE VII
                             TERMINATION, AMENDMENT

    7.01  TERMINATION.

    (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company:

        (i) by mutual consent of the Company and UWSI;

        (ii) by any of the Company, the Principal Shareholders or UWSI if the Merger has not taken place by June 30, 1997;

       (iii) by UWSI if any of the conditions contained in Sections 6.01 and
    6.03 have not been satisfied prior to the Closing; or

       (iv) by the Company if any of the conditions contained in Sections 6.01 or 6.02 have not been satisfied prior to the Closing.

    (b) In the event this Agreement is terminated pursuant to Section 7.01: (i) all obligations and rights of the parties hereunder shall cease and the parties shall have all of the rights and obligations which existed immediately prior to the execution of this Agreement; and (ii) such termination shall be without any liability or further obligation of any party to another and the obligations and agreements in this Agreement shall terminate and have no further effect except for liabilities and obligations based on any intentional failure to perform or comply with any covenant or agreement herein or for any intentional misrepresentation or material breach of any warranty herein (and such termination shall not constitute a waiver of any claim with respect thereto).

    7.02 AMENDMENT. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto duly authorized by the respective Board of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of the Plan of Merger by the shareholders of the Company, no such amendment, modification or supplement shall change the amount or the form of the consideration to be delivered to the holders of Company Common Stock or Options as contemplated by this Agreement and the Plan of Merger.

                                  ARTICLE VIII
                                INDEMNIFICATION

    8.01 INDEMNIFICATION BY SHAREHOLDERS. As UWSI's sole and exclusive remedy for breach of this Agreement from and after the Effective Time, the Shareholders of the Company other than UWSI (the

"Shareholders"), shall indemnify, defend and hold UWSI and its subsidiaries, directors, officers, employees, agents and shareholders (collectively, "UWSI" as used in this Article VIII) harmless from and against any damages, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys' fees ) net of any tax benefits, insurance proceeds or similar benefits, arising out of, resulting from or relating to:

        (a) any inaccuracy in or breach of a representation or warranty of the Company or the Shareholders pursuant to this Agreement or any failure of the Company or the Principal Shareholders to duly perform or observe any term, provision, covenant or agreement to be performed or observed by them pursuant to this Agreement.

        (b) the Employee Claim (as defined in the letter from the Company to UWSI of even date herewith) (collectively, "UWSI Damages").

    8.02  LIMITATIONS.

    (a) UWSI DAMAGES. No indemnification shall be payable by the Shareholders to UWSI with respect to an Indemnified Claim (as hereinafter defined) for UWSI Damages pursuant to Section 8.01(a) unless the Agent (as such term is defined in the Escrow Agreement) shall have received notice thereof on or before June 30, 1997 or, if the Effective Time is after December 31, 1996, on or before nine months after the Effective Time; Further, no claim pursuant to Section 8.01(a) shall be made until UWSI's Damages for all Indemnified Claims pursuant to
Section 8.01(a), in the aggregate, exceed Seven Hundred Fifty Thousand Dollars ($750,000) (the "Basket Amount"). For the purposes of determining whether a breach or inaccuracy of a representation, warranty or covenant contained in this Agreement has occurred, which can give rise to an Indemnified Claim and for the purposes of calculating the amount of any Indemnified Claim, such determination shall be made by considering each of such representations, warranties or covenants as if the terms "material", "materially" or "Material Adverse Effect" did not appear therein. At such time that UWSI's Damages under Section 8.01(a) exceed the Basket Amount the Shareholders shall be liable to UWSI only for the portion of such UWSI's Damages that exceed the Basket Amount.

    (b) EMPLOYEE CLAIM. No indemnification shall be payable by the Shareholders to UWSI with respect to an Indemnified Claim pursuant to Section 8.01(b) unless the Agent shall have received notice thereof on or before three years after the Effective Time. Further, no claim hereunder shall be made until UWSI's Damages for all Indemnified Claims under Section 8.01(b) in the aggregate, exceed Seven Hundred Fifty Thousand Dollars ($750,000) (the "Employee Basket Amount"). At such time that UWSI's Damages under Section 8.01(b) exceed the Employee Basket Amount, the Shareholders shall be liable to UWSI for only fifty percent (50%) of the portion of such UWSI's Damages for Section 8.01(b) which exceed the Employee Basket Amount.

    (c) MAXIMUM AMOUNT. In no event shall the Shareholders' liability with respect to the Employee Claim exceed One Million Dollars ($1,000,000), and in no event shall the Shareholders' liability with respect to all Indemnified Claims, in the aggregate, including the Employee Claim, exceed Eight Million Dollars ($8,000,000) (the "Escrow Amount") which sum shall be deposited into escrow concurrently with the Effective Time pursuant to the Escrow Agreement.

    8.03  PROCEDURE.

    (a) NOTICE OF CLAIMS. UWSI shall provide the Agent quarterly with a list of all Indemnified Claims (each of which shall be in a minimum amount of $10,000) that UWSI is applying to the Basket Amount. Once the Indemnified Claims exceed the Basket Amount, UWSI shall simultaneously give the Agent and the Escrow Agent (as such term is defined in the Escrow Agreement) prompt notice of any claim, demand, assessment, action, suit or proceeding to which UWSI believes the indemnity set forth in section 8.01 applies each of which shall be in the minimum amount of $10,000 (an "Indemnified Claim"); provided however that no Indemnified Claim shall be made for a breach or inaccuracy of any representation or warranty, if Joseph Decker, Gail L. Hanson, Samuel V. Miller or C. Edward Mordy had knowledge of such a breach or inaccuracy at the time it was made. Such notice shall provide in reasonable detail such information as UWSI may have with respect to such Indemnified Claim (including, without limitation, copies of any summons, complaints or other pleadings which may have been served on UWSI or its agents and any written claim, demand, invoice, billing or other document evidencing the same). If such Indemnified Claim is evidenced by a court pleading, UWSI shall give such notice within five
(5) days of receipt of such pleading. If such Indemnified Claim is evidenced by some other writing from a third party, UWSI shall give such notice within ten
(10) days of the date it receives such writing. If the Agent shall object to such notice of claim, the Agent shall simultaneously deliver a written notice of objection to UWSI and the Escrow Agent within fifteen (15) days after UWSI's delivery of the notice of claim. Such notice of objection shall set forth the grounds upon which the objection is based and state whether the Agent objects to all or only a portion of the matter described in the notice of claim. If the notice of objection shall not have been so delivered within such fifteen (15) day period, all Shareholders (as defined in the Escrow Agreement) shall be conclusively deemed to have acknowledged the correctness of the claim or claims specified in the notice of claim for the full amount thereof, and the UWSI's Damages set forth in the notice of claim shall be promptly paid to UWSI from the Escrow by the Escrow Agent, without the necessity of further action, as provided in the Escrow Agreement to the full extent of the amount of funds held in the Escrow. If the Agent shall make timely objection to a claim or claims set forth in any notice of claim, and if such claim or claims shall not have been resolved or compromised within sixty (60) days from the date of delivery of the notice of objection, then such claims shall be settled by arbitration pursuant to Section
9.07 hereof. The arbitrator shall promptly obtain such information regarding the matter the arbitrator deems necessary and shall decide the matter and render a written award which shall be delivered to UWSI, the Agent and the Escrow Agent. Any award shall be a conclusive determination of the matter and shall be binding upon UWSI and the Shareholders. If, by arbitration, it shall be determined that UWSI shall be entitled to any UWSI's Damages by reason of its claim or claims, the UWSI's Damages so determined shall be paid to UWSI by the Escrow Agent in the same manner as if the Agent had not delivered a notice of objection.

    (b) CONTROL OF DEFENSE OF CLAIMS. If UWSI's request for indemnification arises from the claim of a third party, (i) UWSI may assume control of the defense of such Indemnified Claim or any litigation resulting from such Indemnified Claim at its own expense by giving the Principal Shareholders notice of UWSI's decision to do so or (ii) UWSI may allow the Agent to assume control of such defense by giving written notice to the Agent. If the Agent elects to assume such defense after written notice by UWSI, or if within ten (10) days after delivery of such notice the Agent has not notified UWSI in writing of its intent to assume such defense, such defense shall be conducted at the Shareholders' sole expense. Notwithstanding UWSI's assumption of the defense of an Indemnified Claim pursuant to Section 8.03(b)(i) hereof, the Principal Shareholders shall have the right to participate in the defense of such Indemnified Claim at their own expense.

    8.04 INDEMNIFICATION BY UWSI. As the Shareholders' sole and exclusive remedy for breach of this Agreement from and after the Effective Time, UWSI agrees to indemnify, defend and hold the Shareholders, harmless from and against any damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys' fees) arising out of, resulting from or relating to:

        (a) any inaccuracy in or breach of representation or warranty of UWSI pursuant to this Agreement; and

        (b) any failure to duly perform or observe any term, provision or covenant to be performed or observed by UWSI pursuant to this Agreement.

    8.05 PROCEDURE. The Principal Shareholders, acting on behalf of the Shareholders, shall give UWSI prompt notice of any claim, demand, assessment, action, suit or proceeding to which the Principal Shareholders believe the indemnity set forth in section 8.04 applies (for purposes of this

Section 8.05, an "Indemnified Claim"). Such notice shall provide in reasonable detail such information as the Principal Shareholders may have with respect to such Indemnified Claim (including, without limitation, copies of any summons, complaints or other pleadings which may have been served on Shareholders or their respective agents and any written claim, demand, invoice, billing or other document evidencing the same). If such Indemnified Claim is evidenced by a court pleading, UWSI shall be given such notice within five (5) days of receipt of such pleading. If such Indemnified Claim is evidenced by some other writing from a third party, UWSI shall be given such notice within ten (10) days of the date it receives such writing. If UWSI shall object to such notice of claim, the UWSI shall deliver a written notice of objection to the Principal Shareholders within fifteen (15) days after delivery of the notice of claim. Such notice of objection shall set forth the grounds upon which the objection is based and state whether UWSI objects to all or only a portion of the matter described in the notice of claim. If the notice of objection shall not have been so delivered within such fifteen (15) day period, UWSI shall be conclusively deemed to have acknowledged the correctness of the claim or claims specified in the notice of claim for the full amount thereof, and the damages set forth in the notice of claim shall be promptly paid to Principal Shareholders (on behalf of all Shareholders), in cash. If UWSI shall make timely objection to a claim or claims set forth in any notice of claim, and if such claim or claims shall not have been resolved or compromised within sixty (60) days from the date of delivery of the notice of objection, then such claims shall be settled by arbitration pursuant to Section 9.07 hereof. The arbitrator shall promptly obtain such information regarding the matter the arbitrator deems necessary and shall decide the matter and render a written award which shall be delivered to UWSI and the Principal Shareholders. Any award shall be a conclusive determination of the matter and shall be binding upon UWSI and the Shareholders.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.01 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally; (ii) the second business day after being deposited in the United States mail registered or certified (return receipt requested); (iii) the first business day after being deposited with Federal Express or any other recognized national overnight courier service or (iv) on the business day on which it is sent and received by facsimile, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to UWSI or BCBSUW:

           401 West Michigan Street
           Milwaukee, WI 53203
           Attention: Thomas R. Hefty

           With copies to:

           Geoffrey R. Morgan
           Michael Best & Friedrich
           100 East Wisconsin Avenue
           Milwaukee, Wisconsin 53202

        (b) If to the Company or the Principal Shareholders:

           American Medical Security Group, Inc.
           3100 AMS Boulevard
           Green Bay, WI 54313
           Attention: President

           American Medical Security Group, Inc.
           3100 AMS Boulevard
           Green Bay, WI 54313
           Attention: General Counsel

           American Medical Security Group, Inc.
           3100 AMS Boulevard
           Green Bay, WI 54313
           Attention: Wallace J. Hilliard

           American Medical Security Group, Inc.
           3100 AMS Boulevard
           Green Bay, WI 54313
           Attention: Ronald A. Weyers

           to Principal Shareholders:

           Wallace J. Hilliard
           4443 Indian Trails
           Green Bay, WI 54313

           Ronald A. Weyers
           2643 Good Sheperd Lane
           Green Bay, WI 54313

           with copies to:

           Benjamin W. Laird
           Godfrey & Kahn, S.C.
           333 Main Street, Suite 600
           Green Bay, WI 54307-3067

           Randall J. Erickson
           Godfrey & Kahn, S.C.
           780 North Water Street
           Milwaukee, WI 53202

    9.02 MISCELLANEOUS. This Agreement (including the exhibits, documents and instruments referred to herein or therein):

        (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;

        (ii) is not intended to confer upon any other person any rights or remedies hereunder; and

       (iii) shall not be assigned by operation of law or otherwise; and

       (iv) may be executed in two or more counterparts which together shall constitute a single agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, next of kin, distributees, executors, administrators and personal representatives.

    9.03 WAIVER: REMEDIES. No delay or failure on the part of any party hereto to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power, or privilege hereunder operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

    9.04 SEVERABILITY. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

    9.05 GOVERNING LAW. This Agreement shall be construed in accordance with the DGCL, to the extent applicable, and the law of the State of Wisconsin (without regard to principles of conflicts of laws) applicable to contracts made and to be performed within such State.

    9.06 "KNOWLEDGE". As used herein, any reference to the "knowledge" of the Company or the Shareholders, or the like, shall include the knowledge of (i) with respect to the Company, those persons listed on the Disclosure Schedule after reasonable inquiry, and (ii) the Principal Shareholders, respectively, each after making reasonable inquiry of those persons listed on Section 9.06 of the Disclosure Schedule and, if any such person fails to make such inquiry, shall include constructive knowledge of such facts as would have been learned had such reasonable inquiry been made; provided however, that such persons shall not have any duty to make any inquiry of third parties who are not officers, directors, employees or agents (including, without limitation, attorneys and accountants) of the Company or a Controlled Subsidiary.

    9.07 ARBITRATION. Any controversy or dispute arising out of or relating to the payment of Indemnified Claims of either UWSI or Shareholders shall be settled by a single arbitrator in arbitration conducted in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator's decision shall be in writing and shall be final and nonappealable. The arbitrator also shall make a determination regarding which party's legal position in any such controversy or claim is the more substantially correct (the "Prevailing Party") and the arbitrator may require the other party to pay the reasonable legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action.

    IN WITNESS WHEREOF, UWSI and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, and the Principal Shareholders have executed this Agreement, all as of the date first written above.

                                          UNITED WISCONSIN SERVICES, INC.

                                          By: /S/ THOMAS R. HEFTY

                                          Its: Chairman, President and Chief
                                               Executive Officer

                                          AMERICAN MEDICAL SECURITY GROUP, INC.

                                          By: /S/ WALLACE J. HILLIARD

                                          Its: President

                                          /S/ WALLACE J. HILLIARD
                                          WALLACE J. HILLIARD, individually and
                                          as
                                          Trustee under the Voting Trust
                                          Agreement

                                          /S/ RONALD A. WEYERS
                                          RONALD A. WEYERS, individually and as
                                          successor Trustee under the Voting
                                          Trust Agreement

                                          BLUE CROSS & BLUE SHIELD
                                          UNITED OF WISCONSIN (solely for
                                          purposes of Section 5.10 hereof)

                                          By: /S/ THOMAS R. HEFTY

                                          Its: President

                                                                      APPENDIX B

         OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

July 31, 1996

Board of Directors
United Wisconsin Services, Inc.
401 West Michigan, 10th Floor
Milwaukee, Wisconsin 53202

Attention:  Thomas R. Hefty
          Chairman, President and Chief Executive Officer

Gentlemen:

    United Wisconsin Services, Inc. (the "Company"), a wholly owned subsidiary of the Company (the "Purchaser"), and American Medical Security Group, Inc. (the "Subject Company") propose to enter into an agreement (the "Agreement") pursuant to which the Subject Company will be merged with the Purchaser in a transaction (the "Merger") in which all outstanding shares of common stock, par value $1.00 per share ("Subject Company Common Stock"), other than 20,967 shares of Subject Company common stock (representing approximately 12% of the total number outstanding) which are held by the Company, and all outstanding common stock options of the Subject Company will be converted into the right to receive, in aggregate, $67.2 million cash and four million shares of the common stock, no par value, of the Company ("Company Common Stock"). The Merger is expected to be considered by the shareholders of the Company and the Subject Company at a special shareholders' meetings to be held on or about November, 1996 and consummated on or shortly after the date of such meeting.

    You have asked us whether, in our opinion, the proposed consideration to be paid by the Company pursuant to the Merger, taken as a whole, is fair to the shareholders of the Company from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed the Subject Company's Annual Reports and related financial information for the five fiscal years ended December 1995 and the Subject Company's related unaudited financial information for the monthly periods ending June 1996;

    (2) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 1995 and the Company's Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 1996;

    (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Subject Company and the Company, furnished to us by the Subject Company and the Company;

    (4) Conducted discussions with members of senior management of the Subject Company and the Company concerning the Subject Company's and the Company's businesses and prospects;

    (5) Compared the results of operations of the Subject Company and the Company with those of certain companies which we deemed to be reasonably similar to the Subject Company and the Company, respectively;

    (6) Reviewed the historical market prices and trading activity for Company Common Stock;

    (7) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    (8) Considered the pro forma effect of the Merger on the Company's capitalization ratios and earnings, cash flow and book value per share;

    (9) Considered the terms of the Joint Venture Agreement effective October 1, 1988, as amended, and the Stock Restriction Agreement made February 3, 1989, as amended;

    (10) Reviewed a draft of the Agreement dated July 31, 1996; and

    (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Subject Company and the Company, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Subject Company or the Companyfmth respect to the financial forecasts furnished by the Subject Company and the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Subject Company's or the Company's management as to the expected future financial performance of the Subject Company or the Company, as the case may be.

    Our opinion necessarily is based on economic, monetary and market conditions prevailing, and other circumstances and conditions existing on the date of this letter. Nothing contained in this opinion shall be construed as creating or imposing upon us any understanding or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

    In the ordinary cause of our business, we and our affiliates may actively trade Company Common Stock for our or their own accounts and for the accounts of our customers and, accordingly may at any time hold a long or short position in such common stock. We have, in the past, provided financial advisory and financing services to the Company and have received fees for the rendering of such services.

    On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be paid by the Company pursuant to the Merger, taken as a whole, is fair to the shareholders of the Company from a financial point of view.

                                                    Very truly yours,
                                             MERRILL LYNCH, PIERCE, FENNER &
                                                    SMITH INCORPORATED

                                          By ___________________________________
                                          Title:
                                          Investment Banking Group

                                                                      APPENDIX C

                               DISSENTERS' RIGHTS

APPRAISAL RIGHTS UNDER SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection
(d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 164 of this Chapter;

        (1) provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this Chapter.

        (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares, or fractional depository receipts described in the foregoing clauses (i), (ii) and (iii) of this subsection.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this Chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such provision, the procedures of this Section, including those set forth in subsections (d) and
(e), shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this Chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholder who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publications as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    UWS is incorporated under the Wisconsin business Corporation Law ("WBCL"). Under Section 180.0851(1) of the WBCL, UWS is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of UWS. In all other cases, UWS is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such a person was a party because he or she was a director or officer of UWS, unless it is determined that he or she breached or failed to perform a duty owed to UWS and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with UWS or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under UWS's articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

    Section 180.0859 of the WBCL provides that it is the public policy of the state of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to
180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

    Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

    Under Article VI of UWS's Bylaws, directors and officers are indemnified against liability, in both derivative and nonderivative suits, which they may incur in their capacities as such, subject to certain determinations by the Board of Directors, independent legal counsel or the shareholders that the applicable standards of conduct have been met. The scope of such indemnification is substantially the same as permitted and described in Sections 180.0850 to
180.0858 of the WBCL.

    Under Section 180.0833 of the WBCL, directors of UWS against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

    The directors and officers of UWS and its subsidiaries are included in the directors' and officers' liability insurance policy applicable to BCBSUW. UWS has not obtained substitute directors' and officers' liability coverage; the officers and directors of UWS and its subsidiaries will continue to be included in BCBSUW's policy. BCBSUW's insurance policy provides that, subject to the applicable liability limits and retention amounts, the insurer will reimburse directors and officers of BCBSUW and its subsidiaries, including UWS, for a "loss" (as defined in the policy) sustained by a director of officer resulting from any "claim" (as defined in the policy) made against them for a "wrongful act" (as defined in the policy), except for such a loss against which BCBSUW or its subsidiaries, including UWS, indemnifies (or is required or permitted to indemnify) the director of officer. The policy also provides that, subject the applicable liability limits and retention amounts, the insurer will reimburse BCBSUW and its subsidiaries, including UWS, for a loss for which BCBSUW or its subsidiaries, including UWS, has lawfully indemnified (or is required or permitted by law to indemnify) a director or officer resulting from any such claim. Subject to certain exclusions set forth in the policy, "wrongful act" is defined in the policy to mean any negligent act, error, omission, misstatement, misleading statement, or breach of duty by BCBSUW or its subsidiaries, including UWS's directors or officers in the discharge of their duties solely in their capacities as such directors or officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

   NUMBER                                                  DESCRIPTION
- ------------  -----------------------------------------------------------------------------------------------------
    2.1       Agreement and Plan of Merger dated as of July 31, 1996 among United Wisconsin Services, Inc.,
               American Medical Security Group, Inc., Wallace J. Hilliard and Ronald A. Weyers.
    3.1  (a)  Restated and Amended Articles of Incorporation of Registrant, dated July 31, 1991 (1).
    3.1  (b)  Articles of Amendment to the Restated and Amended Articles of Incorporation of the Registrant, dated
               December 11, 1991 (2).
    3.1  (c)  Articles of Amendment to the Restated and Amended Articles of Incorporation of the Registrant, dated
               August 26, 1992 (3).
    3.2       Restated and Amended Bylaws of Registrant (15).
    4.1       Specimen Common Stock Certificate (9).
    4.2       Form of Indenture between Registrant and Firstar Trust Company (5).
    4.3       Form of Subordinated Note issued pursuant to the above-referenced Indenture (5).
    4.4       Registration Rights and Stock Restriction Agreement dated             , 1996 among Registrant,
               Wallace J. Hilliard and Ronald A. Weyers.
    4.5       Form of Letter Agreement dated             , 1996 between Registrant and each Affiliate of American
               Medical Security Group, Inc. relating to resale of stock of Registrant.
    5.1       Opinion of Michael Best & Friedrich.**
    8.1       Opinion of Godfrey & Kahn, S.C.**
   10.1       United Wisconsin Insurance Company ("UWIC"), United Wisconsin Life Insurance Company ("UWLIC"),
               American Medical Security, Inc. ("AMSG"), American Medical Security Insurance Company (f/k/a Old
               Northwest Life Insurance Company) "AMSIC"), Wallace J. Hilliard and Ronald A. Weyers (as amended)
               (1).
   10.2       Voting Trust Agreement among owners and holders of shares of the capital stock of AMSG and Wallace J.
               Hilliard (1).
   10.3       Stock Restriction Agreement among the Registrant, AMSG and the owners and holders of the shares of capital stock of AMSG (as amended). As amended by Agreement dated August 2, 1993 (7). As amended by
               Agreements dated October 9, 1991, October 29, 1991 and October 29, 1991 (8).
   10.4       Administrative Services Agreement among UWIC, UWLIC, AMSG and AMSIC dated January 1, 1994 (12).
   10.5       Reinsurance Agreement between UWIC and AMSIC (1). As amended by Amendments to Reinsurance Agreement, dated January 1, 1992 and January 1, 1993 (5).

   NUMBER                                                  DESCRIPTION
- ------------  -----------------------------------------------------------------------------------------------------
   10.6       Reinsurance Agreement between UWLIC and AMSIC (f/k/a) Old Northwest Life Insurance Company) (1) (as
               amended by Amendment to Reinsurance Agreement dated January 1, 1992) (5).
   10.7       Employment Contract between AMSG and Wallace J. Hilliard (1). As superseded by Employment Agreement
               between                    and Wallace J. Hilliard.
   10.8       Employment Contract between AMSG and Ronald A. Weyers (1). As superseded by Employment Agreement
               between             and Ronald A. Weyers.
   10.9       Joint Venture and Shareholders Agreement among Aon Corporation (subsequently assigned to Aon Captive
               Management, Inc.), BCBSUW (subsequently assigned to the Registrant) and United Heartland, Inc. (1).
               As amended by Amendment dated October 1, 1991 (5). As subsequently amended by Amendment dated
               December 31, 1994 (12).
   10.10      Underwriting Management Agreement between United Heartland, Inc. and UWIC (1).
   10.11      Underwriting Management Agreement between United Heartland, Inc. and Virginia Surety Company, Inc.
               (1).
   10.12      Agreement for Electronic Date Processing Services between BCBSUW and EDS Federal Corporation (as amended) (1). As amended by Settlement Agreement and Amendment No. 5, dated October 19, 1992 (5).
   10.13      Consolidated Federal Income Tax Agreement among BCBSUW, UWIC, the Registrant, United Wisconsin
               Proservices, Inc., Leasing Unlimited, Inc., UWLIC, Compcare Health Services Insurance Corporation
               ("Compcare"), ProHealth, Inc. and Take Control, Inc. (1) As amended by Amendment dated August 6,
               1993 (6). As subsequently amended by Amendment dated May 9, 1994 (12).
   10.14      Comprehensive Tax Allocation Agreement dated July 1, 1994 among BCBSUW, the Registrant and various subsidiaries thereof (12).
   10.15      Federal Income Tax Allocation Agreement for the period starting July 1, 1994 among the Registrant and certain affiliates thereof (9). As modified by Agreements effective October 1, 1994 and January 1,
               1995 (12).
   10.16      Federal Income Tax Allocation Agreement between BCBSUW, the Registrant, UWIC, UWLIC, United Wisconsin
               Proservices, Inc., Compcare, Take Control, Inc., Meridian Resource Corporation, Valley Health Plan,
               Inc. and United Wisconsin Capital Corporation for the period commencing January 1, 1993 (6). As amended by Amendment dated May 9, 1994 (12).
   10.17      BCBSUW Deferred Compensation Plan for Directors (1).*
   10.18      UWSI/BCBSUW 401(k) Plan (formerly the United Wisconsin Services Pre-Tax Savings Plan) effective
               January 1, 1992 (the "Plan") (5). As amended by the first amendment to the Plan effective January 1,
               1993 (7). As subsequently amended by the second, third and fourth amendments to the Plan (10).*
   10.19      BCBSUW Voluntary Deferred Compensation Plan (1).*
   10.20      BCBSUW Voluntary Deferred Compensation Trust Agreement (1).*
   10.21      Executive Reimbursement Group Insurance Policy (1).*
   10.22      BCBSUW Salaried Employees Retirement Plan effective January 1, 1993 (5).*
   10.23      BCBSUW Supplemental Executive Retirement Plan (1).*
   10.24      1992 Stock Appreciation Rights Plan and Form of Grant of Stock Appreciation Rights (2). As amended
               February 15, 1995 (12).*

   NUMBER                                                  DESCRIPTION
- ------------  -----------------------------------------------------------------------------------------------------
   10.25      Purchase and Sale Agreement of Midelfort Health Plan, Inc. between Registrant and Midelfort Clinic,
               Ltd. (4).
   10.26      Joint Venture Agreement between BCBSUW, Registrant, Midelfort Health Plan, Inc. and Midelfort Clinic,
               Ltd. (4).
   10.27      Service Agreement between BCBSUW and Registrant, effective January 1, 1996 (15).
   10.28      Service Agreement between BCBSUW and Registrant, effective January 1, 1995 (12).
   10.29      General Services Agreement between United Heartland and BCBSUW, effective January 1, 1991 (11).
   10.30      Service Agreement between BCBSUW and Meridian Managed Care, Inc. (f/k/a Take Control, Inc.),
               effective January 1, 1991 (11).
   10.31      Service Agreement between BCBSUW and Valley health Plan, Inc., effective January 1, 1993 (11).
   10.32      Partnership Agreement between UWIC and AMSIC (5).
   10.33      Stock Purchase Agreement by and among the Registrant, Ralph P. Cavaiani, Dianne M. Kiehl, Adam Kiehl
               and The Milwaukee Foundation Corporation dated May 26, 1994 (11).
   10.34      Joint Acquisition Agreement by and between Compcare and St. Mary's Hospital of Milwaukee dated
               December 20, 1993 (7).
   10.35      Service Agreement between the Registrant and Community Health Systems, LLC dated November 1, 1994
               (9).
   10.36      Amended and Restated Joint Venture Agreement among BCBSUW, the Registrant, UHC, U-Care, HPI and HPW dated October 31, 1994 (9).
   10.37      Service Agreement between the Registrant and HPI dated November 1, 1994 (9).
   10.38      License Agreement between the Registrant and U-Care dated November 1, 1994 (9).
   10.39      Assumption Reinsurance Agreement between U-Care and HMOW (9).
   10.40      Registrant's and BCBSUW's 1996 Management Incentive Plan (15).*
   10.41      Registrant's and BCBSUW's 1995 Management Incentive Plan (12).*
   10.42      Registrant's and BCBSUW's 1996 Profit Sharing Plan (15).*
   10.43      Registrant's and BCBSUW's 1995 Profit Sharing Plan (12).*
   10.44      BCBSUW 1995-1997 Long Term Executive Incentive Plan (15).*
   10.45      BCBSUW 1994 Long Term Executive Incentive Plan (12).*
   10.46      Registrant's Equity Incentive Plan as amended by the 1996 amendments through August 15, 1996.
   10.47      Registrant's and BCBSUW's Supplemental Benefit Restoration Plan as Amended and Restated Effective
               January 1, 1994 (7)*
   10.49      Employment Agreement between the Company and Samuel V. Miller dated October 30, 1995 (15)*. As
               superseded by the Employment Agreement dated             , 1996.
   10.50      1995 Director Stock Option Plan (14).*
   10.51      1996 Profit Sharing Plan between Registrant and Unity Health Plans Insurance Corporation (15).*
   10.52      Registrant's Voluntary Deferred Compensation Plan (15).
   10.53      Trust under Registrant's Voluntary Deferred Compensation Plan (15).

   NUMBER                                                  DESCRIPTION
- ------------  -----------------------------------------------------------------------------------------------------
   10.54      Registrant's Deferred Compensation Plan for Directors (15).
   10.55      Escrow Agreement dated             , 1996 among Registrant, Wallace J. Hilliard and Bank One, Green
               Bay, N.A.
   11         Statement regarding computation of per share earnings. (See Note 1 of Notes to Consolidated Financial
               Statements) (15).
   13.        1995 Annual Report to Shareholders (15).
   21.        Subsidiaries of the Registrant (15).
   23.1       Consent of Godfrey & Kahn, S.C. (included in legal opinion filed as Exhibit 8.1)**
   23.2       Consent of Michael Best & Friedrich (included in legal opinion filed as Exhibit 5.1)**
   23.3       Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
   23.4       Consent of Ernst & Young LLP -- United Wisconsin Services, Inc.
   23.5       Consent of Ernst & Young LLP -- American Medical Security Group, Inc.
   24.1       Powers of Attorney (set forth on signature page).
   99.1       Form of Proxy for UWS Special Meeting.
   99.2       Form of Proxy for AMSG Special Meeting.
   99.4       Letter to Certificate Holders.**

- ------------------------
 (1) Incorporated by reference to exhibits filed with Registrant's Form S-1 Registration Statement declared effective on October 24, 1991 (Registration Number 33-42571).

 (2) Incorporated by reference to exhibits filed with Registrant's Form 8-K filed on December 12, 1991.

 (3) Incorporated by reference to exhibits filed with Registrant's Form 8-K filed on September 2, 1992.

 (4) Incorporated by reference to exhibits filed with Registrant's Form 8-K filed on March 27, 1992.

 (5) Incorporated by reference to exhibits filed with Registrant's Form S-1 Registration Statement declared effective on July 13, 1993 (Registration Number 33-59798).

 (6) Incorporated by reference to exhibits filed with Registrant's Form 10-Q for the period ended September 30, 1993.

 (7) Incorporated by reference to exhibits filed with Registrant's Form 10-K for the period ended December 31, 1993.

 (8) Incorporated by reference to exhibits filed with Registrant's Form 10-Q for the period ended March 31, 1994.

 (9) Incorporated by reference to exhibits filed with Registrant's Form 10-Q for the period ended September 30, 1994.

 (10) Incorporated by reference to exhibits filed with Registrant's Form S-8 Registration Statement filed with the Securities and Exchange Commission on December 30, 1994 (Registration Number 33-88110).

 (11) Incorporated by reference to exhibits filed with Registrant's Form S-1 Registration Statement declared effective on June 30, 1994 (Registration Number 33-76768).

 (12) Incorporated by reference to exhibits filed with the Registrant's Form 10-K for the year ended December 31, 1994.

 (13) Incorporated by reference to exhibits filed with the Registrant's Form 10-Q for the period ended March 31, 1995.

 (14) Incorporated by reference to exhibits filed with Registrant's Form 10-Q for the period ended June 30, 1995.

 (15) Incorporated by reference to exhibits filed with Registrant's Form 10-K for the year ended December 31, 1995.
- ------------------------
 *Management contract or compensatory plan.
**To be filed by amendment.

    (b) Financial Statement Schedules.

        None.

    (c) Reports, Opinions or Appraisals.

        All included in Appendix B to the Joint Proxy Statement/Prospectus.

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period, in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, provided that, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on the 27th day of August, 1996.

                                          UNITED WISCONSIN SERVICES, INC.

                                          By:         /S/ THOMAS R. HEFTY

                                             -----------------------------------
                                              CHAIRMAN OF THE BOARD, PRESIDENT
                                                             AND
                                                   CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature below constitutes and appoints Thomas R. Hefty and C. Edward Mordy, or either of them, his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any state of the United States, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

             SIGNATURE                         TITLE                   DATE
- -----------------------------------  -------------------------  ------------------

                                     Chairman of the Board
        /s/ THOMAS R. HEFTY           (Principal Executive
- -----------------------------------   Officer), President,       August 27, 1996
          Thomas R. Hefty             Chief Executive Officer
                                      and Director

        /s/ C. EDWARD MORDY          Vice President (Principal
- -----------------------------------   Financial and Accounting   August 27, 1996
          C. Edward Mordy             Officer)

       /s/ RICHARD A. ABDOO
- -----------------------------------  Director                    August 27, 1996
         Richard A. Abdoo

       /s/ THOMAS A. BAUSCH
- -----------------------------------  Director                    August 27, 1996
         Thomas A. Bausch

        /s/ JANE T. COLEMAN
- -----------------------------------  Director                    August 27, 1996
          Jane T. Coleman

             SIGNATURE                         TITLE                   DATE
- -----------------------------------  -------------------------  ------------------

        /s/ JAMES L. FORBES
- -----------------------------------  Director                    August 27, 1996
          James L. Forbes

       /s/ JAMES C. HICKMAN
- -----------------------------------  Director                    August 27, 1996
         James C. Hickman

      /s/ WILLIAM R. JOHNSON
- -----------------------------------  Director                    August 27, 1996
        William R. Johnson

       /s/ EUGENE A. MENDEN
- -----------------------------------  Director                    August 27, 1996
         Eugene A. Menden

       /s/ DONALD P. MUENCH
- -----------------------------------  Director                    August 27, 1996
         Donald P. Muench

       /s/ ARTHUR W. NESBITT
- -----------------------------------  Director                    August 27, 1996
         Arthur W. Nesbitt

                                 EXHIBIT INDEX

   NUMBER                                             DESCRIPTION                                           PAGE NO.
- ------------  -------------------------------------------------------------------------------------------  -----------
    2.1       Agreement and Plan of Merger dated as of July 31, 1996 among United Wisconsin Services,
               Inc., American Medical Security Group, Inc., Wallace J. Hilliard and Ronald A. Weyers.
    3.1  (a)  Restated and Amended Articles of Incorporation of Registrant, dated July 31, 1991 (1).
    3.1  (b)  Articles of Amendment to the Restated and Amended Articles of Incorporation of the
               Registrant, dated December 11, 1991 (2).
    3.1  (c)  Articles of Amendment to the Restated and Amended Articles of Incorporation of the
               Registrant, dated August 26, 1992 (3).
    3.2       Restated and Amended Bylaws of Registrant (15).
    4.1       Specimen Common Stock Certificate (9).
    4.2       Form of Indenture between Registrant and Firstar Trust Company (5).
    4.3       Form of Subordinated Note issued pursuant to the above-referenced Indenture (5).
    4.4       Registration Rights and Stock Restriction Agreement dated             , 1996 among
               Registrant, Wallace J. Hilliard and Ronald A. Weyers.
    4.5       Form of Letter Agreement dated             , 1996 between Registrant and each Affiliate of
               American Medical Security Group, Inc. relating to resale of stock of Registrant.
    5.1       Opinion of Michael Best & Friedrich.**
    8.1       Opinion of Godfrey & Kahn, S.C.**
   10.1       United Wisconsin Insurance Company ("UWIC"), United Wisconsin Life Insurance Company
               ("UWLIC"), American Medical Security, Inc. ("AMSG"), American Medical Security Insurance
               Company (f/k/a Old Northwest Life Insurance Company) "AMSIC"), Wallace J. Hilliard and
               Ronald A. Weyers (as amended) (1).
   10.2       Voting Trust Agreement among owners and holders of shares of the capital stock of AMSG and
               Wallace J. Hilliard (1).
   10.3       Stock Restriction Agreement among the Registrant, AMSG and the owners and holders of the shares of capital stock of AMSG (as amended). As amended by Agreement dated August 2, 1993
               (7). As amended by Agreements dated October 9, 1991, October 29, 1991 and October 29, 1991
               (8).
   10.4       Administrative Services Agreement among UWIC, UWLIC, AMSG and AMSIC dated January 1, 1994
               (12).
   10.5       Reinsurance Agreement between UWIC and AMSIC (1). As amended by Amendments to Reinsurance
               Agreement, dated January 1, 1992 and January 1, 1993 (5).
   10.6       Reinsurance Agreement between UWLIC and AMSIC (f/k/a) Old Northwest Life Insurance Company)
               (1) (as amended by Amendment to Reinsurance Agreement dated January 1, 1992) (5).
   10.7       Employment Contract between AMSG and Wallace J. Hilliard (1). As superseded by Employment
               Agreement between                    and Wallace J. Hilliard.

   NUMBER                                             DESCRIPTION                                           PAGE NO.
- ------------  -------------------------------------------------------------------------------------------  -----------
   10.8       Employment Contract between AMSG and Ronald A. Weyers (1). As superseded by Employment
               Agreement between             and Ronald A. Weyers.
   10.9       Joint Venture and Shareholders Agreement among Aon Corporation (subsequently assigned to
               Aon Captive Management, Inc.), BCBSUW (subsequently assigned to the Registrant) and United
               Heartland, Inc. (1). As amended by Amendment dated October 1, 1991 (5). As subsequently amended by Amendment dated December 31, 1994 (12).
   10.10      Underwriting Management Agreement between United Heartland, Inc. and UWIC (1).
   10.11      Underwriting Management Agreement between United Heartland, Inc. and Virginia Surety
               Company, Inc. (1).
   10.12      Agreement for Electronic Date Processing Services between BCBSUW and EDS Federal
               Corporation (as amended) (1). As amended by Settlement Agreement and Amendment No. 5, dated October 19, 1992 (5).
   10.13      Consolidated Federal Income Tax Agreement among BCBSUW, UWIC, the Registrant, United
               Wisconsin Proservices, Inc., Leasing Unlimited, Inc., UWLIC, Compcare Health Services
               Insurance Corporation ("Compcare"), ProHealth, Inc. and Take Control, Inc. (1) As amended by Amendment dated August 6, 1993 (6). As subsequently amended by Amendment dated May 9,
               1994 (12).
   10.14      Comprehensive Tax Allocation Agreement dated July 1, 1994 among BCBSUW, the Registrant and various subsidiaries thereof (12).
   10.15      Federal Income Tax Allocation Agreement for the period starting July 1, 1994 among the
               Registrant and certain affiliates thereof (9). As modified by Agreements effective October
               1, 1994 and January 1, 1995 (12).
   10.16      Federal Income Tax Allocation Agreement between BCBSUW, the Registrant, UWIC, UWLIC, United
               Wisconsin Proservices, Inc., Compcare, Take Control, Inc., Meridian Resource Corporation,
               Valley Health Plan, Inc. and United Wisconsin Capital Corporation for the period commencing January 1, 1993 (6). As amended by Amendment dated May 9, 1994 (12).
   10.17      BCBSUW Deferred Compensation Plan for Directors (1).*
   10.18      UWSI/BCBSUW 401(k) Plan (formerly the United Wisconsin Services Pre-Tax Savings Plan)
               effective January 1, 1992 (the "Plan") (5). As amended by the first amendment to the Plan effective January 1, 1993 (7). As subsequently amended by the second, third and fourth amendments to the Plan (10).*
   10.19      BCBSUW Voluntary Deferred Compensation Plan (1).*
   10.20      BCBSUW Voluntary Deferred Compensation Trust Agreement (1).*
   10.21      Executive Reimbursement Group Insurance Policy (1).*
   10.22      BCBSUW Salaried Employees Retirement Plan effective January 1, 1993 (5).*
   10.23      BCBSUW Supplemental Executive Retirement Plan (1).*
   10.24      1992 Stock Appreciation Rights Plan and Form of Grant of Stock Appreciation Rights (2). As
               amended February 15, 1995 (12).*
   10.25      Purchase and Sale Agreement of Midelfort Health Plan, Inc. between Registrant and Midelfort
               Clinic, Ltd. (4).

   NUMBER                                             DESCRIPTION                                           PAGE NO.
- ------------  -------------------------------------------------------------------------------------------  -----------
   10.26      Joint Venture Agreement between BCBSUW, Registrant, Midelfort Health Plan, Inc. and
               Midelfort Clinic, Ltd. (4).
   10.27      Service Agreement between BCBSUW and Registrant, effective January 1, 1996 (15).
   10.28      Service Agreement between BCBSUW and Registrant, effective January 1, 1995 (12).
   10.29      General Services Agreement between United Heartland and BCBSUW, effective January 1, 1991
               (11).
   10.30      Service Agreement between BCBSUW and Meridian Managed Care, Inc. (f/k/ a Take Control,
               Inc.), effective January 1, 1991 (11).
   10.31      Service Agreement between BCBSUW and Valley health Plan, Inc., effective January 1, 1993
               (11).
   10.32      Partnership Agreement between UWIC and AMSIC (5).
   10.33      Stock Purchase Agreement by and among the Registrant, Ralph P. Cavaiani, Dianne M. Kiehl,
               Adam Kiehl and The Milwaukee Foundation Corporation dated May 26, 1994 (11).
   10.34      Joint Acquisition Agreement by and between Compcare and St. Mary's Hospital of Milwaukee dated December 20, 1993 (7).
   10.35      Service Agreement between the Registrant and Community Health Systems, LLC dated November
               1, 1994 (9).
   10.36      Amended and Restated Joint Venture Agreement among BCBSUW, the Registrant, UHC, U-Care, HPI and HPW dated October 31, 1994 (9).
   10.37      Service Agreement between the Registrant and HPI dated November 1, 1994 (9).
   10.38      License Agreement between the Registrant and U-Care dated November 1, 1994 (9).
   10.39      Assumption Reinsurance Agreement between U-Care and HMOW (9).
   10.40      Registrant's and BCBSUW's 1996 Management Incentive Plan (15).*
   10.41      Registrant's and BCBSUW's 1995 Management Incentive Plan (12).*
   10.42      Registrant's and BCBSUW's 1996 Profit Sharing Plan (15).*
   10.43      Registrant's and BCBSUW's 1995 Profit Sharing Plan (12).*
   10.44      BCBSUW 1995-1997 Long Term Executive Incentive Plan (15).*
   10.45      BCBSUW 1994 Long Term Executive Incentive Plan (12).*
   10.46      Registrant's Equity Incentive Plan as amended by the 1996 amendments through August 15,
               1996.
   10.47      Registrant's and BCBSUW's Supplemental Benefit Restoration Plan as Amended and Restated
               Effective January 1, 1994 (7)*
   10.49      Employment Agreement between the Company and Samuel V. Miller dated October 30, 1995 (15)*.
               As superseded by the Employment Agreement dated             , 1996.
   10.50      1995 Director Stock Option Plan (14).*
   10.51      1996 Profit Sharing Plan between Registrant and Unity Health Plans Insurance Corporation
               (15).*
   10.52      Registrant's Voluntary Deferred Compensation Plan (15).

   NUMBER                                             DESCRIPTION                                           PAGE NO.
- ------------  -------------------------------------------------------------------------------------------  -----------
   10.53      Trust under Registrant's Voluntary Deferred Compensation Plan (15).
   10.54      Registrant's Deferred Compensation Plan for Directors (15).
   10.55      Escrow Agreement dated             , 1996 among Registrant, Wallace J. Hilliard and Bank
               One, Green Bay, N.A.
   11         Statement regarding computation of per share earnings. (See Note 1 of Notes to Consolidated
               Financial Statements) (15).
   13.        1995 Annual Report to Shareholders (15).
   21.        Subsidiaries of the Registrant (15).
   23.1       Consent of Godfrey & Kahn, S.C. (included in legal opinion filed as Exhibit 8.1)**
   23.2       Consent of Michael Best & Friedrich (included in legal opinion filed as Exhibit 5.1)**
   23.3       Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
   23.4       Consent of Ernst & Young LLP -- United Wisconsin Services, Inc.
   23.5       Consent of Ernst & Young LLP -- American Medical Security Group, Inc.
   24.1       Powers of Attorney (set forth on signature page).
   99.1       Form of Proxy for UWS Special Meeting.
   99.2       Form of Proxy for AMSG Special Meeting.
   99.4       Letter to Certificate Holders.**

- ------------------------
 (1) Incorporated by reference to exhibits filed with Registrant's Form S-1 Registration Statement declared effective on October 24, 1991 (Registration Number 33-42571).

 (2) Incorporated by reference to exhibits filed with Registrant's Form 8-K filed on December 12, 1991.

 (3) Incorporated by reference to exhibits filed with Registrant's Form 8-K filed on September 2, 1992.

 (4) Incorporated by reference to exhibits filed with Registrant's Form 8-K filed on March 27, 1992.

 (5) Incorporated by reference to exhibits filed with Registrant's Form S-1 Registration Statement declared effective on July 13, 1993 (Registration Number 33-59798).

 (6) Incorporated by reference to exhibits filed with Registrant's Form 10-Q for the period ended September 30, 1993.

 (7) Incorporated by reference to exhibits filed with Registrant's Form 10-K for the period ended December 31, 1993.

 (8) Incorporated by reference to exhibits filed with Registrant's Form 10-Q for the period ended March 31, 1994.

 (9) Incorporated by reference to exhibits filed with Registrant's Form 10-Q for the period ended September 30, 1994.

 (10) Incorporated by reference to exhibits filed with Registrant's Form S-8 Registration Statement filed with the Securities and Exchange Commission on December 30, 1994 (Registration Number 33-88110).

 (11) Incorporated by reference to exhibits filed with Registrant's Form S-1 Registration Statement declared effective on June 30, 1994 (Registration Number 33-76768).

 (12) Incorporated by reference to exhibits filed with the Registrant's Form 10-K for the year ended December 31, 1994.

 (13) Incorporated by reference to exhibits filed with the Registrant's Form 10-Q for the period ended March 31, 1995.

 (14) Incorporated by reference to exhibits filed with Registrant's Form 10-Q for the period ended June 30, 1995.

 (15) Incorporated by reference to exhibits filed with Registrant's Form 10-K for the year ended December 31, 1995.
- ------------------------
 *Management contract or compensatory plan.
**To be filed by amendment.

    (b) Financial Statement Schedules.

        None.

    (c) Reports, Opinions or Appraisals.

        All included in Appendix B to the Joint Proxy Statement/Prospectus.